SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.    )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

WellPoint, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 3, 2009

To Our Shareholders:

The Board of Directors joins us in extending to you a cordial invitation to attend the 2009 Annual Meeting of Shareholders of WellPoint, Inc. (the “Company”). The meeting will be held at the Hilton Hotel at 120 West Market Street, Indianapolis, Indiana, at 8:00 a.m., Eastern Daylight Time, on Wednesday, May 20, 2009.

In addition to voting on the matters described in this Proxy Statement, we will review the Company’s 2008 business results and discuss our plans for 2009 and beyond. There will be an opportunity to discuss matters of interest to you as a shareholder.

We are providing access to our proxy materials over the Internet. On or about April 3, 2009, we will mail a Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”) to certain shareholders of record and beneficial owners at the close of business on March 18, 2009, and on or about the same date we will mail our other shareholders a printed copy of this proxy statement and a proxy card. On the mailing date of the E-Proxy Notice, all shareholders and beneficial owners will have the ability to access all of the proxy materials on a website referred to in the E-Proxy Notice and this proxy statement.

We hope many of our shareholders will find it convenient to be present at the meeting, and we look forward to greeting those personally able to attend. If you are unable to attend, it is still important that your shares be represented and voted. Therefore, regardless of the number of shares you own, PLEASE VOTE THROUGH THE INTERNET, BY TELEPHONE OR BY MAIL. Any shareholder who attends the meeting may vote in person, even if he or she has voted through the Internet, by telephone or by mail.

If you plan to attend the Annual Meeting and are a registered shareholder, please bring the E-Proxy Notice, or if you received a printed copy of the proxy materials, the admission ticket portion of your proxy card, sent to you. If your shares are registered in the name of a bank or your broker, please obtain a legal proxy from your bank or broker and bring it with you to the Annual Meeting.

We hope that you will be able to attend the meeting, and we look forward to seeing you.

Sincerely,

LARRY C. GLASSCOCK
Chairman of the Board

ANGELA F. BRALY
President and Chief Executive Officer

WELLPOINT, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 20, 2009

WELLPOINT, INC.

120 Monument Circle

Indianapolis, Indiana 46204

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE	8:00 a.m., Eastern Daylight Time, on Wednesday, May 20, 2009

PLACE	Hilton Hotel

120 West Market Street

Indianapolis, Indiana 46204

ITEMS OF BUSINESS	(1)	To elect the five members of the Board of Directors identified in the proxy statement for three-year terms.

(2)	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2009.

(3)	To approve the proposed WellPoint Incentive Compensation Plan.

(4)	To approve the WellPoint Employee Stock Purchase Plan.

(5)	If presented at the meeting, to vote on a shareholder proposal concerning an advisory resolution on compensation of named executive officers.

(6)	To transact such other business as may properly come before the annual meeting and any adjournment or postponement.

RECORD DATE	You can vote if you are a shareholder of record on March 18, 2009.

ANNUAL REPORT	Our 2008 Summary Annual Report, which is not a part of the proxy solicitation material, and our 2008 Annual Report on Form 10-K, which is our Annual Report to Shareholders, are enclosed.

PROXY VOTING	It is important that your shares be represented and voted at the annual meeting. Whether or not you plan to attend the annual meeting, we urge you to vote your shares through the Internet or by telephone, as we describe in the accompanying materials and the Notice of Internet Availability of Proxy Materials. As an alterative, if you received a printed copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. You can revoke a proxy at any time prior to its exercise at the annual meeting by following the instructions in the accompanying Proxy Statement. Voting through the Internet, by telephone or by mail will not limit your right to vote in person or to attend the annual meeting.

By Order of the Board of Directors
John Cannon
Secretary

i

ii

iii

WELLPOINT, INC.

120 Monument Circle

Indianapolis, Indiana 46204

PROXY STATEMENT

Annual Meeting of Shareholders

May 20, 2009

Purpose

This proxy statement is being made available to shareholders on or about April 3, 2009 in connection with a solicitation by the Board of Directors of WellPoint, Inc. (“WellPoint,” the “Company,” “we,” “us” or “our”) of proxies to be voted at the annual meeting of shareholders and any adjournments or postponements, to be held at 8:00 a.m., Eastern Daylight Time, Wednesday, May 20, 2009, at the Hilton Hotel at 120 West Market Street, Indianapolis, Indiana, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Shareholders will be admitted to the annual meeting beginning at 7:00 a.m., Eastern Daylight Time.

Internet Availability of Proxy Materials

We are using the “e-proxy” rules adopted by the Securities and Exchange Commission (the “SEC”). Accordingly, we are making this proxy statement and related proxy materials available on the Internet in accordance with the SEC’s rules that allow companies to furnish proxy materials to shareholders through a “notice only” model using the Internet. The “Notice Only” model removes the requirement for public companies to automatically send shareholders a full, hard-copy set of proxy materials and allows them instead to deliver to their shareholders a Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”) and to provide online access to the documents.

If you received an E-Proxy Notice by mail, you will not receive a printed copy of our proxy materials, unless you specifically request one as set forth below. The E-Proxy Notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report as well as how to submit your proxy through the Internet. On or about April 3, 2009, we mailed the E-Proxy Notice to certain shareholders of record, and our other shareholders received a printed copy of our proxy materials.

This proxy statement, the form of proxy and voting instructions are being made available to shareholders on or about April 3, 2009, at www.envisionreports.com/wlp. If you received the E-Proxy Notice and would still like to receive a printed copy of the proxy materials, you may request a printed copy of this proxy statement and the form of proxy by any of the following methods: (a) telephone at 1-866-641-4276 in the US, Canada or Puerto Rico or at 781-575-2300 from outside the US, Canada or Puerto Rico; (b) Internet at www.envisionreports.com/wlp; or (c) e-mail at investorvote@computershare.com. Our Summary Annual Report to Shareholders, including financial statements, for the year ended December 31, 2008 is being made available at the same time and by the same methods. The Summary Annual Report is not to be considered as part of the proxy solicitation materials or as having been incorporated by reference.

Record Date, Quorum and Vote Required

Record Date—At the close of business on March 18, 2009, the record date for the annual meeting, there were 488,836,600 shares of our common stock outstanding and entitled to vote at the annual meeting.

Quorum—In order for business to be conducted at the annual meeting, a quorum must be present. A quorum will be present if 25% of the votes entitled to be cast on a matter are represented in person or by proxy.

Vote Required—You will have one vote for each share held. Proposal 1, election of directors, Proposal 2, the ratification of the appointment of our independent registered public accounting firm, and Proposal 5, the shareholder proposal, will each be approved if the votes cast for the proposal exceed the votes cast against the proposal. Proposal 3, the approval of the WellPoint Incentive Compensation Plan, and Proposal 4, the approval of the WellPoint Employee Stock Purchase Plan, will each require that the number of votes cast on such proposal represent more than 50% of the votes entitled to be cast, and a majority of the votes cast must vote in favor of such proposal, in accordance with the listing standards of the New York Stock Exchange (“NYSE”).

Shares of our common stock represented by properly executed proxies will be voted at the annual meeting in accordance with the choices indicated on the proxy. Abstentions on a specific proposal will be considered as present at the annual meeting and will be counted for purposes of determining whether a quorum is present. Abstentions will not be counted in the votes cast on Proposal 1, election of directors, Proposal 2, the ratification of the appointment of our independent registered public accounting firm, or Proposal 5, the shareholder proposal. Abstentions will be counted as votes cast regarding Proposal 3, the approval of the WellPoint Incentive Compensation Plan, and Proposal 4, the approval of the WellPoint Employee Stock Purchase Plan, and will have the same effect as a vote against these proposals.

If your shares of our common stock are held in street name, and you do not provide your broker with voting instructions regarding Proposal 1, election of directors, Proposal 2, the ratification of the appointment of our independent registered public accounting firm, and Proposal 5, the shareholder proposal, your broker will nevertheless have the discretion to vote your shares of common stock for or against the proposals. There are certain other matters, however, over which your broker does not have discretion to vote your common stock without your instructions, which are referred to as “broker non-votes.” Proposal 3, the approval of the WellPoint Incentive Compensation Plan, and Proposal 4, the approval of the WellPoint Employee Stock Purchase Plan, fall into this category. If you do not provide your broker with voting instructions on these proposals, your shares of common stock will not be voted on these proposals. Broker non-votes will not be considered as votes cast on these proposals but could affect the requirement that the number of votes cast on such proposals represent more than 50% of the votes entitled to be cast.

Shareholders

Shares of our common stock may be held directly in your own name or may be held through a stockbroker, bank or other nominee in street name. Summarized below are some distinctions between shares held of record and those owned beneficially:

Shareholder of Record—If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the shareholder of record with respect to those shares and we are providing proxy materials directly to you. As the shareholder of record, you have the right to vote in person at the annual meeting or to grant your voting proxy to the persons designated by us.

Beneficial Owner—If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in street name, and you have been provided proxy materials from your broker, bank or other nominee who is considered the shareholder of record with respect to the shares. As the beneficial owner, you have the right to direct the broker, bank or nominee on how to vote your shares and are also invited to attend the annual meeting. Your broker, bank or nominee is obligated to provide you with a voting instruction card for you to use. However, since you are not the shareholder of record, you may not vote these shares in person at the annual meeting unless you bring with you to the annual meeting a legal proxy, executed in your favor, from the shareholder of record.

Employee Shareholder—If you participate in the WellPoint 401(k) Retirement Savings Plan and you are invested in our common stock fund in your account, you may give voting instructions to the plan trustee as to the number of shares of common stock equivalent to the interest in our common stock fund credited to your account as of the most recent valuation date coincident with or preceding the record date. The trustee will vote your shares in accordance with your instructions received by May 18, 2009 at 12:00 p.m., Eastern Daylight Time. You may also revoke previously given voting instructions by May 18, 2009 at 12:00 p.m., Eastern Daylight Time, by filing with the trustee either written notice of revocation or a properly completed and signed proxy card bearing a later date. Your voting instructions will be kept confidential by the trustee. If you do not send instructions for a proposal, the trustee will vote the number of shares equal to the share equivalents credited to your account in the same proportion that it votes shares for which it did receive timely instructions.

Voting

Whether you hold shares as a shareholder of record or as a beneficial owner you may vote before the annual meeting by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. Most shareholders will have a choice of voting through the Internet or by telephone or, if you received a printed copy of the proxy materials, by completing a proxy card or voting instruction card and returning it in a postage-prepaid envelope. Please refer to the instructions below and in the E-Proxy Notice.

Through the Internet—You may vote through the Internet by going to www.envisionreports.com/wlp and following the instructions. You will need to have the E-Proxy Notice, or if you received a printed copy of the proxy materials, your proxy card or voting instruction card, available when voting through the Internet. If you want to vote through the Internet, you must do so before 11:59 p.m., Eastern Daylight Time, May 19, 2009. If you vote through the Internet, you do not need to return a proxy card.

By Telephone—You may vote by touchtone telephone by calling (800) 652-8683. You will need to have your E-Proxy Notice, or if you received a printed copy of the proxy materials, your proxy card or voting instruction card, available when voting by telephone. In order to obtain a proxy card, please follow the instructions on the E-Proxy Notice. If you want to vote by telephone, you must do so before 11:59 p.m., Eastern Daylight Time, May 19, 2009. If you vote by telephone, you do not need to return a proxy card.

By Mail—If you are a beneficial owner, you may vote by mail by signing and dating your proxy card or voting instruction card provided by your broker, bank or nominee and mailing it in a postage-prepaid envelope. If you are a shareholder of record and you received a printed copy of our proxy materials, you may vote by signing and dating your proxy card or voting instruction card and mailing it in a postage-prepaid envelope. If you are a shareholder of record and received the E-Proxy Notice, in order to obtain a proxy card, please follow the instructions on the E-Proxy Notice. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign and date your proxy card, but do not provide instructions, your shares will be voted FOR the election of each of our nominee directors, FOR the ratification of the appointment of the independent registered public accounting firm, FOR the approval of the WellPoint Incentive Compensation Plan, FOR the approval of the WellPoint Employee Stock Purchase Plan and AGAINST the shareholder proposal concerning an advisory resolution on compensation of named executive officers.

Changing Your Vote—You may revoke your proxy at any time prior to the annual meeting. If you provide more than one proxy, the proxy having the latest date will revoke any earlier proxy. If you attend the annual meeting you will be given the opportunity to revoke your proxy and vote in person.

Householding

Shareholders who share the same last name and address may receive only one copy of the E-Proxy Notice unless we receive contrary instructions from any shareholder at that address. This is referred to as “householding.” If you prefer to receive multiple copies of the E-Proxy Notice at the same address, additional copies will be provided to you promptly upon written or oral request, and if you are receiving multiple copies of the E-Proxy Notice, you may request that you receive only one copy. Please address requests for a copy of the E-Proxy Notice to our Secretary, WellPoint, Inc., 120 Monument Circle, Mail No. IN0102-B315, Indianapolis, Indiana 46204 or telephone (800) 985-0999. The Annual Report on Form 10-K is also available on our website under “Investor Info—Financial Information—SEC Filings” at www.wellpoint.com.

Additional Matters

Our Board of Directors (the “Board”) has not received notice of, and knows of, no matters other than those described in the attached Notice of Annual Meeting of Shareholders, which are to be brought before the annual meeting. If other matters properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy card to vote such proxy in accordance with their judgment on such matters.

Shareholder Proposals and Nominations for Next Year’s Annual Meeting

In order to be considered at the 2010 annual meeting of shareholders, shareholder proposals must comply with the advance notice and eligibility requirements contained in our by-laws.

Shareholder Proposal—Our by-laws provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must have the legal right and authority to make the proposal for consideration at the meeting and the shareholder must give timely written notice thereof to our Secretary with the information required by our by-laws. Such proposals also will need to comply with the SEC regulations regarding the inclusion of shareholder proposals in our sponsored proxy materials if the shareholder would like the proposal to be so included.

Nomination of Candidate for Election as Director—Our by-laws provide that a shareholder may nominate a person for election to our Board, provided the shareholder is entitled to vote for the election of directors at the meeting and has given timely written notice of the nomination to our Secretary along with the information required by our by-laws.

Timely Notice—In order to be timely, a shareholder’s notice must be delivered to our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. In the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder must be delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal. Pursuant to SEC regulations, the date by which shareholder proposals and nominations of candidates for election as directors must be received by us for inclusion in proxy materials relating to the 2010 annual meeting of shareholders is December 4, 2009.

Copy of By-Law Provisions—The specific requirements of these advance notice and eligibility provisions are set forth in Section 1.4 and Section 1.5 of our by-laws. You may contact our Secretary at WellPoint, Inc., 120 Monument Circle, Mail No. IN0102-B315, Indianapolis, Indiana 46204 for a copy of these relevant provisions of our by-laws.

Annual Meeting Admission

Either an admission ticket or proof of ownership of our common stock, as well as a form of personal identification, must be presented in order to be admitted to the annual meeting. If you are a shareholder of record and received an E-Proxy Notice, your E-Proxy Notice is your admission ticket. If you are a shareholder of record and received a printed copy of our proxy materials, you must bring the admission ticket portion of your proxy card to be admitted to the annual meeting. If you are a beneficial owner and your shares are held in the name of a broker, bank or other nominee, you must bring a brokerage statement or other proof of ownership with you to the annual meeting, or you may request an admission ticket in advance by mailing a request, along with proof of your ownership of our common stock, to WellPoint Shareholder Services, 120 Monument Circle, Mail No. IN0102-B323, Indianapolis, Indiana 46204.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the annual meeting.

Cost of Solicitation

We will bear the cost of the solicitation of proxies and have engaged D. F. King & Co., Inc. to assist in the solicitation of proxies. D. F. King & Co., Inc. will receive a fee of approximately $6,500 plus reasonable out-of-pocket expenses for this work. We also will reimburse banks, brokers or other custodians, nominees and fiduciaries for their expenses in forwarding the proxy materials to beneficial owners and seeking instruction with respect thereto. In addition, our directors, officers or other associates, without additional compensation, may solicit proxies from shareholders in person, or by telephone, facsimile transmission or other electronic means of communication.

GOVERNANCE OF THE COMPANY

We believe that the only results worth achieving are those achieved with integrity and a commitment to excellence. Accordingly, we have long recognized the importance of and have always placed a high priority upon having good corporate governance measures in place. We take great care to ensure that our measures align with the requirements of the Sarbanes-Oxley Act of 2002, the rules promulgated by the SEC and the listing standards of the NYSE.

We believe it is important to disclose to you a summary of our major corporate governance practices. Over the past several years, we have enhanced our corporate governance practices in a number of important ways, and we continually seek out best practices to promote a high level of performance from the Board and management.

Among the practices we adhere to are the following:

•	We have adopted Corporate Governance Guidelines;

•	We have adopted majority voting for the election of directors in non-contested elections;

•	A majority of our Board is comprised of independent directors;

•	Only independent directors serve on the Audit, Compensation and Governance Committees;

•	Non-employee directors have the opportunity to meet in executive session without management present at every Board meeting;

•

A Presiding Director presides at the executive sessions of independent directors, and performs various other duties; the Presiding Director position rotates annually among the Chairpersons of each of the Governance Committee, Audit Committee, Compensation Committee and Planning Committee; William J. Ryan is the current Presiding Director;

•	The lead partner of our independent registered public accounting firm is rotated at least every five years;

•	The Board, and each committee of the Board, has the authority to engage consultants and advisors at our expense;

•	The Board, each standing committee and each director annually conduct evaluations of their performance;

•

The Board encourages directors to participate in continuing education programs and reimburses directors for the expenses of such participation; all directors have attended at least eight hours of accredited educational programs within the past two years; and

•	The Board and our executive officers and associates are governed by our Standards of Ethical Business Conduct.

In addition, a current version of our Corporate Governance Guidelines, our Standards of Ethical Business Conduct, and the charter of each standing committee of the Board are available on our website at www.wellpoint.com under the Corporate Governance tab, and are available in print upon request to our Secretary at WellPoint, Inc., 120 Monument Circle, Mail No. IN0102-B315, Indianapolis, Indiana 46204.

We will continue to assess and refine our corporate governance practices and share them with you.

BOARD AND COMMITTEE MEMBERSHIP

As reflected in our Corporate Governance Guidelines, our business, property and affairs are managed under the direction of our Board. Members of our Board stay informed of our business through discussions with our CEO and other officers, by reviewing materials provided to them, by visiting our offices, by participating in meetings of the Board and its committees and through their own industry knowledge and inquiries.

As permitted by the rules of the NYSE, our Board has adopted categorical standards to assist it in making determinations of independence and whether or not a director has a material relationship with us. These categorical standards are set forth in Appendix I to this proxy statement and are available on our website at www.wellpoint.com under the Corporate Governance tab.

Our Board has determined that each of the following directors meets these standards, has no material relationship with us and is “independent” as defined by the NYSE listing standards and the SEC’s rules: Susan B. Bayh, Sheila P. Burke, William H.T. Bush, Julie A. Hill, Warren Y. Jobe, Victor S. Liss, William G. Mays, Ramiro G. Peru, Jane G. Pisano, Senator Donald W. Riegle, Jr., William J. Ryan, George A. Schaefer, Jr., Jackie M. Ward and John E. Zuccotti.

Meetings and Committees of the Board

During 2008, the Board held eleven meetings. The Board met in executive session without management at all but three of the meetings. Our Board committees also conduct executive sessions that are presided over by the Chairperson of the respective committee. Each director attended at least 75% of the total meetings of the Board and each committee on which he or she served.

There are five standing committees of the Board. From time to time, the Board, in its discretion, may form other committees. The following table provides membership information for each of the Board committees as of March 1, 2009.

Directors	Executive Committee		Audit Committee		Compensation Committee		Governance Committee		Planning Committee
Lenox D. Baker, Jr., M.D.									X
Susan B. Bayh							X
Angela F. Braly	X
Sheila P. Burke					X
William H.T. Bush	X						X		X	*
Larry C. Glasscock	X	*							X
Julie A. Hill							X		X
Warren Y. Jobe	X		X	*
Victor S. Liss			X
William G. Mays			X
Ramiro G. Peru			X
Jane G. Pisano					X				X
Donald W. Riegle, Jr.					X		X
William J. Ryan	X				X	*
George A. Schaefer, Jr.			X
Jackie M. Ward	X				X		X	*
John E. Zuccotti							X

*	Signifies Chairperson of the Committee

Set forth below are the primary responsibilities of each of the committees.

The Audit Committee

The Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) assists the Board in its oversight of our accounting, financial reporting and internal audit controls and procedures. In its oversight of our financial statements and the independent audit thereof, the Audit Committee is responsible for the selection, evaluation and, where deemed appropriate, replacement of the independent registered public accounting firm, and for the evaluation of the independence of the independent registered public accounting firm. The Audit Committee is also responsible for the oversight of our Compliance Program and Standards of Ethical Business Conduct. See “Audit Committee Matters—Audit Committee Report.”

A copy of the Audit Committee Charter is available on our website at www.wellpoint.com under the Corporate Governance tab. The Audit Committee met eleven times during 2008. The Audit Committee also met separately with each of management, the executive vice president of internal audit and the independent registered public accounting firm during 2008.

The current members of the Audit Committee are: Warren Y. Jobe (Chairperson), Victor S. Liss, William G. Mays, Ramiro G. Peru and George A. Schaefer, Jr. The Board has determined that each of the members of the Audit Committee is “independent” as defined by the rules of the SEC and the NYSE listing standards and that each of the members is an “audit committee financial expert” as defined by the SEC’s rules.

The Compensation Committee

The Compensation Committee assists the Board in discharging its responsibilities relating to compensation and benefits provided to our executive officers (which are to be determined by the Compensation Committee in its sole discretion) and other employees (except to the extent delegated by the Board to another committee of the Board). One of the duties and responsibilities of the Compensation Committee is to set the compensation level of our CEO and other executive officers based on an evaluation of the executive’s performance in light of our goals and objectives. The Compensation Committee may take into consideration when setting the compensation levels of the executive officers (other than the CEO) any recommendations of the CEO with respect to the other executive officers. In addition, the Compensation Committee has directly engaged Watson Wyatt Worldwide (“Watson Wyatt”), an outside compensation consultant, to assist in the evaluation of CEO and executive officer compensation, as authorized under its charter. The consultant reports directly to the Compensation Committee. The consultant regularly participates in Committee meetings and advises the Committee with respect to compensation trends and best practices, plan design and the reasonableness of individual compensation awards.

Watson Wyatt is permitted to provide non-executive compensation consulting services to our management, up to $100,000 annually, without pre-approval by the Chairman of the Compensation Committee. Once the $100,000 annual amount is reached, Watson Wyatt may not accept any further non-executive compensation consulting work from us until first contacting our Vice President of Total Rewards and our legal department, and receiving approval from the Chairman of the Compensation Committee. Watson Wyatt is to inform our Vice President of Total Rewards of all non-executive compensation consulting services requested by management and track such fees on a best efforts basis. Annually, the Compensation Committee will receive a report of the total fees we paid to Watson Wyatt for executive compensation consulting services and all other consulting services.

A copy of the Compensation Committee Charter is available on our website at www.wellpoint.com under the Corporate Governance tab. The Compensation Committee met ten times during 2008.

The current members of the Compensation Committee are: William J. Ryan (Chairperson), Sheila P. Burke, Jane G. Pisano, Senator Donald W. Riegle, Jr., and Jackie M. Ward. All members of the Compensation

Committee are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), “non-employee directors” within the meaning of Section 16b-3 of the Exchange Act and “independent” within the meaning of the NYSE listing standards.

Compensation Committee Interlocks and Insider Participation

None of the Compensation Committee members was involved in a relationship requiring disclosure as an interlocking director, or under Item 404 of Regulation S-K, or as our former officer or associate.

The Governance Committee

The Governance Committee assists the Board in discharging its responsibilities relating to Board composition, director compensation and corporate governance by identifying and recommending individuals for nomination as members of the Board, recommending to the Board the overall director compensation policy and developing and recommending to the Board a set of corporate governance guidelines. The Governance Committee has directly engaged Mercer Human Resource Consulting, Inc. (“Mercer”), an outside compensation consultant, to assist in the evaluation of director compensation, as authorized under its charter. Mercer reports directly to the Governance Committee. Mercer advised the Committee with respect to director compensation trends and best practices, plan design and the reasonableness of director compensation.

A copy of the Governance Committee Charter is available on our website at www.wellpoint.com under the Corporate Governance tab. The Governance Committee met six times during 2008.

The current members of the Governance Committee are: Jackie M. Ward (Chairperson), Susan B. Bayh, William H.T. Bush, Julie A. Hill, Senator Donald W. Riegle, Jr. and John E. Zuccotti. The Board has determined that each of the members of the Governance Committee is “independent” as defined by the NYSE listing standards.

Shareholder Nominees

The policy of the Governance Committee is to consider properly submitted shareholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “Director Qualifications.” Any shareholder nominations proposed for consideration by the Governance Committee must include the nominee’s name and qualifications for Board membership and must be addressed to our Secretary at WellPoint, Inc., 120 Monument Circle, Mail No. IN0102-B315, Indianapolis, Indiana 46204.

For a description of the requirements regarding shareholder nominations and other proposals at annual meetings, see “Shareholder Proposals and Nominations for Next Year’s Annual Meeting.”

Director Qualifications

The Governance Committee will look for candidates who possess qualifications that meet our strategic needs; possess high personal values, judgment and integrity; have an understanding of our business and the regulatory and policy environment in which we operate; and have diverse experiences in key business, financial and other challenges that face a publicly held health benefits company. In particular, the Governance Committee will look for candidates with special and diverse experience in areas such as management of public companies, entrepreneurial companies, and large companies, investment banking and banking industry experience, health care industry experience, public relations, retail/mass marketing experience, accounting and audit experience, clinical health experience and technology and e-commerce experience. The candidates should be committed to enhancing shareholder value, should have sufficient time to carry out their duties and should be able to provide insight and practical wisdom based on experience to represent the interests of all shareholders. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform all director duties responsibly. The foregoing qualifications will be applied by the Governance Committee to all candidates for nominees, including candidates submitted by shareholders.

Identifying and Evaluating Nominees for Directors

The Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Governance Committee assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Governance Committee considers, subject to the restrictions in our by-laws, whether the vacancy should be filled and if so, various potential candidates for director. Candidates may come to the attention of the Governance Committee through current Board members, management, professional search firms, shareholders or other persons. These candidates are evaluated at regular or special meetings of the Governance Committee, and may be considered at any point during the year. As described above, the Governance Committee considers properly submitted shareholder nominations for candidates for the Board. Following verification of the shareholder status of persons proposing candidates, recommendations are aggregated and considered by the Governance Committee at a regularly scheduled meeting, which is generally the first or second meeting prior to the issuance of the proxy statement for our annual meeting. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials are forwarded to the Governance Committee. The Governance Committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder.

The Planning Committee

The Planning Committee assists the Board in discharging its responsibilities related to various strategic issues, such as our long-term plans, mergers and acquisitions, emerging trends, corporate social responsibility and emerging technology.

A copy of the Planning Committee Charter is available on our website at www.wellpoint.com under the Corporate Governance tab. The Planning Committee met six times during 2008.

The current members of the Planning Committee are: William H.T. Bush (Chairperson), Lenox D. Baker, Jr., M.D., Larry C. Glasscock, Julie A. Hill and Jane G. Pisano.

The Executive Committee

Between meetings of the Board, the Executive Committee has and may exercise the powers and authority of the full Board. The Executive Committee assists the Board in discharging its responsibilities related to an emergency and long-term succession plan for our CEO and executive officers.

A copy of the Executive Committee Charter is available on our website at www.wellpoint.com under the Corporate Governance tab. The Executive Committee met five times during 2008.

The current members of the Executive Committee are: Larry C. Glasscock (Chairperson), Angela F. Braly, William H.T. Bush, Warren Y. Jobe, William J. Ryan and Jackie M. Ward.

Communications with the Board

Individuals may communicate with the Board by submitting an e-mail to our Board at boardofdirectors@wellpoint.com. Communications that are intended specifically for non-management directors or any individual director should be sent to the e-mail address above to the attention of the Presiding Director. Individuals may also communicate with the Board by submitting a letter to our Secretary at WellPoint, Inc., 120 Monument Circle, Mail No. IN0102-B315, Indianapolis, Indiana 46204.

In addition, individuals may communicate with the Chairperson of the principal committees by submitting an e-mail to:

Chairperson of the Audit Committee: auditchair@wellpoint.com

Chairperson of the Compensation Committee: compensationchair@wellpoint.com

Chairperson of the Governance Committee: governancechair@wellpoint.com

The process for collecting and organizing shareholder communications, as well as similar or related activities, has been approved by a majority of our independent directors. Communications are distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board has requested that certain items which are unrelated to the duties and responsibilities of the Board should be excluded, such as:

•	spam;

•	junk mail and mass mailings;

•	medical claims inquiries;

•	new product suggestions;

•	resumes and other forms of job inquiries;

•	surveys; and

•	business solicitations or advertisements.

In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any such unsuitable communication is made available to any non-management director upon request.

Board Attendance at Annual Meeting of Shareholders

Our policy is that Board members attend each annual meeting of shareholders. All members of the Board attended the 2008 annual meeting of shareholders.

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

Policy

The Board has adopted a written policy and procedures for review, approval and monitoring of transactions involving us and “related persons” (directors and executive officers or their immediate family members, or shareholders owning five percent or greater of our outstanding common stock). The policy covers any related person transaction that involves amounts exceeding $120,000 in any calendar year and in which a related person has a direct or indirect material interest.

Related person transactions must be approved or ratified by the Governance Committee of the Board. In considering the transaction, the Governance Committee will take into account, among other factors it deems appropriate, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The policy includes several categories of standing pre-approved transactions, including, but not limited to, transactions involving competitive bids, certain banking-related services and certain transactions involving amounts not in excess of the greater of $1 million or 2% of the other company’s total annual gross revenues. The Governance Committee will periodically review and assess the on-going transactions to ensure compliance with the Governance Committee’s guidelines and that the transactions remain appropriate.

Current Transactions

Dr. Lenox D. Baker, Jr., a member of our Board, is a cardiac and thoracic surgeon and is the President of Mid-Atlantic Cardiothoracic Surgeons, Ltd., which is a provider in our network. Dr. Baker is one of eight doctors associated with Mid-Atlantic Cardiothoracic Surgeons, Ltd. For the years ended December 31, 2007 and 2008, we made payments in the amount of approximately $1,176,300 and $954,600 respectively, to this practice for reimbursement of claims. The Governance Committee approved and continues to monitor this arrangement consistent with the above policy.

In the ordinary course of business, we may, from time to time, engage in transactions with other corporations or financial institutions whose officers or directors are also our directors. Transactions with such corporations and financial institutions are conducted on an arm’s length basis, and in 2008, such transactions did not impair the independence of our independent directors. In 2008, all of these transactions were deemed to be pre-approved by the Governance Committee consistent with the above policy.

STANDARDS OF ETHICAL BUSINESS CONDUCT

We have adopted Standards of Ethical Business Conduct (the “Code”) for our directors, management and other associates. The purpose of the Code is to focus on areas of ethical risk, provide guidance in recognizing and dealing with ethical issues, provide mechanisms to report unethical conduct and help foster a culture of honesty and integrity. The Code is posted on our website at www.wellpoint.com under the Corporate Governance tab, and is available in print upon request to our Secretary at WellPoint, Inc., 120 Monument Circle, Mail No. IN0102-B315, Indianapolis, Indiana 46204.

Everyone is expected to act in accordance with the requirements of the Code. Waivers of the Code for any director, our Chief Executive Officer, our Chief Financial Officer and our other executive officers may only be made by the Board or by a Board committee composed of independent directors. Any such waiver and any amendment to the Code will be posted on our website at www.wellpoint.com under the Corporate Governance tab and otherwise disclosed as required by law. During 2008, there were no waivers of the Code for any of our directors, our Chief Executive Officer, our Chief Financial Officer or any of our other executive officers.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

2008 Compensation to Non-Employee Directors(1)

Name	Fees Earned or Paid in Cash ($)(2)		Stock Awards ($)(3)	All Other Compensation ($)(4)		Total ($)
Lenox D. Baker, Jr., M.D.	$77,019		$249,981	$10,000		$337,000
Susan B. Bayh	$77,019		$249,981	—		$327,000
Sheila P. Burke	$76,519	(5)	$249,981	—		$326,500
William H.T. Bush	$101,269		$249,981	$10,000		$361,250
Larry C. Glasscock	$593,769		$249,981	$139,014	(9)	$982,764
Julie A. Hill	$79,019		$249,981	$10,000		$339,000
Warren Y. Jobe	$105,269		$249,981	$10,000		$365,250
Victor S. Liss	$85,019		$249,981	—		$335,000
William G. Mays	$85,019	(6)	$249,981	$10,000		$345,000
Ramiro G. Peru	$85,019		$249,981	$10,000		$345,000
Jane G. Pisano	$89,019		$249,981	$1,000		$340,000
Donald W. Riegle, Jr.	$89,019	(7)	$249,981	—		$339,000
William J. Ryan	$94,769		$249,981	—		$344,750
George A. Schaefer, Jr.	$85,019		$249,981	$10,000		$345,000
Jackie M. Ward	$105,769	(8)	$249,981	$10,000		$365,750
John E. Zuccotti	$76,019		$249,981	—		$326,000

(1)	Employee directors do not receive any compensation for their service as a director. Ms. Braly’s compensation for 2008 is shown in the Summary Compensation Table.

(2)

In addition to annual Board and committee chair retainer fees and meeting fees, includes $19.36 paid in cash to each non-employee director, which represents cash payments in lieu of issuing fractional shares in connection with the annual grant of shares of our common stock received on the date of our annual meeting of shareholders.

(3)

The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2008, in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“FAS 123R”) with respect to stock awards held by each non-employee director. During 2008, each non-employee director received 4,656 phantom shares of our common stock for the annual retainer grant of shares of our common stock on the date of our annual meeting of shareholders (May 21, 2008), receipt of which was deferred pursuant to the WellPoint Board of Directors’ Deferred Compensation Plan (the “Board Deferred Compensation Plan”). The phantom shares will be converted into common stock upon the lapse of the deferral period. See also “—Board Equity Compensation and Stock Ownership Guidelines.”

The grant date fair value for the 2008 stock awards is calculated by multiplying the closing price of our common stock on the NYSE on the date of grant by the number of shares in the stock award, and equals $249,981 for all of our non-employee directors. As of December 31, 2008, each non-employee director had the following aggregate number of deferred shares accumulated in their deferral accounts and stock options, respectively, for all years of service as a director: Lenox D. Baker, Jr., M.D.: 14,724 and 16,667; Susan B. Bayh: 14,724 and 0; Sheila P. Burke: 14,812 and 69,440; William H.T. Bush: 14,724 and 68,688; Larry C. Glasscock: 4,656 and 1,183,333; Julie A. Hill: 14,812 and 0; Warren Y. Jobe: 14,724 and 16,232; Victor S. Liss: 15,276 and 20,000; William G. Mays, 15,276 and 50,000; Ramiro G. Peru: 14,724 and 33,947; Jane G. Pisano: 14,724 and 24,216; Senator Donald W. Riegle, Jr.: 15,276 and 10,000; William J. Ryan: 14,724 and 20,000; George A. Schaefer, Jr.: 14,724 and 50,000; Jackie M. Ward: 15,276 and 40,000; and John E. Zuccotti: 12,748 and 2,695. The deferred shares for each director are included in the Security Ownership of Certain Beneficial Owners and Management table.

(4)	Includes the matching charitable contributions made by the WellPoint Foundation. See “—Matching Gift Program.”

(5)	All of Ms. Burke’s 2008 compensation was deferred by her pursuant to the Board Deferred Compensation Plan, other than the $19.36 paid in cash in lieu of a fractional share.

(6)	All of Mr. Mays’ 2008 compensation was deferred by him pursuant to the Board Deferred Compensation Plan, other than the $19.36 paid in cash in lieu of a fractional share.

(7)	Of this amount, $8,900 ($5,000 in retainer fees and $3,900 in Board and committee meeting fees) was deferred by Senator Riegle pursuant to the Board Deferred Compensation Plan.

(8)	All of Ms. Ward’s 2008 compensation was deferred by her pursuant to the Board Deferred Compensation Plan, other than the $19.36 paid in cash in lieu of a fractional share.

(9)

Includes a physical examination in the amount of $2,347 and an office support stipend in the amount of $126,667 paid to Mr. Glasscock under the terms of the Employment Agreement, dated December 28, 2005, between Mr. Glasscock and us. This office support stipend is payable to Mr. Glasscock through May 2009.

The compensation of our non-employee directors is paid in the form of an annual retainer, meeting and chair fees and stock-based awards. During 2008, with the exception of Mr. Glasscock, whose compensation is discussed below, each non-employee director received:

•	an annual cash retainer fee of $50,000, paid in advance in four equal quarterly installments;

•	an annual stock retainer fee of $250,000 as described under “—Board Equity Compensation and Stock Ownership Guidelines”;

•	an additional annual cash retainer of $15,000 for the chairperson of the Audit Committee, paid in advance;

•	an additional annual cash retainer of $10,000 for the chairperson of the other committees, paid in advance;

•	a meeting fee of $2,000 cash for attendance at each Board meeting held in person;

•	a meeting fee of $1,000 cash for participation in each Board meeting held telephonically unless otherwise specified;

•	a meeting fee of $2,000 cash for attendance at each Audit Committee meeting held in person;

•	a meeting fee of $1,000 cash for participation in each Audit Committee meeting held telephonically unless otherwise specified;

•	a meeting fee of $1,500 cash for attendance at each other committee meeting held in person;

•	a meeting fee of $750 cash for participation in each other committee meeting held telephonically unless otherwise specified; and

•	eligibility for an annual physical examination paid for by us.

In addition, all directors were reimbursed for expenses incurred in connection with attendance at and/or participation in any Board and committee meetings.

For his services as the non-executive Chairman of the Board, Mr. Glasscock receives the compensation paid to other non-employee directors as set forth above and is paid an additional retainer of (1) $500,000 for calendar year 2008, and (2)  $250,000 per year thereafter.

WellPoint Board of Directors’ Deferred Compensation Plan

Cash fees paid to directors may be deferred under the Board Deferred Compensation Plan, which provides a method of deferring payment until a date selected by the director. Cash fees deferred accrue interest at a declared interest rate, which is determined on January 1 of each year and is the average of the 10-year U.S. Treasury Note monthly average rates for the 12-month period ending on September 30 of the previous year, plus 150 basis points, but not to exceed 120% of the applicable federal long-term rate, with compounding. Fees paid to directors in our common stock may also be deferred under the Board Deferred Compensation Plan. Fees paid in stock and deferred under the Board Deferred Compensation Plan are distributed in stock.

Board Equity Compensation and Stock Ownership Guidelines

Each non-employee director receives, subject to the deferral described below, an annual grant, on the date of our annual meeting of shareholders, of the number of shares of our common stock equal to five times the annual Board cash retainer fee, based on the closing price of our common stock as reported on the NYSE on the date of grant. In 2008, each then non-employee director received 4,656 shares based on the market price of $53.69 per share pursuant to this grant. Each annual grant of common stock is deferred for a minimum of five years from the date of grant, in accordance with the terms of the Board Deferred Compensation Plan. The shares of common stock will not be distributed to the directors until the earlier of the expiration of such deferral period or the date on which a director ceases to be a member of the Board.

In addition, each director has an obligation to own five times the annual Board cash retainer fee in our common stock by the end of a five-year period commencing on the later of the date such director became a member of the Board or May 3, 2002. For 2008, the annual Board cash retainer fee was $50,000, so the obligation for each director was to own $250,000 in our common stock. Each director is in compliance with the stock ownership requirements.

Matching Gift Program

Directors are eligible to participate in the WellPoint Foundation matching gift program. Under this program, the foundation matches 100% of charitable donations to qualified entities up to a maximum of $10,000 per year for each director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of January 31, 2009, the number of shares of our common stock beneficially owned by:

•	each of our directors,

•	each of our CEO, CFO and the three other most highly compensated executive officers during 2008 (collectively, the “Named Executive Officers”),

•	all directors and executive officers as a group, and

•	each person known by us to own beneficially more than five percent of our common stock.

Except as otherwise indicated below, each individual directly owns such shares of common stock and has sole investment and sole voting power. The table includes shares that may be purchased pursuant to stock options that are exercisable within 60 days of January 31, 2009 (“currently exercisable options”) and shares of common stock underlying restricted stock units that will vest within 60 days of January 31, 2009 (“vested restricted stock units”).

Name	Position	Number of Shares Owned		Number of Shares Supplementally Owned(1)	Total Number of Shares Beneficially Owned	Percent of Class (if more than 1%)
Larry C. Glasscock	Chairman of the Board	1,392,678	(2)	21,547	1,414,225	*
Angela F. Braly	Director, President and Chief Executive Officer	662,584	(3)	42,975	705,559	*
Lenox D. Baker, Jr., M.D	Director	89,296	(4)	14,724	104,020	*
Susan B. Bayh	Director	0		14,724	14,724	*
Sheila P. Burke	Director	88,840	(5)	14,812	103,652	*
William H.T. Bush	Director	83,934	(6)	14,724	98,658	*
Julie A. Hill	Director	12,150		14,812	26,962	*
Warren Y. Jobe	Director	20,550	(7)	14,724	35,274	*
Victor S. Liss	Director	20,878	(8)	15,276	36,154	*
William G. Mays	Director	51,078	(9)	15,276	66,354	*
Ramiro G. Peru	Director	40,214	(10)	14,724	54,938	*
Jane G. Pisano	Director	32,180	(11)	14,724	46,904	*
Donald W. Riegle, Jr.	Director	10,878	(12)	15,276	26,154	*
William J. Ryan	Director	23,430	(13)	14,724	38,154	*
George A. Schaefer, Jr.	Director	51,430	(14)	14,724	66,154	*
Jackie M. Ward	Director	67,216	(15)	15,276	82,492	*
John E. Zuccotti	Director	7,866	(16)	12,748	20,614	*
Wayne S. DeVeydt	Executive Vice President and Chief Financial Officer	201,907	(17)	6,810	208,717	*
Dijuana K. Lewis	President and CEO, Comprehensive Health Solutions Business Unit and Executive Vice President	159,539	(18)	10,464	170,003	*
Ken R. Goulet	President and CEO, Commercial Business Unit and Executive Vice President	172,428	(19)	9,216	181,644	*
Bradley M. Fluegel	Executive Vice President and Chief Strategy and External Affairs Officer	40,513	(20)	3,334	43,847	*

Name	Position	Number of Shares Owned		Number of Shares Supplementally Owned(1)	Total Number of Shares Beneficially Owned	Percent of Class (if more than 1%)
Dodge & Cox 555 California Street 40th Floor San Francisco, CA 94104(21)		43,006,923		N/A	43,006,923	8.4%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202(22)		27,822,221		N/A	27,822,221	5.4%
All directors and executive officers as a group (29 persons)		4,210,898	(23)	357,383	4,568,281	*

*	Less than 1%

(1)

For Named Executive Officers, this number represents shares of restricted stock that had not yet vested as of January 31, 2009. The Named Executive Officers have voting but not investment power over the shares of restricted stock shown as supplementally owned by them. For directors and other executive officers, this number represents unvested restricted stock and/or stock compensation deferred by the individual pursuant to our deferred compensation plans. The directors and executive officers do not have voting or investment power over the shares of our common stock that have been deferred.

(2)	Includes currently exercisable options to purchase 1,183,333 shares of our common stock and 8,853 vested restricted stock units.

(3)	Includes currently exercisable options to purchase 592,182 shares of our common stock, 4,979 vested restricted stock units and 6,849 shares held in Ms. Braly’s 401(k) Plan account.

(4)	Includes currently exercisable options to purchase 16,667 shares of our common stock.

(5)	Includes currently exercisable options to purchase 69,440 shares of our common stock.

(6)	Includes currently exercisable options to purchase 68,688 shares of our common stock.

(7)	Includes currently exercisable options to purchase 16,232 shares of our common stock.

(8)	Includes currently exercisable options to purchase 20,000 shares of our common stock.

(9)	Includes currently exercisable options to purchase 50,000 shares of our common stock.

(10)	Includes currently exercisable options to purchase 33,947 shares of our common stock.

(11)	Includes currently exercisable options to purchase 24,216 shares of our common stock.

(12)	Includes currently exercisable options to purchase 10,000 shares of our common stock.

(13)	Includes currently exercisable options to purchase 20,000 shares of our common stock.

(14)	Includes currently exercisable options to purchase 50,000 shares of our common stock.

(15)	Includes currently exercisable options to purchase 40,000 shares of our common stock and 108 shares owned by Ms. Ward’s spouse.

(16)	Includes currently exercisable options to purchase 2,695 shares of our common stock.

(17)	Includes currently exercisable options to purchase 164,178 shares of our common stock and 2,080 vested restricted stock units.

(18)	Includes currently exercisable options to purchase 147,602 shares of our common stock and 1,549 vested restricted stock units.

(19)	Includes currently exercisable options to purchase 155,207 shares of our common stock, 1,457 vested restricted stock units and 15,855 shares held in Mr. Goulet’s 401(k) Plan account.

(20)	Includes currently exercisable options to purchase 36,080 shares of our common stock and 6,666 vested restricted stock units.

(21)

The amount shown and the following information was provided by Dodge & Cox pursuant to a Schedule 13G/A filed with the SEC on February 11, 2009, indicating beneficial ownership as of December 31, 2008.

Dodge & Cox is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and has indicated that it has sole dispositive power with respect to, and is deemed to be the beneficial owner of, our common stock as a result of acting as an investment adviser to various investment companies and/or employee benefit plans, pension funds, endowment funds or other institutional clients. Dodge & Cox has sole voting power with respect to 40,494,823 shares, shared voting power with respect to 106,400 shares and sole dispositive power with respect to 43,006,923 shares.

(22)

The amount shown and the following information was provided by T. Rowe Price Associates, Inc. pursuant to a Schedule 13G filed with the SEC on February 12, 2009, indicating beneficial ownership as of December 31, 2008. T. Rowe Price is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. T. Rowe Price has sole voting power with respect to 7,964,166 shares and sole dispositive power over 27,821,421 shares.

(23)	Includes currently exercisable options to purchase 3,557,574 shares of our common stock and 33,936 vested restricted stock units.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board currently consists of 17 directors divided into three classes, with two classes containing six directors each and one class containing five directors. The term of one class of directors expires each year. Generally, each director serves until the annual meeting of shareholders held in the year that is three years after such director’s election and until such director’s successor is elected and has qualified.

Five directors are to be elected at the annual meeting, each to hold office for a term to expire at the 2012 annual meeting of shareholders and until his or her successor is elected and qualified. It is the intention of the persons named in the accompanying form of proxy to vote such proxy for the election to the Board of Lenox D. Baker, Jr., M.D., Susan B. Bayh, Larry C. Glasscock, Julie A. Hill and Ramiro G. Peru. Each of the nominees for director is presently a director, has consented to being named as a nominee in this proxy statement and has indicated a willingness to serve if elected. However, if any such person is unable or unwilling to accept nomination or election, it is the intention of the persons named in the accompanying form of proxy to nominate such other person as director as they may in their discretion determine, in which event the shares will be voted for such other person. Each of the nominees for director was previously elected by our shareholders to serve on our Board.

Vote Required

Election of directors will be determined by the vote of a majority of the votes cast on such election, which means that the number of shares voted “for” a director nominee must exceed the number of shares voted “against” such nominee.

Recommendation

The Board of Directors recommends a vote FOR election as directors of Lenox D. Baker, Jr., M.D.,

Susan B. Bayh, Larry C. Glasscock, Julie A. Hill and Ramiro G. Peru.

Unless otherwise indicated below, the principal occupation of each director or nominee has been the same for the last five years. There is no family relationship between any of our directors or executive officers. The ages listed below for each director or nominee are as of April 1, 2009.

NOMINEES FOR DIRECTOR

Three-year term to expire at the Annual Meeting of Shareholders in 2012

Lenox D. Baker, Jr., M.D., age 67, has been a director of the Company since 2002 and a director of Anthem Insurance Companies, Inc. (“Anthem Insurance”) from 2002 to May 2003. Dr. Baker had served on the former Trigon Healthcare, Inc. board of directors from 1985 until its merger with us in July 2002. He is a cardiac and thoracic surgeon, and has been President of Mid-Atlantic Cardiothoracic Surgeons, Ltd. since 1979. Dr. Baker is a trustee of Johns Hopkins University and a member of the board of trustees of Johns Hopkins Medicine (which includes Johns Hopkins Hospital and Health System).

Susan B. Bayh, age 49, has been a director of the Company since 2001 and a director of Anthem Insurance from 1998 to May 2003. Ms. Bayh was a Distinguished Visiting Professor in the College of Business Administration at Butler University from 1994 until 2004. She was a member of the International Joint Commission between the United States and Canada from 1994 to 2001. Ms. Bayh is a director of Dendreon Corporation (biotechnology), Curis, Inc. (biomedical), Emmis Communications Corporation (media), and Dyax Corporation (biopharmaceutical company).

Larry C. Glasscock, age 60, has served as our non-executive Chairman of the Board since June 2007. Mr. Glasscock was our President and Chief Executive Officer from 2001 until June 2007 and was the President and Chief Executive Officer and a director of Anthem Insurance from 1999 until June 2007. He also held the office of Chairman of the Board from November 2005 to June 2007 when that office was changed to our non-executive Chairman role. Mr. Glasscock also served as our Chairman of the Board from May 2003 until the WellPoint Health Networks Inc. (“WHN”) merger in November 2004. Prior to joining Anthem Insurance, Mr. Glasscock served as Chief Operating Officer of CareFirst, Inc. (not-for-profit health benefits company) from January 1998 to April 1998. Mr. Glasscock was President and Chief Executive Officer of Group Hospitalization and Medical Services, Inc., which did business as Blue Cross Blue Shield of the National Capital Area, from 1993 to January 1998 and oversaw its affiliation with Blue Cross Blue Shield of Maryland. Prior to moving to the health insurance industry, he held various executive positions in the banking industry. Mr. Glasscock is a director of Zimmer Holdings, Inc. (orthopaedic industry) and Sprint Nextel Corporation (telecommunications).

Julie A. Hill, age 62, has been a director of the Company since November 2004. Ms. Hill served on the former WHN board of directors from March 1994 until WHN’s merger with us in November 2004. Ms. Hill has been an independent business consultant since December 2003. Since December 2002, she has been the owner of the Hill Company. From December 1998 to December 2002, Ms. Hill was the President and owner of Hiram-Hill Development Company (residential real estate development firm). Ms. Hill is also a director of Lend Lease, Ltd. (international retail and residential property group) and Lord Abbett Family of Mutual Funds (mutual funds). She serves on the Paul Merage School of Business Board, University of California at Irvine Foundation Board and the Orange County Community Foundation Board.

Ramiro G. Peru, age 53, has been a director of the Company since November 2004. Mr. Peru served on the former WHN board of directors from May 2003 until WHN’s merger with us in November 2004. During the second half of 2007, Mr. Peru was the Chief Financial Officer of Swift Corporation (transportation) and prior thereto was Executive Vice President and Chief Financial Officer of Phelps Dodge Corporation (mining and manufacturing) (“Phelps Dodge”). Mr. Peru joined Phelps Dodge in 1979 and held various finance and accounting positions with Phelps Dodge and its affiliates. Mr. Peru is also a director for UniSource Energy Corporation (an electric and gas holding company). Mr. Peru is currently a member of the National Board of Advisors for the Eller Graduate School of Management at the University of Arizona and a member of the board of directors of the University of Arizona Foundation.

DIRECTORS CONTINUING IN OFFICE

Term expiring at the Annual Meeting of Shareholders in 2010

Sheila P. Burke, age 58, has been a director of the Company since November 2004. Ms. Burke served on the former board of directors of WHN from April 1997 until WHN’s merger with us in November 2004. Ms. Burke is a faculty member at the John F. Kennedy School of Government at Harvard University. Ms. Burke is also an adjunct faculty member of Georgetown University Public Policy Institute. Ms. Burke was the Smithsonian Institution Deputy Secretary and Chief Operating Officer from 2004 to October 2007, and she joined the Smithsonian Institution in July 2000. Ms. Burke currently serves as a member of the board of the Kaiser Family Foundation and is a member of the Kaiser Commission on the Future of Medicaid and Uninsured. She also is a director of The Chubb Corporation (property and casualty insurance).

Victor S. Liss, age 72, has been a director of the Company since 2001 and a director of Anthem Insurance from 1997 to May 2003. He was President, Chief Executive Officer, and Vice Chairman of Trans-Lux Corporation (electronics) from 1992 until his retirement in 2002. Mr. Liss continues to serve as Vice Chairman of the board of directors of Trans-Lux Corporation, a non-executive position. Mr. Liss is also a director of BNC Financial Group, Inc., The Bank of Fairfield and Honey Hill Care Center (nursing care facility) and a trustee of Norwalk Hospital in Norwalk, Connecticut. He is a certified public accountant and a member of the American Institute of Certified Public Accountants and the Connecticut and New York state CPA societies.

Jane G. Pisano, Ph.D., age 64, has been a director of the Company since November 2004. Dr. Pisano served on the former WHN board of directors from June 2002 until WHN’s merger with us in November 2004. Since November 2001, Dr. Pisano has been President and Director of The Natural History Museum of Los Angeles County. From 1991 to 1998, she held various positions with the University of Southern California. She also serves as a trustee of the John Randolph Haynes and Dora Haynes Foundation.

George A. Schaefer, Jr., age 63, has been a director of the Company since 2001 and a director of Anthem Insurance from 1995 to May 2003. He served as Chairman of the Board and Chief Executive Officer of Fifth Third Bancorp from 1990 to April 2007 and as Chairman of the Board until June 2008. He is also a director of Ashland, Inc. (petroleum and chemical business). He serves as a trustee of the University of Cincinnati Foundation and a member of the Medical School Advisory Board at the University of Cincinnati.

Jackie M. Ward, age 70, has been a director of the Company since 2002 and a director of Anthem Insurance from 2002 to May 2003. Ms. Ward served on the former Trigon Healthcare, Inc. board of directors from 1993 until its merger with us in July 2002. She was a founder and served as President, Chief Executive Officer and Chairman of Computer Generation Incorporated (software developer) (“CGI”) from 1970 to 2000. From 2000 to 2006, Ms. Ward served as the outside managing director of Intec Telecom Systems PLC (telecom software), which purchased CGI. Ms. Ward is a director of Bank of America Corporation (banking), Flowers Foods, Inc. (manufacturing and distribution), Sanmina-SCI Corporation (electronics manufacturing services) and SYSCO Corporation (food distribution).

John E. Zuccotti, age 71, has been a director of the Company since December 2005. Mr. Zuccotti served on the former WellChoice, Inc. (“WellChoice”) board of directors from August 2002 until WellChoice’s acquisition by us in December 2005. Mr. Zuccotti also served as a director of Empire HealthChoice, Inc., an affiliate of WellChoice, from October 1999 until November 2002. Mr. Zuccotti has been Chairman of Brookfield Properties Corp., a real estate development company, since 1997. Since 1998, Mr. Zuccotti has also been of Counsel in the real estate department of Weil, Gotshal & Manges LLP. Mr. Zuccotti serves on the boards of several funds of the Dreyfus Investment Corporation. He also is a director of the Doris Duke Foundation and the New York Private Bank & Trust.

Term expiring at the Annual Meeting of Shareholders in 2011

Angela F. Braly, age 47, has been our President and Chief Executive Officer and a director since June 2007. Prior to that, Ms. Braly served as our Executive Vice President, General Counsel and Chief Public Affairs Officer since April 2005. Additionally, Ms. Braly served as President and CEO of Blue Cross Blue Shield of Missouri (our subsidiary) from August 2003 until April 2005. She joined RightCHOICE Managed Care, Inc. in January 1999, then the parent company of Blue Cross Blue Shield of Missouri, as General Counsel, also overseeing government relations. Prior to that Ms. Braly was a partner in the law firm of Lewis, Rice & Fingersh, L.C.

William H.T. Bush, age 70, has been a director of the Company since November 2004. Mr. Bush served on the former WHN board of directors from January 2002 until WHN’s merger with us in November 2004. Mr. Bush had been elected a director of WHN upon completion of its merger with RightCHOICE Managed Care, Inc., where Mr. Bush had served as a director from April 1994 to January 2002. He served on the Blue Cross Blue Shield of Missouri board of directors from 1989 to 1994. Mr. Bush is the Chairman of the Board of Bush-O’Donnell & Company, Inc. of St. Louis (an investment management and financial advisory firm), which he founded in 1986. Mr. Bush is a director of Maritz, Inc. (performance improvement, travel and management research) and the Lord Abbett Family of Mutual Funds (mutual funds). He is also a director of the St. Louis Community Foundation and the Regional Business Council.

Warren Y. Jobe, age 68, has been a director of the Company since November 2004. Mr. Jobe served on the former WHN board of directors from March 2001 until WHN’s merger with us in November 2004. Mr. Jobe was elected a director of WHN upon completion of its merger with Cerulean Companies, Inc. (“Cerulean”) in 2001. Mr. Jobe served as a director of Cerulean and Blue Cross and Blue Shield of Georgia, Inc. from April 1999 to March 2001. He is retired. Mr. Jobe was Senior Vice President of Southern Company responsible for Corporate Development from 1998 until 2001. Mr. Jobe is a director of UniSource Energy Corporation (an electric and gas utility holding company) and is trustee of RidgeWorth Funds (mutual funds). He also is a member of the board of trustees of Oglethorpe University and a trustee for the Tull Charitable Foundation. He is a certified public accountant and a member of the American Institute of Certified Public Accountants.

William G. Mays, age 63, has been a director of the Company since 2001 and a director of Anthem Insurance from 1993 to May 2003. He has been President and Chief Executive Officer of Mays Chemical Company, Inc. (chemical distribution) since 1980. Mr. Mays is a director of Vectren Corporation (gas and electric utility). He is also a director of United Way of Central Indiana, the Indiana University Foundation, the Indianapolis Chamber of Commerce, Central Indiana Corporate Partnership and the National Minority Supplier Development Council.

Senator Donald W. Riegle, Jr., age 71, has been a director of the Company since 2001 and a director of Anthem Insurance from 1999 to May 2003. In April 2001, he joined APCO Worldwide (communications consulting) as Chairman of APCO Government Affairs. From 1995 to 2001, he was Deputy Chairman of Shandwick International (global communications). He served in the U.S. Senate from 1976 through 1994 and in the U.S. House of Representatives from 1967 through 1975. Senator Riegle is a director of Stillwater Mining Company (mining company) and Rx Optical (eye care and visual products).

William J. Ryan, age 65, has been a director of the Company since 2001 and a director of Anthem Insurance from 2000 to May 2003. Mr. Ryan served as Chairman of the Board of the former Blue Cross Blue Shield of Maine until its acquisition by us in 2000. He has served as Chairman of the Board of TD Banknorth Inc. since 1990 and served as President of TD Banknorth Inc. from 1990 to March 2007. Mr. Ryan is a director of UnumProvident Corporation (life, long-term care and supplemental insurance company). He also serves as a trustee of Colby College and the Libra Foundation. Mr. Ryan is also on the board of advisors at the University of New England and is a member of the Federal Reserve Advisory Council.

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Appointment

The firm of Ernst & Young LLP served as our independent registered public accounting firm for the year ended December 31, 2008. The Audit Committee has selected Ernst & Young LLP to continue in that capacity for 2009 and is submitting this matter to shareholders for their ratification. In the event this proposal is not approved, a selection of another independent registered public accounting firm for us will be made by the Audit Committee. A representative of Ernst & Young LLP is expected to be present at the annual meeting, will be given an opportunity to make a statement if he or she desires and is expected to be available to respond to appropriate questions. Notwithstanding ratification by the shareholders, the Audit Committee reserves the right to replace our independent registered public accounting firm at any time.

Recommendation

The Board of Directors recommends a vote FOR

the ratification of the appointment of

Ernst & Young LLP.

AUDIT COMMITTEE MATTERS

Independent Registered Public Accounting Firm’s Fees

The following table presents fees for all professional services provided by Ernst & Young LLP for the audit of our consolidated financial statements for the years ended December 31, 2008 and 2007, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	Fiscal Year
Fee Category	2008	2007
Audit fees(1)	$9,140,269	$8,303,732
Audit-related fees(2)	$3,930,266	$5,167,342
Tax fees(3)	$442,890	$300,256
All other fees(4)	$16,000	$0

(1)

Audit fees consisted principally of audit work performed on our consolidated financial statements, the audit of the effectiveness of our internal control over financial reporting as of each respective year-end, review of quarterly financial statements, insurance statutory audits, review of registration statements and periodic reports filed with the SEC and other accounting and reporting consultation.

(2)

Audit-related fees consisted principally of employee benefit plan audits, reviews pursuant to Statement on Auditing Standards No. 70, “Service Organizations,” certain agreed upon procedures primarily over claim processing and other audit-related services.

(3)	Tax fees consisted principally of tax compliance, tax advice and tax planning.

(4)	All other fees represent subscription fees for accounting research tools.

The Audit Committee’s Consideration of Independence of Independent Registered Public Accounting Firm

The Audit Committee has reviewed the nature of non-audit services provided by Ernst & Young LLP and has concluded that these services are compatible with maintaining the firm’s ability to serve as our independent registered public accounting firm.

Audit Committee Pre-Approval Policy

The Audit Committee of the Board has adopted a policy concerning the pre-approval of audit and non-audit services. Pursuant to this policy, unless a type of service to be provided by the independent registered public accounting firm was approved in connection with the audit engagement letter, such service must be pre-approved by the Audit Committee. In addition, the Audit Committee has delegated its authority to pre-approve to the Chairperson of the Audit Committee for engagements of up to $500,000. The Chairperson reports any pre-approval decisions to the Audit Committee at the next regularly scheduled meeting of the Audit Committee. Procedures have been established which require that all requests for pre-approval be submitted to the Audit Committee or Chairperson by both the independent registered public accounting firm and the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or other designated executive.

All services performed by Ernst & Young LLP and identified under Audit-Related Fees, Tax Fees and All Other Fees were approved by the Audit Committee and/or pursuant to the Audit Committee pre-approval policy. The Audit Committee did not approve any services pursuant to the de minimis exception set forth in 17 CFR 210.2-01(c)(7)(i)(C) during 2008.

Audit Committee Report

The Audit Committee of the Board is composed of the five members set forth below. The Board has determined that each current member of the Audit Committee is an “independent director” and an “audit committee financial expert” as defined by the SEC’s rules. The Audit Committee operates under a written charter adopted by the Board which details the responsibilities of the Audit Committee.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management is responsible for the Company’s financial statements and reporting process, including the system of internal controls, and has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s annual consolidated financial statements and expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements with the Company’s management and the independent registered public accounting firm. This review included a discussion of the quality and acceptability of the Company’s financial reporting and controls, including the clarity of disclosures in the consolidated financial statements. The Audit Committee reviewed, and discussed with management and the independent registered public accounting firm, management’s report and the independent registered public accounting firm’s report and audit of the Company’s internal control over financial reporting.

The Audit Committee has discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence from the Company and its management.

The Audit Committee further discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets periodically with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended, and the Board approved, the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 as filed with the SEC.

Audit Committee

Warren Y. Jobe, Chairperson

Victor S. Liss

William G. Mays

Ramiro G. Peru

George A. Schaefer, Jr.

NON-INCORPORATION

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that may incorporate future filings (including this proxy statement, in whole or in part), the preceding Audit Committee Report and the Compensation Committee Report contained below in this proxy statement shall not be incorporated by reference in any such filings.

PROPOSAL NO. 3

APPROVAL OF THE WELLPOINT INCENTIVE COMPENSATION PLAN

On March 15, 2006, based on the recommendation of our Compensation Committee, our Board adopted, and on May 16, 2006, our shareholders approved, the WellPoint 2006 Incentive Compensation Plan (the “2006 Stock Plan”). On March 4, 2009, our Board approved an amendment and restatement of the 2006 Stock Plan (as amended and restated, the “Incentive Plan”), to increase the number of shares available for issuance by 33,000,000 shares, to rename the plan the “WellPoint Incentive Compensation Plan” and to extend the term of the plan such that no awards may be granted on or after May 20, 2019. The Board directed that the Incentive Plan be submitted to our shareholders at the annual meeting. Shareholder approval of the Incentive Plan will also constitute reapproval of the performance measures identified below under “Performance-Based Awards,” for purposes of the shareholder approval requirements of Section 162(m) of the Tax Code.

The principal features of the Incentive Plan are summarized in this proxy statement. Shareholders should read the Incentive Plan for a full statement of its legal terms and conditions. Appendix II to this proxy statement contains the full text of the Incentive Plan as proposed to be approved by the shareholders.

Purposes of the Incentive Plan

The Incentive Plan is intended to promote our long-term success and increase shareholder value by attracting, motivating and retaining our non-employee directors, our officers, employees and consultants and those of our subsidiaries and affiliates. To achieve this purpose, the Incentive Plan allows the flexibility to grant or award stock options, stock appreciation rights (“SARs”), restricted stock awards, restricted stock units, performance unit awards, performance share awards, cash-based awards and other stock-based awards to eligible persons.

Administration

The Compensation Committee will have discretionary authority to operate, manage and administer the Incentive Plan in accordance with its terms. The Compensation Committee will determine the non-employee directors, employees and consultants who will be granted awards under the Incentive Plan, the size and types of awards, the terms and conditions of awards and the form and content of the award agreements representing awards. The Compensation Committee will be authorized to establish, administer and waive terms, conditions and performance goals of outstanding awards and to accelerate the vesting or exercisability of awards, in each case, subject to limitations contained in the Incentive Plan. The Compensation Committee will interpret the Incentive Plan and award agreements and will have authority to correct any defects, supply any omissions and reconcile any inconsistencies in the Incentive Plan and/or any award agreements. The Compensation Committee’s decisions and actions concerning the Incentive Plan will be final and conclusive. Within the limitations of the Incentive Plan and applicable law, the Compensation Committee may delegate its responsibilities under the Incentive Plan to persons selected by it, and the Board of Directors will be permitted to exercise all of the Compensation Committee’s powers under the Incentive Plan.

The Compensation Committee is comprised of at least three members of the Board of Directors, each of whom is selected by the Board of Directors and will satisfy independence criteria established by the Board of Directors and additional regulatory requirements, including the listing standards of the NYSE. Currently, the members of the Compensation Committee are Mr. Ryan, Ms. Burke, Ms. Pisano, Senator Riegle and Ms. Ward, each of whom is our director, but not our employee.

Shares Subject to the Incentive Plan

The 2006 Stock Plan currently allows us to grant stock-based incentive awards to employees, non-employee directors and consultants covering a total of up to 20,000,000 shares of our common stock, plus 7,068,334 shares of our common stock that were available for issuance pursuant to the Anthem 2001 Stock Incentive Plan (the

“Prior Plan”), as previously approved by our shareholders (collectively, the “Share Reserve”), subject to adjustment for certain changes in our capital structure (described below under “Changes in Capital”). In addition, the Share Reserve will be increased by the number of shares allocable to outstanding stock options or other awards under the Prior Plan which expire, are forfeited or otherwise terminate unexercised after May 16, 2006. From and after May 16, 2006, no further grants or awards were made under the Prior Plan.

Share figures for all plans combined as of March 12, 2009 are detailed in footnotes 4 and 5 of the Securities Authorized for Issuance under Equity Compensation Plans table. As of March 12, 2009, there were 3,730,135 shares of our common stock remaining available for future grants under the 2006 Stock Plan. As of that date, there were 16,584,125 shares of our common stock subject to outstanding options at a weighted-average exercise price of $56.79 and 4,590,527 shares of restricted stock and restricted stock units that were issued and outstanding, but subject to forfeiture, under the 2006 Stock Plan. As amended and restated, the Incentive Plan would increase the number of shares available for issuance by 33,000,000 shares to 60,068,334 shares, subject to adjustment as set forth in the Incentive Plan.

The shares of common stock that may be issued under the Incentive Plan will be either authorized and unissued shares (which will not be subject to preemptive rights) or previously issued shares we or any of our subsidiaries acquire. The Incentive Plan provides that for purposes of determining the number of shares of common stock available for delivery under the Incentive Plan:

•

each share of common stock delivered pursuant to an option or a restricted stock award with a per share purchase price at least equal to 100% of the fair market value of a share of common stock on the grant date of such restricted stock award will reduce the Share Reserve by one share;

•

each share of common stock subject to the exercised portion of a SAR (whether the distribution upon exercise is made in cash, shares or a combination of cash and shares) will reduce the Share Reserve by one share, other than a SAR that, by its terms, from and after the grant date, is payable only in cash, in which case the Share Reserve will not be reduced; and

•

each share of common stock delivered pursuant to an award other than an option, a SAR or a restricted stock award with a per-share purchase price at least equal to 100% of the fair market value of a share of common stock on the grant date of such restricted stock award will reduce the Share Reserve by one and sixty-seven one hundredths (1.67) shares for awards granted on or after the date of shareholder approval of the Incentive Plan and by two shares for awards granted prior to the date of shareholder approval of the Incentive Plan.

Subject to the above and, in the case of incentive stock options, any limitations applicable thereto under the Tax Code, any shares that are subject to an option, SAR, or other award which for any reason expires or is terminated or canceled without having been fully exercised or satisfied, and any shares that are subject to any restricted stock award (including any shares subject to a participant’s restricted stock award that are repurchased by us at the participant’s cost), restricted stock unit award or other award granted under the Incentive Plan which are forfeited, will, to the extent of any such expiration, termination, cancellation or forfeiture, be available for delivery in connection with future awards under the Incentive Plan. Notwithstanding the preceding sentence, shares withheld or tendered to pay the exercise price or withholding taxes with respect to an outstanding award will not be made available for re-issuance under the Incentive Plan. The payment of cash dividends or dividend equivalents in cash in connection with awards shall not reduce the Share Reserve.

The total number of shares of common stock that may be delivered pursuant to incentive stock options granted under the Incentive Plan is equal to twenty-seven million (27,000,000) shares, as adjusted pursuant to the above.

Participation

The Compensation Committee may grant awards under the Incentive Plan to our employees and consultants and those of our eligible subsidiaries and affiliates as well as our non-employee directors. However, only our employees and those of our subsidiaries will be eligible to receive “incentive stock options” under the Incentive Plan.

As of March 12, 2009, there were approximately 43,000 employees and 16 non-employee directors who would be eligible to receive awards under the Incentive Plan. Historically, approximately 4,000 of the eligible employees have received equity awards. As of March 12, 2009, our executive officers held options to purchase 3,421,298 shares of our common stock at a weighted-average exercise price of $55.43 per share and 864,691 restricted stock units and restricted stock awards that have been granted under the 2006 Stock Plan. As of March 12, 2009, our non-employee directors held options to purchase 133,333 shares of our common stock at a weighted-average exercise price of $80.81 per share that have been granted under the 2006 Stock Plan. As of March 12, 2009, our employees as a group (not including our executive officers) held options to purchase 13,029,494 shares of our common stock at a weighted-average exercise price of $56.90 per share and 3,725,836 restricted stock units and restricted stock awards that have been granted under the 2006 Stock Plan.

Stock Options

A stock option is the right to purchase a specified number of shares of our common stock in the future at a specified exercise price and subject to the other terms and conditions specified in the option agreement and the Incentive Plan. Stock options granted under the Incentive Plan will be either “incentive stock options,” which may be eligible for special tax treatment under the Tax Code, or options other than incentive stock options (referred to as “nonqualified stock options”), as determined by the Compensation Committee and stated in the option agreement. The number of shares covered by each option will be determined by the Compensation Committee, but no participant may be granted in any two consecutive fiscal years options for more than 4,000,000 shares of our common stock. The exercise price of each option is set by the Compensation Committee but cannot be less than 100% of the fair market value of our common stock at the time of grant (or, in the case of an incentive stock option granted to our 10% or more shareholder, 110% of that fair market value). Options granted under the Incentive Plan in substitution or exchange for options or awards of another company involved in a corporate transaction with us or one of our subsidiaries will have an exercise price that is intended to preserve the economic value of the award that is replaced. The fair market value of our common stock is generally determined as the last sale price of our common stock on the NYSE on the option grant date. On March 2, 2009, the fair market value of a share of our common stock was $30.10. The exercise price of any stock options granted under the Incentive Plan may be paid in cash, shares of our common stock already owned by the option holder or any other method that may be approved by the Compensation Committee, such as a cashless broker-assisted exercise that complies with law.

Options will become exercisable and expire at the times and on the terms established by the Compensation Committee. An option cannot be exercised later than the tenth anniversary of the grant date; however, if the exercise of an option on its scheduled expiration date would violate law, the option may be extended until its exercise would not violate law. Options generally terminate when the holder’s employment or service with us and our affiliates terminates.

SARs

SARs may be granted under the Incentive Plan alone or together with specific stock options granted under the Incentive Plan. SARs are awards that, upon their exercise, give a participant the right to receive from us an amount equal to (1) the number of shares for which the SAR is exercised, multiplied by (2) the excess of the fair market value of a share of our common stock on the exercise date over the grant price of the SAR. The grant price of a SAR cannot be less than 100% of the fair market value of our common stock on the grant date of such SAR. A SAR may be settled in cash, shares or a combination of cash and shares, as determined by the Compensation Committee. SARs will become exercisable and expire at the times and on the terms established by the Compensation Committee, subject to the same maximum time limits as are applicable to options granted under the Incentive Plan. However, a SAR granted with an option will be exercisable and terminate when the related option is exercisable and terminates. Such an option will no longer be exercisable to the extent that the holder exercises the related SAR. Likewise, a SAR will not be exercisable to the extent that the related option is exercised. The number of shares covered by each SAR will be determined by the Compensation Committee, but no participant may be granted in any two consecutive fiscal years SARs covering more than 4,000,000 shares of our common stock.

Restricted Stock and Restricted Stock Units

Restricted stock awards are shares of our common stock that are awarded to a participant subject to the satisfaction of the terms and conditions established by the Compensation Committee. Until the applicable restrictions lapse, shares of restricted stock are subject to forfeiture and may not be sold, assigned, pledged or otherwise disposed of by the participant who holds those shares. Restricted stock units are denominated in units of shares of our common stock, except that no shares are actually issued to the participant on the grant date. When a restricted stock unit award vests, the participant is entitled to receive shares of our common stock, a cash payment based on the value of shares of our common stock or a combination of shares and cash. Vesting of restricted stock awards and restricted stock units may be based on continued employment or service and/or satisfaction of performance goals or other conditions established by the Compensation Committee. A recipient of restricted stock will have the rights of a shareholder during the restriction period, including the right to receive any dividends, which may be subject to the same restrictions as the restricted stock, unless the Compensation Committee provides otherwise in the grant agreement. A recipient of restricted stock units will have none of the rights of a shareholder unless and until shares are actually delivered to the participant. The number of shares of restricted stock and/or restricted stock units granted to a participant will be determined by the Compensation Committee, but no participant may be granted in any two consecutive fiscal years more than 2,000,000 shares subject to awards of restricted stock or restricted stock units. Upon termination of employment or a period of service, or failure to satisfy other vesting conditions, a participant’s unvested shares of restricted stock and unvested restricted stock units are forfeited unless the participant’s award agreement, or the Compensation Committee, provides otherwise.

Performance Units, Performance Shares and Cash-Based Awards

Performance units, performance shares and cash-based awards granted to a participant are amounts credited to a bookkeeping account established for the participant. A performance unit has an initial value that is established by the Compensation Committee at the time of its grant. A performance share has an initial value equal to the fair market value of a share of our common stock on the date of grant. Each cash-based award has a value that is established by the Compensation Committee at the time of its grant. The number of performance units, performance shares and cash-based awards granted to a participant will be determined by the Compensation Committee; however, no participant may be granted in any two consecutive fiscal years performance units or performance shares with respect to more than 2,000,000 shares or cash-based awards amounting to more than $15,000,000. Whether a performance unit, performance share or cash-based award actually will result in a payment to a participant will depend upon the extent to which performance goals or other conditions established by the Compensation Committee are satisfied. After a performance unit, performance share or cash-based award has vested, the participant will be entitled to receive a payout of cash, shares of our common stock or a combination thereof, as determined by the Compensation Committee. A participant’s award agreement describes the effect of a termination of employment on the participant’s performance units, performance shares or cash-based award.

Other Stock-Based Awards

The Compensation Committee may grant to participants other stock-based awards under the Incentive Plan, which are valued in whole or in part by reference to, or otherwise based on, shares of our common stock. The form of any other stock-based awards will be determined by the Compensation Committee, and may include a grant or sale of unrestricted shares of common stock. The number of shares of our common stock related to an other stock-based award will be determined by the Compensation Committee; however, no participant may be granted in any two consecutive fiscal years other stock-based awards with respect to more than 2,000,000 shares. Other stock-based awards may be paid in shares of our common stock or cash, according to the award agreement.

The terms and conditions, including vesting conditions, will be established by the Compensation Committee when the award is made. The Compensation Committee will determine the effect of a termination of employment or service on a participant’s other stock-based awards.

Dividend Equivalents

The Compensation Committee may provide for the payment of dividend equivalents with respect to shares of our common stock subject to an award, such as restricted stock units, that have not actually been issued under that award.

Receipt of Non-Employee Directors Fees in Awards

The Board of Directors may permit a non-employee director to elect to receive up to 100% of his or her retainer fees, meeting fees or other (e.g., committee) fees (excluding travel and other out-of-pocket expense reimbursements) in shares of our common stock or other awards under the Incentive Plan. The Board of Directors may elect to pay a director up to 100% of his or her retainer fees or other fees in shares of our common stock or other awards under the Incentive Plan. If the award is based on a percentage of retainer fees or other fees that the Board of Directors and/or the director has elected to be paid in awards under the Incentive Plan, the number of shares of our common stock subject to that award each quarter will be determined by multiplying the applicable percentage of retainer fees or other fees by the retainer fees or other fees and then dividing the product by the fair market value of our common stock on the first day of the quarter.

Performance-Based Awards

Restricted stock awards, restricted stock units, performance units, performance shares, cash-based awards and other stock-based awards subject to performance conditions may be structured to qualify as performance-based compensation that is exempt from the deduction limitations of Section 162(m) of the Tax Code, as described under “Certain Federal Income Tax Consequences” below. Awards intended to satisfy this exemption must be conditioned on the achievement of objectively determinable performance goals based on one or more of the performance measures listed below, determined in relation to us or our affiliates or any business unit of either or in comparison to a designated group of other companies or index:

•	Asset growth
•	Debt to equity ratio
•	Revenue growth
•	Operating income (with or without investment income or income taxes)
•	Margin
•	Earnings before interest, taxes, depreciation and/or amortization
•	Medical loss ratio
•	Quality of service metrics
•	Productivity
•	Improved health of members, including enrollment in disease management programs
•	Shareholder value added
•	Combined net worth
•	Earnings per share
•	Investment performance
•	Cash flow
•	Net income, before or after taxes
•	Return on total capital, equity, revenue or assets
•	Number of medical or specialty policyholders, members or insured
•	Customer service metrics
•	Administrative expense management
•	Economic profit
•	Stock price appreciation or total shareholder return
•	Medical and/or specialty market shares
•	Specialty earnings as a percent of total earnings
•	Consumer perceptions of us or our industry
•	Medical and/or specialty penetration rate or uninsured rate
•	Associate perceptions or turnover
•	Merger integration synergies

The Compensation Committee will determine whether the performance goals that have been chosen for a particular performance-based award have been met. The Compensation Committee may in its discretion adjust downwards but not upwards amounts payable or benefits granted, issued, retained or vested under a performance-based award described above. The Compensation Committee may not waive the achievement of performance goals applicable to these awards, except in the case of the participant’s death, disability or involuntary termination of employment without cause or a change in control of us. The Compensation Committee’s evaluation of the achievement of performance goals may include or exclude certain events that occur during a performance period including: (a) gains or losses on sales or dispositions, (b) asset write-downs, (c) litigation or claim judgments or settlements, (d) historic environmental obligations, (e) changes in tax law or rate, including the impact on deferred tax liabilities, (f) uninsured catastrophic property losses, (g) the cumulative effect of changes in accounting principles, (h) extraordinary items described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial performance appearing in our Annual Report on Form 10-K, (i) acquisitions occurring after the start of a performance period or unbudgeted costs incurred related to future acquisitions, (j) operations discontinued, divested or restructured during the performance period including severance costs, (k) gains or losses on refinancing or extinguishment of debt, and (l) foreign exchange gains and losses.

Transferability of Awards

Options, SARs, unvested restricted stock, and other awards under the Incentive Plan generally may not be sold or otherwise transferred except by will or the laws of descent and distribution. The Compensation Committee may permit awards other than incentive stock options and any related tandem SARs to be transferred for no consideration.

Change of Control

In the event of a change of control of us (as defined in the Incentive Plan), but subject to any contrary law or rule or provision of an award agreement that is in effect under the Incentive Plan prior to the change of control, the Compensation Committee may, in its discretion, provide that: (a) outstanding options, SARs and other stock-based awards will become exercisable as determined by the Compensation Committee; (b) restrictions applicable to outstanding restricted stock awards and other stock-based awards will lapse; (c) outstanding awards will become vested; (d) any outstanding awards otherwise payable on a deferred basis will be paid or distributed; (e) outstanding performance-based awards will be deemed to have been earned for any performance period prior to the effective date of the change of control; (f) there will be substituted for shares subject to options or awards outstanding under the Incentive Plan shares or other securities of the surviving or successor corporation, or another corporate party to the change of control transaction, with approximately the same value, or cash out outstanding options or awards based on the highest value of the consideration received for our common stock in that transaction, or the highest fair market value of our common stock during the 30 business days immediately prior to the closing or expiration date of the change of control transaction, reduced by the exercise price or grant price of the award, if applicable; and (g) any options or other awards cannot be exercised after or will be terminated after a change of control transaction. However, if the surviving or successor corporation to us, or any other corporate party to the change of control transaction, does not agree to assume, or substitute equivalent awards for, options or other awards outstanding under the Incentive Plan, or in the event of a liquidation of us, then, immediately prior to such change of control of us, but subject to any contrary law or rule or provision of an award agreement that is in effect under the Incentive Plan prior to the change of control: (1) all outstanding options, SARs and other stock-based awards will become fully exercisable; (2) all restrictions applicable to outstanding restricted stock awards and other stock-based awards will lapse; (3) all outstanding awards will become fully vested; (4) any outstanding awards otherwise payable on a deferred basis will be paid or distributed; and (5) all outstanding performance-based awards will be deemed to have been fully earned at the target level or any higher level of actual performance for the entire performance period prior to the effective date of the change of control, and any such awards denominated in shares will be paid out not later than five days prior to the change of control. None of the actions taken by the Compensation Committee in the event of a change of control may materially impair the previously accrued rights of a participant under an outstanding award without his or her consent, unless the award agreement provides otherwise. However, depending on the nature of the change of control transaction, payment of certain awards may be delayed to comply with Section 409A of the Tax Code.

Changes in Capital

In the event of any corporate event or transaction, such as a stock dividend, stock split, recapitalization, reorganization, merger or consolidation or spin-off, in order to prevent dilution or enlargement of participants’ rights under the Incentive Plan, the Compensation Committee will substitute or adjust the number, class and kind of securities that can be delivered under the Incentive Plan and outstanding awards, the Incentive Plan’s limits on the number of shares that can be subject to awards granted to a single participant during a single fiscal year, and the price, as applicable, of securities subject to awards outstanding under the Incentive Plan.

Amendment and Termination

The Board of Directors may amend, alter, suspend or terminate the Incentive Plan. However, the Board of Directors will be required to obtain approval of the shareholders, if such approval is required by any applicable law or rule, of any amendment of the Incentive Plan that would: (a) increase the maximum number of shares of our common stock that may be sold or awarded under the Incentive Plan, or that may be subject to awards granted to a single participant during a single fiscal year, except in the event of certain changes in our capital (as described above under “Changes in Capital”); (b) decrease the minimum option exercise price or SAR grant price required by the Incentive Plan, except in the event of certain changes in our capital (as described above under “Changes in Capital”); (c) change the class of persons eligible to receive awards under the Incentive Plan; (d) change the performance measures applicable to awards intended to qualify as performance-based compensation under Section 162(m) of the Tax Code; (e) extend the duration of the Incentive Plan or the exercise period of any options or SARs granted under the Incentive Plan; or (f) otherwise require shareholder approval to comply with applicable laws or rules.

The Compensation Committee may amend outstanding awards. However, no amendment or termination of the Incentive Plan or amendment of outstanding awards may materially impair the previously accrued rights of a participant under any outstanding award without his or her written consent, unless the Board of Directors or the Compensation Committee determines that the amendment is necessary or advisable to comply with laws, regulations, rules or accounting standards. Additionally, the provisions of the Incentive Plan described above under “Change of Control” may not be amended, terminated or modified on or after the date of a Change of Control to materially impair any participant’s outstanding award without that participant’s written consent. The Board of Directors or the Compensation Committee shall appropriately adjust awards under the Incentive Plan in recognition of unusual or nonrecurring events affecting us or our financial statements or changes in laws, regulations or accounting principles.

The Incentive Plan prohibits us from reducing the exercise price or grant price of an outstanding stock option or SAR or replacing an outstanding stock option or SAR that has an exercise price or grant price above the value of our common stock with a new option or SAR that has a lower exercise price or grant price, or with any other type of new award other than as described under “Changes in Capital” above, without first obtaining shareholder approval.

Non-United States Participants

The Compensation Committee may authorize appropriate procedures and subplans and grant awards or substitutes for awards to permit eligible individuals who are employed outside the United States to participate in the Incentive Plan or to otherwise conform to the laws or practices of non-U.S. jurisdictions.

Tax Withholding Obligations

The Incentive Plan authorizes us and our affiliates to withhold all applicable taxes from any award or payment under the Incentive Plan and to take other actions necessary or appropriate to satisfy those tax obligations.

Certain Federal Income Tax Consequences

The following is a brief summary of certain significant United States Federal income tax consequences, under the Tax Code, as in effect on the date of this summary, applicable to us and participants in connection with awards under the Incentive Plan. This summary assumes that all awards will be exempt from, or comply with, the rules under Section 409A of the Tax Code regarding nonqualified deferred compensation. If an award constitutes nonqualified deferred compensation and fails to comply with Section 409A of the Tax Code, the award will be subject to immediate taxation and tax penalties in the year the award vests. This summary is not intended to be exhaustive, and, among other things, does not describe state, local or non-United States tax consequences, or the effect of gift, estate or inheritance taxes. References to “we,” “us,” “our” and “the Company” in this summary of tax consequences mean WellPoint, Inc., or any subsidiary or affiliate of WellPoint, Inc. that employs or receives the services of a recipient of an award under the Incentive Plan, as the case may be.

The grant of options under the Incentive Plan will not result in taxable income to the recipient of the option or an income tax deduction for us. However, the transfer of our common stock to an option holder upon exercise of his or her option may or may not give rise to taxable income to the option holder and a tax deduction for us depending upon whether such option is a nonqualified stock option or an incentive stock option.

The exercise of a nonqualified stock option by an option holder generally results in immediate recognition of taxable ordinary income by the option holder and a corresponding tax deduction for us in the amount by which the fair market value of the shares of our common stock purchased, on the date of such exercise, exceeds the aggregate exercise price paid. Any appreciation or depreciation in the fair market value of those shares after the exercise date will generally result in a capital gain or loss to the holder at the time he or she disposes of those shares.

The exercise of an incentive stock option by the option holder is exempt from income tax, although not from the alternative minimum tax, and does not result in a tax deduction for us if the holder has been our employee at all times beginning with the option grant date and ending three months before the date the holder exercises the option (or twelve months in the case of termination of employment due to disability). If the option holder has not been so employed during that time, the holder will be taxed as described above for nonqualified stock options. If the option holder disposes of the shares purchased more than two years after the option was granted and more than one year after the option was exercised, then the option holder will recognize any gain or loss upon disposition of those shares as capital gain or loss. However, if the option holder disposes of the shares prior to satisfying these holding periods (known as a “disqualifying disposition”), the option holder will be obligated to report as taxable ordinary income for the year in which that disposition occurs the excess, with certain adjustments, of the fair market value of the shares disposed of, on the date the incentive stock option was exercised, over the exercise price paid for those shares. We would be entitled to a tax deduction equal to that amount of ordinary income reported by the option holder. Any additional gain realized by the option holder on the disqualifying disposition would be capital gain. If the total amount realized in a disqualifying disposition is less than the exercise price of the incentive stock option, the difference would be a capital loss for the holder.

The granting of SARs does not result in taxable income to the recipient of a SAR or a tax deduction for us. Upon exercise of a SAR, the amount of any cash the participant receives and the fair market value as of the exercise date of any of our common stock received are taxable to the participant as ordinary income and deductible by us.

A participant will not recognize any taxable income upon the award of shares of restricted stock which are not transferable or are subject to a substantial risk of forfeiture. Dividends paid with respect to restricted stock prior to the lapse of restrictions applicable to that stock will be taxable as compensation income to the participant. Generally, the participant will recognize taxable ordinary income at the first time those shares become transferable and are no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of those shares when the restrictions lapse. However, a participant may elect to recognize taxable ordinary income upon the award date of restricted stock based on the fair market value of the shares of our common stock subject to the award on the date of the award. If a participant makes that election, any dividends paid with respect to that restricted stock will not be treated as compensation income, but rather as dividend income, and the participant will not recognize additional taxable income when the restrictions applicable to his or her restricted stock award lapse. Assuming compliance with the applicable reporting requirements, we will be entitled to a tax deduction equal to the amount of ordinary income recognized by a participant in connection with his or her restricted stock award in our taxable year in which that participant recognizes that ordinary income.

The granting of restricted stock units does not result in taxable income to the recipient of a restricted stock unit or a tax deduction for us. The amount of cash paid or the then-current fair market value of our common stock received upon settlement of the restricted stock units is taxable to the recipient as ordinary income and deductible by us.

The granting of a performance unit, performance share, cash-based award, other stock-based award or dividend equivalent right generally should not result in the recognition of taxable income by the recipient or a tax deduction by us. The payment or settlement of a performance unit, performance share, cash-based award, other stock-based award or dividend equivalent right should generally result in immediate recognition of taxable ordinary income by the recipient equal to the amount of any cash paid or the then-current fair market value of the shares of our common stock received, and a corresponding tax deduction by us. If the shares covered by the award are not transferable and subject to a substantial risk of forfeiture, the tax consequences to the participant and us will be similar to the tax consequences of restricted stock awards, described above. If the award consists of unrestricted shares of our common stock, the recipient of those shares will immediately recognize as taxable ordinary income the fair market value of those shares on the date of the award, and we will be entitled to a corresponding tax deduction.

Under Section 162(m) of the Tax Code, we may be limited as to federal income tax deductions to the extent that total annual compensation in excess of $1 million is paid to our principal executive officer and each of our other three most highly compensated executive officers (other than our principal executive officer or our principal financial officer) who are employed by us on the last day of our taxable year. However, certain “performance-based compensation” the material terms of which are disclosed to and approved by our shareholders is not subject to this deduction limitation. The Incentive Plan has been structured with the intention that compensation resulting from stock options and SARs granted under the Incentive Plan will be qualified performance-based compensation and, assuming the Incentive Plan is approved by the shareholders, deductible without regard to the limitations otherwise imposed by Section 162(m) of the Tax Code. The Incentive Plan allows the Compensation Committee discretion to award restricted stock, performance shares, performance units, cash-based awards and other stock-based awards that are intended to be qualified performance-based compensation, as described under “Performance-Based Awards” above.

Under certain circumstances, accelerated vesting, exercise or payment of awards under the Incentive Plan in connection with a “change of control” of us might be deemed an “excess parachute payment” for purposes of the golden parachute payment provisions of Section 280G of the Tax Code. To the extent it is so considered, the participant holding the award would be subject to an excise tax equal to 20% of the amount of the excess parachute payment, and we would be denied a tax deduction for the excess parachute payment.

The Board of Directors recommends a vote FOR the proposal to approve the WellPoint Incentive Compensation Plan.

PROPOSAL NO. 4

APPROVAL OF THE WELLPOINT EMPLOYEE STOCK PURCHASE PLAN

Our employee stock purchase plan was originally effective as of July 30, 2001 and was amended and restated effective January 1, 2009, as set forth in full in Appendix III. The purpose of the employee stock purchase plan is to offer an inducement to eligible employees to remain with us by providing them with an opportunity to purchase shares of our stock at a discount under terms that can provide them favorable tax treatment.

Believing that employees benefit from an investment in our stock through the employee stock purchase plan, on December 3, 2008, the Board of Directors unanimously approved the amended and restated WellPoint Employee Stock Purchase Plan, f/k/a/ the Anthem Employee Stock Purchase Plan (as amended and restated, the “Stock Purchase Plan”), which increases the number of shares available for purchase from 6,000,000 shares to 14,000,000 shares, subject to adjustment. The Board directed that the Stock Purchase Plan be submitted to our shareholders at the annual meeting to approve the increase in additional shares available for purchase under the plan. Other than as set forth above, the material terms of the Stock Purchase Plan remain substantially the same as those contained in the plan as originally adopted.

Shares subject to the Stock Purchase Plan will be authorized but unissued shares. Shares required to satisfy the needs of the Stock Purchase Plan may be newly issued by us or acquired by purchase at our expense on the open market or in private transactions.

The Stock Purchase Plan will be administered by the Compensation Committee. The Compensation Committee is authorized to make determinations with respect to the administration and interpretation of the Stock Purchase Plan, and to make such rules as may be necessary to carry out its provisions. The Compensation Committee may designate other persons to administer the plan as necessary for the proper administration of the plan. The Compensation Committee has discretion to set the terms of each offering, which includes, but is not limited to, the purchase price, the length of the offering period and the grant date (subject to Treasury guidance under Section 423 of the Tax Code).

Eligibility to participate in the Stock Purchase Plan is limited to our employees and the employees of our current subsidiaries, but excludes any of our non-employee directors, any independent contractors who are not our employees and any of our employees who are citizens or residents of a foreign jurisdiction where the laws of such jurisdiction would prohibit a grant of an option under the Stock Purchase Plan or compliance with the laws of such jurisdiction would cause the Stock Purchase Plan to violate the requirements of Section 423 of the Tax Code.

Participation in the plan is voluntary, and an eligible employee may elect to participate as of the first day of an offering period by completing an enrollment form authorizing us to withhold certain amounts from the participant’s compensation and to apply those amounts to purchase shares of our common stock. Currently, the purchase price under the Stock Purchase Plan is equal to 85% of the fair market value of a share of our common stock on the last business day of the offering period, unless the Compensation Committee, in its sole discretion, increases the percentage. In addition, the Compensation Committee has the discretion to use a lookback purchase price, which allows the purchase price to be the lesser of 85% of the fair market value on the first business day or the last business day of the offering period, provided certain other requirements of Section 423 of the Tax Code are met. A participant may increase or decrease the amount to be deducted from his or her compensation by filing a new enrollment form or may cease his or her participation in the Stock Purchase Plan at any time. Any change or cessation in the payroll deduction will be effective as of the payroll period following the date of the participant’s election, or as soon as administratively practicable thereafter. A participant is limited to the purchase of 2,500 shares of our common stock if the Compensation Committee determines the grant date under Section 423 of the Tax Code is the first business day of an offering period consistent with Tax Code guidance. If a per participant share limit is applicable, the Compensation Committee has the discretion to change this limit as well. No participant may be granted options during any calendar year which permit his or her rights to purchase shares of our common stock with a fair market value as of the last business day of the applicable offering period of more than $25,000. This limit may be determined as of the first business day if required by Section 423 of the Tax Code.

A participant has the right at any time to obtain a certificate (if our common stock is certificated) for the shares (including fractional shares) of our common stock credited to his or her account. A participant also has the right at any time to direct that any shares of our common stock in his or her account be sold and that the proceeds, less expenses of sale, be remitted to him or her. When a participant ceases to be a participant, he or she may elect to have his or her shares sold and the proceeds, after selling expenses, remitted to him or her or the participant may elect to have a certificate (if our common stock is certificated) for the shares of our common stock credited to the participant’s account forwarded to him or her.

As a condition of participation in the Stock Purchase Plan, each participant agrees to notify us if he or she sells or otherwise disposes of any of his or her shares of our common stock within two years after the last business day of the offering period during which such shares were purchased or within one year after the transfer of such shares.

The principal features of the Stock Purchase Plan are summarized in this proxy statement. Shareholders should read the Stock Purchase Plan for a full statement of its legal terms and conditions. Appendix III to this proxy statement contains the full text of the Stock Purchase Plan as proposed to be approved by the shareholders.

Federal Income Tax Consequences.

The following is a brief summary of certain significant United States Federal income tax aspects of the shares purchased under the Stock Purchase Plan. This summary is not intended to be exhaustive and does not describe state, local or non-United States tax consequences.

The Stock Purchase Plan is intended to be eligible for the favorable tax treatment provided by Sections 421 and 423 of the Tax Code. There are no tax deductions available for amounts paid by participants to acquire shares under the plan. A participant will realize no income upon the purchase of common stock under the plan, and we will not be entitled to any deduction at the time of purchase of the shares. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the Stock Purchase Plan.

In the event that the shares are sold or otherwise disposed of more than two years after the beginning of the calendar year in which the shares were purchased and more than one year from the date of transfer of the shares to the participant, then the participant generally will recognize ordinary income measured as the lesser of (a) the actual gain or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the calendar year in which such shares were acquired. Any additional gain will be long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on the disposition will be long-term or short-term capital gain or loss, depending on the holding period. In the event any shares are held by a participant at the time of his or her death, he or she will recognize ordinary income for the taxable year ending with the date of the participant’s death as if he or she had sold the shares on the date of death, but the participant will be treated as having satisfied the holding period describe above.

We are not entitled to a deduction for amounts taxed to a participant, except to the extent a participant recognizes ordinary income by reason of a disposition of the shares prior to the expiration of the holding period described above. In all other cases no deduction is allowed.

The Board of Directors recommends a vote FOR the proposal to approve the WellPoint Employee Stock Purchase Plan.

PROPOSAL NO. 5

SHAREHOLDER PROPOSAL CONCERNING AN

ADVISORY RESOLUTION ON COMPENSATION OF

NAMED EXECUTIVE OFFICERS

We have been informed that The Connecticut Retirement Plans and Trust Funds (“CRPTF”), 55 Elm Street, Hartford, CT 06106-1773, a beneficial owner of 324,590 shares of our common stock, intends to introduce at the annual meeting the following resolution. The following shareholder proposal will be voted on at the annual meeting only if properly presented by or on behalf of CRPTF. In accordance with the SEC rules, the text of the proposed shareholder resolution and supporting statement is printed verbatim from its submission.

“RESOLVED, that shareholders of Wellpoint urge the board of directors to adopt a policy that Company shareholders be given the opportunity at each annual meeting of shareholders to vote on an advisory resolution, to be proposed by Wellpoint’s management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.”

The proponent has furnished the following statement:

“In our view, investors are increasingly concerned about mushrooming executive compensation which sometimes appears to be insufficiently aligned with the creation of shareholder value. According to a recent Watson Wyatt survey, 90% of institutional investors believe the US executive pay model has dramatically overpaid executives, and 87% of institutional investors believe pay is too heavily influenced by management (See Watson Wyatt, Balance under Pressure, (2006)). Additionally, executive compensation has been a highly visible aspect of the recent financial crisis and what to do about it.

We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide shareholders with enough mechanisms for providing input to boards on senior executive compensation. In contrast to U.S. practices, in the United Kingdom, public companies allow shareholders to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation.

Currently U.S. stock exchange listing standards require shareholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Shareholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages. (See Lucian Bebchuk & Jesse Fried, Pay Without Performance 49 (2004)).

Similarly, performance criteria submitted for shareholder approval to allow a company to deduct compensation in excess of $1 million are broad and do not constrain compensation committees in setting performance targets for particular senior executives. Withholding votes from compensation committee members who are standing for reelection is a blunt and insufficient instrument for registering dissatisfaction with the way in which the committee has administered compensation plans and policies in the previous year.

Accordingly, we urge Wellpoint’s board to allow shareholders to express their opinion about senior executive compensation at Wellpoint by establishing an annual referendum process. The results of such a vote would, we think, provide Wellpoint with useful information about whether shareholders view the company’s senior executive compensation, as reported each year, to be in shareholders’ best interests.

We urge shareholders to vote for this proposal.”

The Board recommends a vote AGAINST this proposal for the following reasons:

The Board has considered this proposal and believes that its adoption is both unnecessary and contrary to the best interests of the Company and its shareholders. Shareholders already have avenues for communication with the Board, the proposed advisory vote would not provide the Board with meaningful information and it may well impede the Company’s ability to attract, motivate and retain the most qualified executive talent.

The proposal argues that an advisory vote by shareholders on the Summary Compensation Table (“SCT”) and the “accompanying narrative disclosure of material factors” is necessary because executive compensation is “insufficiently aligned with the creation of shareholder value.” However, the Compensation Committee already has adopted a pay-for-performance approach to executive compensation that directly aligns executive compensation with shareholder interests. In this regard, a significant majority of the total direct compensation of the Company’s executive officers is performance-based. The Compensation Committee, which consists entirely of independent directors, takes seriously its responsibility for evaluating the performance of and setting compensation for the Company’s executive officers, and the Committee’s commitment to this responsibility is reflected in the description of the compensation-setting process included in the Compensation Disclosure & Analysis (“CD&A”) section of this proxy statement. Moreover, the Board believes that the Compensation Committee, rather than shareholders, is best equipped to consider the complex factors that affect compensation, such as the Company’s strategic goals, the market for executive talent and evolving governance trends.

The proposal indicates that shareholders need an opportunity to “express their opinion” on executive compensation, but the Board already has in place avenues that provide shareholders the ability to express their views on any issues of concern, including executive compensation. In this regard, the Board has established procedures for shareholders to communicate directly with the Chair of the Compensation Committee via email as described both in this proxy statement and in the Company’s Corporate Governance Guidelines (available on the Company’s website). Shareholders also may contact the whole Board or only the non-management directors via email or letter as described in these documents. In addition, a dedicated “Investor Contacts” page of the Company’s website provides contact information for both institutional and individual investors. Moreover, on occasion, our Presiding Director meets with Company shareholders to hear their views, including those concerning compensation issues. Accordingly, a shareholder advisory vote on executive compensation is unnecessary as shareholders already have meaningful avenues to communicate their views on this issue to the Board.

In addition, the Board does not believe that an advisory vote on the SCT would provide the Board or management with meaningful information. An up-or-down referendum would not identify any particular elements of compensation with which shareholders may be concerned. The proposal, if adopted, also could put the Company at a competitive disadvantage in attracting, motivating and retaining executive officers due to a perception that compensation at the Company may be restrictive or unresponsive to changes in the market for executive talent due to the advisory vote. In this regard, the companies with which the Company competes for executive talent are not subject to an advisory vote on compensation.

It also may be premature and unnecessary for our shareholders to consider an advisory vote on compensation as the U.S. Congress has such a requirement under consideration. In this regard, in the last Congress, a bill requiring an advisory vote on compensation by public companies passed the House of Representatives, was introduced in the Senate and endorsed by the Presidential candidates. Since such a bill would presumably impose a uniform requirement, we would not be placed at a competitive disadvantage in attracting, motivating and retaining executive talent if it were to be enacted.

For the reasons described above, the Board opposes the advisory vote requested in the proposal and recommends a vote AGAINST this proposal. Proxies will be voted AGAINST the proposal unless you specify otherwise.

EXECUTIVE OFFICERS OF THE COMPANY

Name	Age	Position
Angela F. Braly	47	President and Chief Executive Officer

Lori A. Beer	41	Executive Vice President and Chief Information Officer

Randal L. Brown	50	Executive Vice President and Chief Human Resources Officer

John Cannon	55	Executive Vice President, General Counsel and Secretary

Wayne S. DeVeydt	39	Executive Vice President and Chief Financial Officer

Bradley M. Fluegel	47	Executive Vice President and Chief Strategy and External Affairs Officer

Ken R. Goulet	49	President and CEO, Commercial Business Unit and Executive Vice President

Dijuana K. Lewis	50	President and CEO, Comprehensive Health Solutions Business Unit and Executive Vice President

Randall J. Lewis	46	Executive Vice President, Federal Government Services, Internal Audit and Chief Compliance Officer

Cynthia S. Miller	52	Executive Vice President, Chief Actuary and Integration Management Officer

Martin L. Miller	46	Senior Vice President, Chief Accounting Officer and Controller

Samuel R. Nussbaum, M.D	60	Executive Vice President, Clinical Health Policy and Chief Medical Officer

Brian A. Sassi	48	President and CEO, Consumer Business Unit and Executive Vice President

The ages and positions listed above for each executive officer are as of April 1, 2009.

The following is biographical information for our executive officers:

Angela F. Braly. See biographical information above under “Directors Continuing in Office—Term expiring at the Annual Meeting of Shareholders in 2011.”

Lori A. Beer has served as our Executive Vice President and Chief Information Officer since May 2008. Ms. Beer has held various executive positions since joining us in 1998, including Chief Technology Officer from 2006 until May 2008. From 1989 to 1998, she held various positions with Convergys Corporation (relationship management firm).

Randal L. Brown has served as Executive Vice President and Chief Human Resources Officer since November 2006. Previously, Mr. Brown served as our Senior Vice President of Human Resources since 2001. Prior to joining us, Mr. Brown served in a variety of human resource leadership roles for Thomson (video products and services), General Electric Corporation and RCA.

John Cannon has served as our Executive Vice President and General Counsel since December 2007 and he became our Secretary in February 2009. Before joining us, Mr. Cannon spent 19 years with CIGNA Corporation in a variety of increasingly responsible roles, including as senior vice president and deputy general counsel. Prior to that, Mr. Cannon was associated with the law firm of Rawle and Henderson.

Wayne S. DeVeydt has served as our Executive Vice President and Chief Financial Officer since June 2007. Previously, Mr. DeVeydt served as our Senior Vice President and Chief Accounting Officer since June 2005 and Chief of Staff from 2006 to 2007. Prior to joining us, Mr. DeVeydt served with PricewaterhouseCoopers LLP (public accounting firm) in many roles from 1996 to 2005, including as the lead engagement partner for a number of large, national managed care and insurance companies including WHN.

Bradley M. Fluegel has served as our Executive Vice President and Chief Strategy and External Affairs Officer since October 2007. Prior to joining us, Mr. Fluegel was vice president of national accounts for Aetna Inc. He also has held a variety of senior consulting and executive leadership roles within the managed care industry, including CEO of Reden and Anders, a subsidiary of UnitedHealth Group and a principal at Towers Perrin.

Ken R. Goulet has served as our President and CEO of the Commercial Business Unit and Executive Vice President since October 2007. The Commercial Business Unit includes local group customers, national accounts, UniCare, and specialty products. In his previous role, Mr. Goulet was president of our national accounts business. Mr. Goulet has more than 26 years of health insurance industry experience in management, sales, operations, strategy and plan execution.

Dijuana K. Lewis has served as our President and CEO of the Comprehensive Health Solutions Business Unit and Executive Vice President since October 2007. The Comprehensive Health Solutions Business Unit includes provider relations, care and disease management, and our pharmacy benefits management company. In her previous role, Ms. Lewis was president of local group business. Ms. Lewis has more than 20 years of wide-ranging health insurance industry experience, including 10 years leading cost of care and quality initiatives in multiple states.

Randall J. Lewis has served as our Executive Vice President, Federal Government Services, Internal Audit and Chief Compliance Officer since March 2007. Prior to that, Mr. Lewis served as our Senior Vice President, Internal Audit and Chief Compliance Officer. Before joining us in 2003, he served six years at Wells Fargo & Company (financial services holding company) as managing director of Corporate Development and as executive vice president and chief auditor.

Cynthia S. Miller has served as our Executive Vice President, Chief Actuary and Integration Management Officer since February 2008. Ms. Miller has more than 26 years of insurance industry experience, including 22 years with us. Ms. Miller has held a variety of leadership roles with the Company, including senior vice president of the actuarial, commercial and consumer business unit and chief actuary for Anthem prior to the merger with WHN.

Martin L. Miller has served as our Senior Vice President, Chief Accounting Officer and Controller since September 2008. Prior to joining us, Mr. Miller served as Vice President, Global Controller and Chief Accounting Officer at Molson Coors Brewing Company (global beer brewer) from 2005 until September 2008. Prior to that, Mr. Miller served 11 years with The Coca-Cola Company in a variety of increasingly responsible roles, including Regional and Divisional Chief Financial Officer. Mr. Miller spent approximately nine years in public accounting before that, including two years with the national office of the firm that is now PricewaterhouseCoopers LLP.

Samuel R. Nussbaum, M.D. has served as our Executive Vice President, Clinical Health Policy and Chief Medical Officer since 2001. From 1996 to 2000, Dr. Nussbaum served both as Executive Vice President for Medical Affairs and System Integration at BJC Health System of St. Louis (academic and community integrated health and hospital system) and as Chief Executive Officer of Health Partners of the Midwest (health plan). Prior to that, Dr. Nussbaum was President and Chief Executive Officer of Physician Partners of New England, Senior Vice President for Health Care Delivery at Blue Cross Blue Shield of Massachusetts and a professor at Harvard Medical School.

Brian A. Sassi has served as our President and CEO of the Consumer Business Unit and Executive Vice President since February 2008. The Consumer Business Unit includes senior, state sponsored and individual business. In his previous role, Mr. Sassi served as the president of Blue Cross of California. Since joining Blue Cross of California in 1989, Mr. Sassi held a number of other leadership roles, including vice president of operations and strategic initiatives, general manager of small group accounts, and general manager of large group accounts. Prior to joining Blue Cross of California, Mr. Sassi held a number of industry management positions.

The above information includes business experience during the past five years for each of our executive officers. Our executive officers serve at the discretion of the Board.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership with the SEC. Such persons also are required to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such forms received by us, or written representations from certain reporting persons, we believe that during 2008, our executive officers, directors, and greater than 10% shareholders complied with all applicable filing requirements relating to our common stock, except that Form 4s reporting the grant on September 2, 2008 of restricted share units to Lori A. Beer and John E. Gallina were filed one day late due to an administrative error.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Compensation Program Objectives

Our Total Rewards compensation program, as described below, is designed to:

•	Attract, engage, motivate and appropriately reward executives for their contributions to our business and our members.

•	Closely align executive interests and rewards with those of our shareholders and the expectations of our members and providers.

•	Drive the achievement of our mission and strategy.

•	Deliver compensation that is commensurate with company and individual performance within the context of the external market.

These objectives are extended beyond the executive ranks to include all associates and are intended to promote our culture and enhance teamwork and feelings of fairness.

In support of the objectives above, the Total Rewards program is designed to reward:

•	The achievement of our mission, that is, to improve the lives of the people we serve and the health of our communities.

•	Meeting or exceeding our annual financial and membership growth plans.

•	Shareholder return through increases in our stock price.

•	The achievement of our business objectives, which include:

(1)	Excel at day-to-day execution

(2)	Create the best health care value for our customers

(3)	Expand naturally from our strengths, and

(4)	Advocate responsible health care reform

•	Operating within our core values, which are:

(1)	Customer first

(2)	Integrity

(3)	Personal accountability for excellence

(4)	Leading through innovation

(5)	One company, one team

Performance Orientation

In line with our objective to pay for performance, a significant portion of a Named Executive Officer’s compensation is tied to individual and company performance.

In 2008, our executive compensation program had four separate levers to recognize and reward individual performance:

•	adjusting base salary to recognize both performance and changes in the scope of an executive’s responsibilities,

•	setting an executive’s annual incentive target as a percent of salary within a competitive target range,

•	adjusting the Annual Incentive Plan (the “AIP”) award based on individual achievements and contributions, and

•	adjusting the size of stock option and restricted stock grants within a competitive range.

Additionally, individual performance is rewarded by providing executives with career growth through challenging assignments and, as positions become available, promotional opportunities.

Most of the total compensation opportunity available to our Named Executive Officers and other senior executives is in the form of variable performance-based pay that is tied to our business results, including:

•	AIP awards, which are based on the extent to which we meet or exceed metrics in our annual operating plan.

•	Stock options, which are the largest single pay component in our executive compensation package and are only valuable when the price of our stock increases.

•	Performance-based restricted stock units that only vested if our 2008 Return on Equity (“ROE”) was greater than our 2007 ROE.

Impact of our 2008 Financial Performance on Executive Compensation

Our financial and stock price performance resulted in a substantial reduction to the compensation paid to our executives, including our Named Executive Officers. On March 11, 2008, we revised our earnings guidance. This guidance, and our resulting 2008 adjusted EPS of $5.48 (a 1% decline from 2007) and ROE of 13% had the following impacts:

•	Our AIP, 90% of which was based on achieving an EPS growth target, paid out at 5% of target for achievement of the Member Health Index goal.

•

The stock option grant on March 3, 2008 was based on the closing stock price of $70.80. On March 11, 2008, the closing price dropped to $47.26. Our 2008 closing stock price was $42.13 on December 31, 2008. The stock options, which expire on March 3, 2015, will have no value until our stock price increases by 68% based on the December 31, 2008 closing stock price.

•	All of the performance-based restricted stock units granted on March 3, 2008 were cancelled as the ROE performance measure was not met.

•

The stock options awarded by us to the Named Executive Officers between 2005 and 2007 have option prices ranging from $63.36 to $80.81 and will have no value until our stock price increases above these levels.

Setting Compensation Levels

In setting compensation, the Compensation Committee of our Board of Directors (the “Committee”) compares base salaries, annual incentive opportunities and long-term compensation for the Named Executive Officers to three distinct comparator groups. The Committee, with the assistance of its outside consultant, Watson Wyatt Worldwide (“Watson Wyatt”), determines which companies are in the comparator groups. Companies were selected on the basis of whether they compete with us in the executive labor and/or capital market and whether they have comparable revenue and/or market capitalization. For 2008, these groups were:

(1) The Fortune 11-60, as published in April 2007 (WellPoint was number 35 on the Fortune 500 list).

(2) Twenty-three major labor and capital market competitors in the health insurance market and other insurance companies, financial services companies, hospital systems and pharmaceutical companies with similar annual revenue and market capitalization (the “Healthcare / Financial Services Competitors”). We were the sixth largest company in this group based on revenue and the twelfth largest company in this group based on market capitalization. The group is comprised of the following companies: Abbott Laboratories, Aetna Inc., Aflac Incorporated, The Allstate Corporation, American International Group, Amerisource Bergen Corporation, Amgen Inc., Bristol-Myers Squibb Company, Cardinal Health, Inc., CVS Caremark, CIGNA Corporation, Eli Lilly and Company, The Hartford Financial Services Group, Inc., Humana Inc., Johnson & Johnson, McKesson Corporation, Medco Health Solution, Inc., Medtronic, Inc., Metlife, Inc., Pfizer, Inc., Prudential Financial, Inc., UnitedHealth Group Incorporated and Wyeth.

(3) Our six largest direct health insurance peers (Aetna Inc., CIGNA Corporation, Coventry Health Care, Inc., Health Net Inc., Humana Inc. and UnitedHealth Group Incorporated), five of which are significantly smaller than us.

The Committee reviewed the groupings and has revised the comparator groups for 2009 as follows:

(1) As a result of the financial crisis in the mortgage and financial services industries, we will exclude the results from Fannie Mae, Federal Home Loan Mortgage Corporation, Lehman Brothers, Merrill Lynch and Wachovia in the 2008 Fortune 11-60 comparator group. At the present time, we intend to use the entire group of companies in the Fortune 11-60 that is published in April 2009 for analyses after that date.

(2) We will add ExpressScripts into the Healthcare / Financial Services Competitors grouping subject to their participation in the independent compensation survey databases.

The intent of the executive compensation program is to target pay at the competitive median of comparable positions. Individuals new to the role may be paid below median. High performing individuals who demonstrate continuous superior performance may have target pay positioned near the 75th percentile of the competitive market.

As discussed further below, each Named Executive Officer’s individual pay is based on the Committee’s evaluation of the executive’s experience, level and scope of responsibility, and individual performance. Actual realized compensation may be more or less than the target opportunity resulting from company and individual performance under the AIP and our stock performance relative to the stock performance of companies in the three comparator groups.

The Committee reviewed the available competitive data from each of these three separate groups to provide comprehensive data about the competitive practices of companies in our size category, our capital and labor market competitors and our direct peers. The Committee relied more heavily on the data from the Fortune 11-60 and the 23 Healthcare / Financial Services Competitors, when available, because it is more complete than the peer data. The Committee uses data from the three comparator groups to set the size of the long-term equity grant guidelines based on studies prepared by Watson Wyatt. As previously reported, the total shares available for grant in 2007 were set to equal the average annual expense relative to our direct competitors, and between the median and 75th percentile market capitalization size (i.e., average shareholder fair value transfer) of long-term grants in the other comparator groups and, as a cost control mechanism, covered 88% of the shares allocated in 2006. For 2008, aggregate and individual grant sizes were based on the FAS 123R cost of the grants rather than a fixed number of shares. As a cost control mechanism, the Committee reduced the FAS 123R cost of the grant pool in 2008 to 90% of the cost of the approved grant pool for 2007. The award ranges allocated to the Named Executive Officers are set to be competitive with grants to the named executive officers in the comparator groups as reported in their latest annual proxy statements.

As described above, the intent of our executive Total Rewards program is to provide a total cash compensation opportunity that is generally at the median of the market, with variability up or down based on individual circumstances and performance history, a long-term equity grant that is based on the median allocation in the study described above, taking into consideration our cost control needs, and benefits and perquisites that are intended to be competitive with the median of the market.

Also, as described above, competitive market data is one of the several resources made available to the Committee to assist it in setting executive compensation levels. The Committee looks to set compensation in line with the parameters outlined herein, but does not use such parameters as a fixed target. Where possible, the data that was used to make compensation decisions in March 2008 was taken from surveys of 2007 compensation prepared by third-party survey companies. These surveys do not allow us to calculate the exact percentile rank of our compensation, but have the advantage of providing more timely and complete data than 2007 proxy statement filings which include details about 2006 compensation.

The Committee reviews actual base salaries, as well as target and actual prior year annual incentive awards to compare total target and actual cash compensation. The Committee also reviews actual FAS 123R costs of the long-term grants to compare long-term compensation.

Target total cash compensation, actual total cash compensation and long-term compensation of the Named Executive Officers for 2008 was below the median respective compensation amounts paid to executives holding equivalent positions in our comparator groups for Ms. Braly, Mr. DeVeydt, Mr. Goulet and Ms. Lewis. Compensation comparisons for Mr. Goulet and Ms. Lewis are based on the Fortune 11-60 and Healthcare / Financial Services Competitors, as direct competitor data was not available. For Mr. Fluegel, target total cash compensation, actual total cash compensation and long-term compensation was above the median and below the 75th percentile of adjusted pay for executives holding similar positions in our comparator groups.

Benefits and perquisites represent a small proportion of the Total Rewards program for our Named Executive Officers and were unchanged in 2008. The overall value of our broad-based employee benefits that are available to our Named Executive Officers are 5% under the median of the benefit packages offered by the companies in our Fortune 11-60 comparator group and 10% under the median of the benefit packages offered by the companies in our Healthcare / Financial Services Competitors comparator group.

Elements Of Total Rewards

Overview

Our Total Rewards program for senior executives, including the Named Executive Officers, includes the following financial elements: base salary, annual performance-based incentive awards under the AIP, equity awards in the form of stock option and performance-based restricted stock awards, broad-based employee benefits, executive benefits and perquisites.

During the last two quarters of each year, management sets the broad-based employee salary and benefits programs and budgets, and the Committee reviews and approves the merit salary increase budgets, broad-based AIP, equity awards plan, perquisites and stock ownership guidelines for the following year. These decisions are based on best practice information, competitive market data and operating budget constraints.

During the first quarter of each year, management (or the Committee with respect to all executive officers) reviews the business and individual performance of each associate, and makes decisions with respect to base salary adjustments, determining the AIP awards for the prior year pursuant to the formulas previously established, adjustments to target incentive award percentages of base salary and target incentive levels for the current year, and the size of the stock option and restricted stock awards.

The Committee approved adjustments to the base salaries and target incentive award percentages of base salary of the Named Executive Officers and also determined the equity awards to be granted to such individuals based in part on the Committee’s subjective evaluation of each executive’s performance, as well as our 2007 achievements listed herein, all of which reflect the Named Executive Officers’ individual performance. There is no formulaic or target based assessment for such adjustments, but rather such determinations are based on subjective assessments along with benchmarking information (as previously disclosed). The subjective assessments focused on how the Named Executive Officer’s performance contributed to our performance and achievements (as disclosed herein), as well as other leadership accomplishments. Each year, we ask all Board members to evaluate the CEO’s individual performance on the following factors: Leadership; Strategic Planning; Getting Results; External Relations; Internal Role Model; Building a Team; and Interaction with the Board of Directors.

With respect to the AIP awards, there is a formulaic assessment established in advance by the Committee. However, as discussed above, the AIP award determined under the established formula is subject to adjustment based on individual performance. Awards for 2008 were not adjusted for individual performance because the total size of the bonus pool was too small to afford meaningful differentiation. The measures and weightings for the 2008 AIP award are set forth below.

These decisions are made as part of a unified process so that all components of pay are reviewed in concert with each other, and as appropriate, decisions about one component can affect decisions regarding the other components of pay. This is intended to ensure that the Total Rewards package for the Named Executive Officers fits with our compensation objectives as described above.

The Committee does not have a specific policy for allocating the amount of compensation among the pay elements (base salary, annual incentive and equity grants), but seeks to target each Named Executive Officer’s total compensation opportunity to the level the Committee considers market competitive and reflective of individual performance.

The Committee exercises discretion in setting base salary, annual incentive targets and awards, equity awards and retention-based awards. When setting compensation for 2008, the Committee reviewed prior year compensation and compensation actions to compare year-over-year pay actions relative to year-over-year performance.

In February 2008, the Committee reviewed comprehensive tally sheets for each Named Executive Officer covering five years of Total Rewards data and realized equity, in addition to current levels of unrealized vested and unvested equity. Tally sheets are one of a number of information resources and tools made available to the Committee for its reference and use. Although tally sheets provide good background information for the Committee, they did not directly result in specific awards for 2008 nor modifications to the implementation of our compensation program. The Committee does not otherwise take into account realized or unrealized compensation in setting future compensation. The Committee does review unvested compensation in setting future compensation to determine its sufficiency in retaining our executives.

Process of Setting Executive Compensation

The Committee meets with the CEO at the beginning of the year to agree upon the CEO’s performance objectives (both individual and company objectives) for the year. The Board also reviews the CEO’s performance objectives for the year. The CEO provides to the Board her self-assessment, and the Board evaluates the CEO’s performance based on her self-assessment and performance updates. The Committee meets in executive session to review the performance of the CEO based on her achievement of the agreed-upon objectives, contribution to our performance and other leadership accomplishments. The results of the evaluation from the Board members, as described above, is included as an important metric in evaluating CEO performance. This evaluation is shared with the CEO and Watson Wyatt and is used by the Committee in setting the CEO’s compensation.

Our other Named Executive Officers do not set their own compensation nor are they present when the Committee sets their specific compensation. Our CEO collects specific performance feedback from the Board with respect to the performance of our other Named Executive Officers, provides her performance evaluations of the officers to the Committee, and makes recommendations with respect to base salary and target AIP adjustments, equity awards and any individual performance adjustments to annual AIP awards.

All Named Executive Officers participate in the annual and long-term business planning processes and in recommending to the Committee the AIP measures and targets that result from these processes. These measures and targets impact the compensation of all associates who participate in our AIP.

The Committee, as authorized under its charter, has directly engaged Watson Wyatt to assist in evaluating the CEO’s and executive officers’ compensation. The consultant reports directly to the Committee. The consultant reviews information provided to the Committee and develops its own recommendations with respect to CEO compensation decisions and provides advice to the Committee on the compensation decisions affecting the other Named Executive Officers and on the AIP measures and targets. The consultant regularly participates in Committee meetings and reports on compensation trends and best practices, plan design and the reasonableness of individual compensation awards. The Committee does not provide specific instructions to the consultant, but rather as noted above, the consultant attended Committee meetings and also had informal conversations with members of the Committee to determine compensation objectives. The Committee uses the consultant’s recommendations as one of several factors in reviewing and approving the AIP target measures each year and in determining the compensation decisions affecting the CEO and other Named Executive Officers.

In 2008, the Committee implemented a protocol to review all consulting expenses billed to us by all practices of Watson Wyatt, and to approve, in advance, any expenditures in excess of $100,000 per calendar year that were not executive compensation services provided to the Committee. The expenses in 2008 were under the $100,000 approval threshold.

The Watson Wyatt consultants to the Committee do not manage our account, do not provide any other services to us, do not share any information about the engagement with other consultants providing services to us, and are not compensated or rewarded in any way for other consulting services provided to us. Watson Wyatt’s internal organization structure and Code of Business Conduct and Ethics minimize the possibility of a conflict of interest that could potentially jeopardize their objectivity and ability of our consultants to deliver unbiased advice to the Committee.

In March 2008, the Committee approved increases to the base salaries of the Named Executive Officers, set target AIP award percentages and determined the equity awards to be granted to such Named Executive Officers based on, among other things, the following achievements for 2007:

•	We increased EPS by 15.4% to $5.56.

•	Our medical enrollment increased by 708,000 members, an increase of 2.1% from the prior year.

•

We improved productivity and reduced general and administrative costs by $178 million. As a percentage of operating revenue, the selling, general and administrative (SG&A) expense ratio declined by 120 basis points from 15.7% to 14.5%.

•	Our members health results improved in 17 of the 20 clinical focus areas.

•	We enrolled over 365,000 new members who were previously uninsured.

•	We improved our member service results as measured by the Blue Cross Blue Shield Association Member Touchpoint Measures.

Base Salary

Base salary provides competitive annual compensation that reflects the scope and nature of basic job responsibilities of our Named Executive Officers. The Committee grants merit-based salary increases and promotional salary increases to recognize increased job responsibilities, if appropriate, to Named Executive Officers based on an individual’s performance, an assessment of whether the current salary is competitive compared to the median of the market, relative to executives in comparable positions at comparator group companies, and our overall merit increase budget for the year.

We have an annual merit increase program for all associates including the Named Executive Officers to recognize and reward performance and to maintain competitive base salaries. The size of the base salary increases for the Named Executive Officers in March 2008 was consistent with our company-wide merit increase guidelines of 3.75%, with an average merit increase of 3.54% for the CEO and her executive leadership team. The merit increase awards, denominated as a percent of prior base salary for the NEOs, were as follows: Ms. Braly, 4.00%, Mr. DeVeydt, 6.00%, Mr. Fluegel, 2.00%, Mr. Goulet, 6.00%, and Ms. Lewis, 3.75%.

During August 2008, the Committee reviewed the competitiveness of the base salaries of the executive leadership team and implemented salary increases in September 2008 for Mr. DeVeydt, 10.1%, Mr. Goulet, 10.1%, and Ms. Lewis, 4.3%, to recognize increased responsibilities and to bring their salaries closer to the median of the market. Mr. Fluegel’s salary was increased by 7.8% to recognize increased responsibilities.

As part of the 2009 review, the Committee did not adjust the base salaries of the Named Executive Officers or of any members of the executive leadership team.

Annual Incentives

We sponsor an all-associate AIP with award opportunities earned by meeting or exceeding annual financial targets, membership growth targets and strategic and individual performance goals. This plan is designed to motivate and reward the successful completion of our annual performance goals and to promote our core values including one company, one team.

Each associate is eligible for a target award, denominated as a percentage of base salary. The maximum cash award payable under the AIP is 200% of the target award.

Awards are granted under shareholder approved plans and are intended to qualify as “performance-based compensation” to permit us to obtain full tax deductibility pursuant to Section 162(m) of the Tax Code.

Annual Incentive Opportunity

In setting the target award percentages for the Named Executive Officers, the Committee considers the competitive data in the comparator group studies, individual performance evaluations and internal equity (the awards of the executives relative to each other). For 2008, the Committee increased the target award percentages, denominated as a percentage of base salary, for Ms. Braly from 120% to 130%, for Mr. DeVeydt and Mr. Goulet from 75% to 85%, and for Ms. Lewis from 75% to 80%, to better align their target bonus opportunities with the competitive data. The Committee did not change the target award percentage of 75% for Mr. Fluegel.

As part of the 2009 review, in accordance with a review of the market data, the Committee adjusted the target bonus opportunities of the Named Executive Officers.

2008 AIP Awards

Each of the Named Executive Officers earned an AIP award for 2008 performance based on the formulas approved by the Committee. AIP award compensation follows our business strategy. Consequently, the measures and weightings below were selected by the Committee to reward the achievement of our key annual strategies to increase EPS by at least 15% to improve the health of our members and to recognize excellence in customer service.

The performance targets were based on goals set during our annual business planning process. The business plan is developed based on the business environment, which generally takes into consideration our performance relative to our direct peers, and the AIP targets are set to be congruent with business plan targets.

The following table shows the calculation of the 2008 AIP awards applicable to each of the Named Executive Officers.

Performance Measure	Target	Result	Award	Weight	Total
Adjusted EPS	$6.41	$5.48	0.0%	90%	0.0%
Service Excellence(1)	50th percentile	59th percentile	0.0%	5%	0.0%
Member Health Index	49.03	49.68	100.0%	5%	5.0%

Total Award as a % of Target				100%	5.0%

(1)	The target and result represent our consolidated ranking on the Blue Cross Blue Shield Member TouchPoint Measures during 2008.

The Committee retains the discretion to adjust these earned awards to reflect individual performance. There were no such adjustments made to the awards of the Named Executive Officers by the Committee for 2008.

The performance results did not meet the threshold of the performance payment schedule approved by the Committee in March 2008. Consequently, AIP awards to the Named Executive Officers for 2008 will not be considered performance-based compensation pursuant to Section 162(m) of the Tax Code.

Equity Awards

During 2008, we awarded stock options and performance-based restricted stock units to 32 executives including the Named Executive Officers, and stock options and future service time-based restricted stock units to over 4,000 associates to encourage retention, reward performance, promote a long-term business focus and align the interests of associates and shareholders. The performance-based restricted stock units generally have both performance and future service vesting requirements. The performance requirement for 2008 was to achieve an adjusted ROE of 13.8%. Our 2008 adjusted ROE was lower than the target of 13.8%. As a result, all of the performance-based restricted stock units granted in 2008 were cancelled.

The value of equity awards granted to each Named Executive Officer is based upon company and individual performance, the importance of retaining the services of the executives and the potential for their performance to help us attain our long-term goals. The Committee considers the impact of stock option expensing, as well as our dilution level, in order to strike a balance between promoting our cost competitiveness and maintaining employee incentives.

In 2008, the Committee granted equity awards on March 3rd to coincide with the Committee’s Total Rewards review of our Named Executive Officers’ compensation. The date of the Committee meeting is set in advance. It is our intent to continue to grant equity awards during the first week of March each year, based on the same schedule. In accordance with this policy, 2009 equity grants were awarded on March 2, 2009.

Additionally, we may grant equity awards to certain newly hired or promoted executives and to specific executives as necessary to encourage retention throughout the year. The grant date set for these equity awards is the first business day of the month following the hire, promotion or decision to provide a retention grant.

As previously reported, in 2008, the Committee determined the aggregate annual stock option and restricted stock award grant size pool for our participants based on (1) share dilution data in relation to our three comparator groups, such that the total grant size represented an average market capitalization adjusted expense and (2) the FAS 123R cost of such grants. These shares were apportioned to participants based on competitive market data as developed by Watson Wyatt.

Individual stock option and restricted stock awards are determined within guideline ranges based on position and job level, and amounts are set within the ranges based on individual performance and contribution. The awards granted on March 3, 2008 to the Named Executive Officers were all pursuant to and within the guidelines set forth above, and were planned to be a portion of total three-year FAS 123R costs that were lower than the total three-year FAS 123R costs of the 2007 grant. The stock options and the restricted stock awards granted to the Named Executive Officers for 2008 are detailed in the Grants of Plan Based Awards table.

From 2005 to 2008, the Committee set a policy of awarding to senior executives, including our Named Executive Officers, eight stock options with each share of restricted stock as part of the regular annual stock grant. In 2005 and 2006, the restricted shares were future service time-based. In 2007 and 2008, the restricted shares were performance based as well as future service time-based. This policy was based on the recommendations of the Committee’s outside consultant and is intended to provide an appropriate and competitive balance between stock options and full value restricted shares. Based on the FAS 123R fair value of the awards, approximately 67% of the cost of the grant was delivered in stock options that only benefit a participant when the stock price increases, and the remaining 33% was delivered in performance-based restricted stock units.

In 2008, the term of our stock options granted was seven years, with vesting in six equal semi-annual installments over the first three years. This vesting schedule has been in place since 2005. The purpose of providing vesting every six months rather than annually is to enhance retention. For example, with a March 1 grant, executives vest a portion of their stock options every March 1 and September 1, and vest in eligibility for their annual incentive payment on December 31st of each year. Additionally, performance-based restricted stock units vest in three annual installments, typically in March of each year.

During 2008, the Committee reviewed an updated study of long-term compensation vehicles. As a result of that study, on March 2, 2009, our senior executives, including our Named Executive Officers, were granted a mix of stock options, performance stock units based on achievement of financial performance goals and restricted stock units. As in the past, all long-term stock compensation grants have future service time-based vesting requirements.

Broad-Based Employee Benefits

Our Named Executive Officers generally participate in the broad-based employee benefits programs under the same terms and conditions as other associates. These benefit offerings include a medical plan with higher associate contributions for more highly paid associates such that Named Executive Officers pay 75% of the cost of the coverage. Other broad-based employee benefits include a dental plan, disability benefits, wellness benefits, life and accidental death and dismemberment insurance, business travel accident insurance, a 401(k) retirement savings plan, retiree healthcare benefits, a cash balance pension plan for associates who meet age and service criteria, an employee stock purchase plan and paid time off for holidays, vacations, illnesses, bereavement leave, jury duty and military service.

Executive Benefits

Executives, including the Named Executive Officers, participate in a deferred compensation program that is subject to Section 409A of the Tax Code. Under this program, described under “Compensation Plans—WellPoint, Inc. Comprehensive Non-Qualified Deferred Compensation Plan,” a participant may defer receipt of salary and annual incentive compensation and continue to receive pension and 401(k) credits for compensation above Tax Code earnings limits. We offer this plan to provide executives with the same company-paid retirement savings opportunities, denominated as a percent of salary, as the rest of the workforce is provided through the 401(k) retirement savings plan, and under the same terms and conditions as the underlying all-associate plans. Participants choose among a subset of the market-based investments provided to all associates in the 401(k) retirement savings plan, and their account balances increase or decrease in accordance with the performance of the selected investments.

Ms. Braly has an account balance and was a participant in the RightCHOICE Supplemental Executive Retirement Plan as described under “Compensation Plans—RightCHOICE Managed Care, Inc. Supplemental Executive Retirement Plan.” This plan has been frozen since 2001, and there are no future benefit contributions or accruals to the plan.

Perquisites

Executive perquisites are a small but important part of our competitive executive compensation package. We offer a limited set of perquisites to all Named Executive Officers. We do not provide personal use of private aircraft, memberships in country clubs or automobile benefits. The Committee reviews the perquisite program annually.

Additional Compensation Policies

Stock Ownership Guidelines

We have stock ownership guidelines for all executives, including the Named Executive Officers. The ownership guideline is a multiple of the executive’s base salary and the executive has five years to meet the guideline. The stock ownership guideline for Ms. Braly is five (5) times base salary. The stock ownership guideline for Mr. DeVeydt, Mr. Fluegel, Mr. Goulet and Ms. Lewis is three (3) times base salary. For the purposes of this program, all shares directly or supplementally owned, as detailed under “Security Ownership of Certain Beneficial Owners and Management,” with the exception of unexercised stock options are included in the calculation. The Committee reviews the extent to which our executives have complied with the guidelines. Our Named Executive Officers, with the exception of Mr. Fluegel who was hired on October 16, 2007, owned sufficient shares to meet their ownership guidelines on December 31, 2007. As a result of our recent stock price decline, the Committee has suspended a review of ownership guidelines until December 31, 2009 in order to provide our executives with the time to accumulate the shares needed at our lower stock price.

In addition, as part of the WellPoint, Inc. Statement of Company Policy Regarding Securities Transactions by Company Personnel, all associates, including the Named Executive Officers, are prohibited from participating in any hedging transactions whereby the individual continues to own our stock but without the full risks and rewards of ownership.

Severance and Change in Control Arrangements

Our Named Executive Officers are entitled to severance upon termination without cause by us pursuant to a program approved by the Committee in 2005. We believe that a severance program is needed to attract the executives that we need to achieve our business goals.

To be eligible for these benefits, executives generally agree to restrictive covenants, including non-compete, non-solicitation of associates or customers, non-disparagement and confidentiality covenants, which protect us from the competitive disadvantage that would result from losing executive talent to competitors. Additionally, in order to receive benefits, executives are generally required to release any prior claims against us.

Ms. Braly is eligible for these benefits pursuant to her employment agreement as described under “Compensation Plans—Employment Agreements—Angela F. Braly.” Mr. DeVeydt, Mr. Fluegel, Mr. Goulet and Ms. Lewis are eligible for severance benefits pursuant to the Executive Agreement Plan as described under “Compensation Plans—Other Executive Severance Arrangements—WellPoint, Inc. Executive Agreement Plan.”

Change in control severance benefits are paid pursuant to a double-trigger, which means that to receive such benefits employment must terminate both: (1) as a result of a qualifying termination of employment, and (2) after a change in control as detailed in the agreements described above and in “Compensation Plans—Employment Agreements” and “Compensation Plans—Other Executive Severance Arrangements.”

Pursuant to the program described above that was approved in 2005 and Ms. Braly’s contract replacing her participation in that program in 2007, the Named Executive Officers are eligible for reimbursement and full gross-up of any excise taxes imposed on them after a change in control pursuant to Section 4999 of the Tax Code.

Severance and change in control arrangements were not reviewed by the Committee during 2008. In March 2009, the Committee amended the Executive Agreement Plan to remove the tax gross-up feature for future newly hired or promoted executive vice presidents and senior vice presidents who are not currently eligible for this benefit.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on the review and discussions with management, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Compensation Committee

William J. Ryan, Chairperson

Sheila P. Burke

Jane G. Pisano

Senator Donald W. Riegle, Jr.

Jackie M. Ward

Summary Compensation Table

The following table sets forth the compensation paid or earned by each of our Named Executive Officers for the years ended December 31, 2008 and, where applicable, December 31, 2007.

Name & Principal Position	Year	Salary ($)		Stock Awards ($)(1)		Option Awards ($)(2)		Non-Equity Incentive Plan Compen- sation ($)(3)		Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)(4)		All Other Compen- sation ($)(5)		Total ($)
Angela F. Braly President and CEO	2008 2007	$ $	1,135,538 922,269	$ $	1,750,015 2,160,159	$ $	6,703,318 5,240,149	$ $	73,810 588,311	$ $	11,970 3,706	$ $	169,561 179,677	$ $	9,844,212 9,094,271
Wayne S. DeVeydt EVP and Chief Financial Officer	2008 2007	$ $	648,769 515,862	$ $	810,916 1,083,855	$ $	1,451,797 1,412,971	$ $	27,573 215,424	$ $	0 0	$ $	84,852 80,240	$ $	3,023,907 3,308,352
Dijuana K. Lewis President and CEO, Comprehensive Health Solutions Business Unit and EVP	2008		$626,635		$506,017		$1,318,242		$25,065		$8,919		$94,935		$2,579,813
Ken R. Goulet President and CEO, Commercial Business Unit and EVP	2008		$648,769		$437,530		$1,219,850		$27,573		$0		$94,639		$2,428,361
Bradley M. Fluegel EVP and Chief Strategy and External Affairs Officer	2008		$520,385		$478,965		$1,192,621		$19,514		$0		$53,096		$2,264,581

(1)

The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the respective year, in accordance with FAS 123R (except disregarding the estimated forfeitures related to service-based vesting conditions) of stock awards pursuant to our stock incentive plans and thus may include amounts from stock awards granted in and prior to the respective year. The performance-based restricted stock units awarded in 2008 were cancelled because our ROE target for 2008 was not met. As a result, the FAS 123R expense reflected in this column for 2008 includes only amounts from stock awards granted prior to 2008.

(2)

As described under “Compensation of Executive Officers—Compensation Discussion and Analysis—Impact of our 2008 Financial Performance on Executive Compensation,” due to the decline in the market price of our common stock, if the valuation for the options for which expense is shown in this column was based on the intrinsic value of the award (calculated as the difference between the value of the option based upon the closing price of our common stock on December 31, 2008 of $42.13 and the option exercise price) rather than the FAS 123R expense reflected in this table, all of the options would be “out of the money” and have no intrinsic value. Instead, the amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the respective year in accordance with FAS 123R (except disregarding the estimated forfeitures related to service-based vesting conditions) of stock option awards pursuant to our stock incentive plans and thus include amounts from stock option awards granted in and prior to the respective year. The assumptions used in the calculation of the grant date fair value of the options were as follows:

Awards Granted In	Dividend Yield	Volatility	Expected Life	Risk-Free Interest Rate
2008	0.00%	26.00%	4.0 years	3.36%
2007	0.00%	22.00%	4.4 years	4.56%
2006	0.00%	26.00%	5.0 years	4.59%
2005	0.00%	28.00%	3.8 years	4.09%

(3)	The amounts in this column represent cash AIP awards earned during the reported year which were paid in the following year. All 2008 awards were earned at 5% of target.

(4)

The amounts in this column reflect the increase in the actuarial present value of the Named Executive Officer’s benefits under all pension plans established by us from such pension plans’ applicable measurement date used for financial statement reporting purposes with respect to our audited financial statements. These amounts were determined using discount rate, lump sum interest rate, post-retirement mortality rates and payment distribution assumptions consistent with those used in our financial statements and include amounts which the Named Executive Officers may not currently be entitled to receive because such amounts are not vested. We do not provide any above market returns on deferred compensation so no deferred compensation earnings are included.

(5)

The amounts in this column for 2008 include cash and reimbursements as part of the WellPoint Directed Executive Compensation Plan (“DEC”), as described under “Compensation Plans—WellPoint Directed Executive Compensation Plan,” and the cost of an executive physical, as detailed in the following table:

Name	DEC Cash	DEC Reimbursements	Executive Physical
Angela F. Braly	$42,000	$13,520	$1,044
Wayne S. DeVeydt	$30,000	$3,000	$0
Dijuana K. Lewis.	$30,000	$13,520	$0
Ken R. Goulet	$30,000	$13,520	$0
Bradley M. Fluegel	$30,000	$14,350	$2,400

The amounts shown above as “DEC cash” are the amounts of cash actually paid to the Named Executive Officer as cash credits under the DEC in 2008. The DEC reimbursements and executive physical amounts are the actual amounts paid to each provider of the benefits or reimbursed to the Named Executive Officer in 2008.

The remaining perquisites and personal benefits received by the Named Executive Officers included in this column for 2008 consist of:

•	For Ms. Braly, $9,566 as reimbursement for legal services related to her employment agreement.

•	Ms. Braly had family members accompany her on business travel on the fractional share aircraft at no additional incremental cost to us.

The amounts in this column also include matching contributions made by us under the applicable 401(k) and deferred compensation plans in 2008. These amounts are detailed in the following table:

Name	401(k) Match	Deferred Comp Match
Angela F. Braly	$13,800	$89,631
Wayne S. DeVeydt	$13,800	$38,052
Dijuana K. Lewis.	$13,800	$37,615
Ken R. Goulet	$13,193	$37,926
Bradley M. Fluegel	$0	$6,346

Grants of Plan Based Awards

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (#)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/ Share)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Angela F. Braly	—		$73,810	$1,476,200	$2,952,400	0	0	35,039
	3/3/2008	(4)				0	33,855	33,855			$2,396,934
	3/3/2008	(5)							270,836	$70.80	$4,877,756
Wayne S. DeVeydt	—		$27,573	$551,454	$1,102,908	0	0	13,089
	3/3/2008	(4)				0	29,101	29,101			$2,060,351
	3/3/2008	(5)							72,805	$70.80	$1,311,218
Dijuana K. Lewis	—		$25,065	$501,308	$1,002,615	0	0	11,899
	3/3/2008	(4)				0	9,101	9,101			$644,351
	3/3/2008	(5)							72,805	$70.80	$1,311,218
Ken R. Goulet	—		$27,573	$551,454	$1,102,908	0	0	13,089
	3/3/2008	(4)				0	9,101	9,101			$644,351
	3/3/2008	(5)							72,805	$70.80	$1,311,218
Bradley M. Fluegel	—		$19,514	$390,288	$780,577	0	0	9,264
	3/3/2008	(4)				0	7,281	7,281			$515,495
	3/3/2008	(5)							58,244	$70.80	$1,048,974

(1)

These columns show the range of payouts targeted for 2008 performance under the AIP. The cash payouts for 2008 performance were made in March 2009 and are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.” The plan includes various measures of our performance, which each have a different weight and an independent threshold performance level. For one measure, which is weighted 90%, there is payout from 0% to 100% for performance between the threshold and target level for such measure. For two measures, each weighted 5%, there is no payment for performance below the target. If there is no payment on one or more measures, a payment can still be earned based on performance against the other measures. The maximum cash payment is 200% of target; the maximum total payment under the plan is 300% of target, with any payment above 200% of target made in restricted stock under the 2006 Stock Plan. The maximum equity award was estimated based on the closing price on December 31, 2008 of $42.13. Because none of the Named Executive Officers achieved more than 200% of target under the plan in 2008, no restricted stock was granted for 2008 performance under the AIP.

(2)	All options were granted at an exercise price equal to the fair market value based on the closing market value of our common stock on the NYSE on the date of grant.

(3)

The grant date fair value of these awards was calculated in accordance with FAS 123R. There is no assurance that the value realized by an executive, if any, will be at or near the amounts shown in this column. These amounts do not reflect the cancellation of restricted stock units awarded in 2008, as explained in footnote 4.

(4)

Represents the target number of restricted stock units granted to each Named Executive Officer under the 2006 Stock Plan in March 2008. These restricted stock units were subject to cancellation if our ROE target for 2008 was not met or if we did not generate enough profits to pay the full target number of units. The Compensation Committee determined that the ROE target had not been met. Accordingly, all of the restricted stock units were cancelled.

(5)	Represents the number of stock options granted to each Named Executive Officer as an annual grant under the 2006 Stock Plan.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($/ Share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Angela F. Braly					42,975	$1,810,537	33,855	$1,426,311
	15,640	0	$32.055	8/10/13
	49,600	0	$41.030	1/25/14
	100,000	0	$63.360	4/4/15
	66,666	13,334	$76.590	3/1/16
	20,000	20,000	$75.130	11/1/16
	89,998	323,335	$80.810	3/1/17
	45,139	225,697	$70.800	3/3/15

Wayne S. DeVeydt					6,810	$286,905	29,101	$1,226,025
	32,000	0	$63.360	4/4/15
	50,000	10,000	$76.590	3/1/16
	30,933	30,934	$80.810	3/1/17
	4,444	8,889	$81.070	7/2/17
	12,134	60,671	$70.800	3/3/15

Dijuana K. Lewis					10,464	$440,848	9,101	$383,425
	4,667	0	$44.180	5/17/14
	16,668	0	$63.360	4/4/15
	16,667	0	$73.800	9/1/15
	41,666	8,334	$76.590	3/1/16
	24,999	25,001	$80.810	3/1/17
	2,000	4,000	$78.060	11/1/17
	12,134	60,671	$70.800	3/3/15

Ken R. Goulet					9,216	$388,270	9,101	$383,425
	33,833	0	$44.900	6/27/14
	34,662	0	$63.360	4/4/15
	24,444	4,889	$76.590	3/1/16
	23,333	23,334	$80.810	3/1/17
	2,000	4,000	$78.060	11/1/17
	12,134	60,671	$70.800	3/3/15

Bradley M. Fluegel					3,334	$140,461	7,281	$306,749
	16,666	33,334	$78.060	11/1/17
	9,707	48,537	$70.800	3/3/15

(1)	The vesting schedule is shown below based on the expiration dates of the above grants:

Option Expiration Date	Vesting Schedule
3/1/2016	All remaining vested on March 1, 2009.
11/1/2016	All remaining vest on November 1, 2009.
3/1/2017	Vest in equal installments on March 1, 2009, September 1, 2009 and March 1, 2010, with the exception that 233,333 of Ms. Braly’s outstanding shares vest in two equal installments on March 1, 2009 and March 1, 2010.
7/2/2017	Vest in equal installments on January 2, 2009, July 2, 2009, January 2, 2010 and July 2, 2010.
11/1/2017	Vest in equal installments on May 1, 2009, November 1, 2009, May 1, 2010 and November 1, 2010.
3/3/2015	Vest in equal installments on March 3, 2009, September 3, 2009, March 3, 2010, September 3, 2010 and March 3, 2011.

(2)

The vesting dates for the number of shares of common stock underlying unvested restricted stock grants are shown below. Equity Incentive Awards are excluded because all shares have been cancelled as detailed in footnote 4.

Name	Vesting Date	Number of Shares
Angela F. Braly	3/1/2009	18,310
	11/1/2009	10,000
	3/1/2010	14,665
Wayne S. DeVeydt	3/1/2009	4,360
	7/2/2009	369
	3/1/2010	1,712
	7/2/2010	369
Dijuana K. Lewis	3/1/2009	3,748
	11/1/2009	5,166
	3/1/2010	1,384
	11/1/2010	166
Ken R. Goulet	3/1/2009	2,593
	9/11/2009	5,000
	11/1/2009	166
	3/1/2010	1,291
	11/1/2010	166
Bradley M. Fluegel	11/1/2009	1,667
	11/1/2010	1,667

(3)	These amounts are calculated by multiplying $42.13, the closing price of our common stock on December 31, 2008, by the applicable number of shares.

(4)

Represents the target number of restricted stock units granted to our Named Executive Officers in 2008. These restricted stock units were subject to cancellation if our ROE target for 2008 was not met or if we did not generate enough profits to pay the full target number of units. As discussed in footnote 4 to the Grants of Plan Based Awards table, all of the restricted stock units were cancelled.

Option Exercises and Stock Vested in 2008

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Angela F. Braly	0	$0	42,792	$2,692,265
Wayne S. DeVeydt	0	$0	29,728	$2,004,016
Dijuana K. Lewis.	0	$0	11,135	$578,330
Ken R. Goulet	7,500	$218,686	9,202	$507,325
Bradley M. Fluegel	0	$0	6,666	$320,924

(1)	Includes the following shares:

•	Shares that vested pursuant to a grant made at the time of hire, promotion or increase in job responsibilities:

Angela F. Braly	30,000 shares
Wayne S. DeVeydt	25,369 shares
Dijuana K. Lewis	6,000 shares
Ken R. Goulet	5,166 shares
Bradley M. Fluegel	6,666 shares

•	Shares that vested from the 2005 Annual Incentive Plan:

Angela F. Braly	313 shares
Wayne S. DeVeydt	148 shares
Dijuana K. Lewis	280 shares
Ken R. Goulet	79 shares

•	Shares that vested from the 2005 annual grant of restricted stock:

Angela F. Braly	4,167 shares
Dijuana K. Lewis	1,389 shares
Ken R. Goulet	1,444 shares

•	Shares that vested from the 2006 annual grant of restricted stock:

Angela F. Braly	3,333 shares
Wayne S. DeVeydt	2,500 shares
Dijuana K. Lewis	2,083 shares
Ken R. Goulet	1,222 shares

•	Shares that vested from the 2007 annual grant of restricted stock:

Angela F. Braly	4,979 shares
Wayne S. DeVeydt	1,711 shares
Dijuana K. Lewis	1,383 shares
Ken R. Goulet	1,291 shares

(2)	Amounts are calculated by multiplying the number of shares vesting by the market value of our common stock on the vesting date.

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of our Named Executive Officers, including the number of years of service credited to each such Named Executive Officer, under each of the specified plans, computed as of December 31, 2008, the same pension plan measurement date used for financial reporting purposes with respect to our 2008 audited financial statements. Information regarding the specified plans can be found under the heading “Compensation Plans.”

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During the Last Fiscal Year ($)
Angela F. Braly	WellPoint Cash Balance Pension Plan(2),(3)	5.00	$52,589	$0
	Supplemental Pension Benefit portion of the WellPoint, Inc. Comprehensive Non-Qualified Deferred Compensation Plan(2)	5.00	0	5,445
	RightCHOICE Managed Care, Inc. Supplemental Executive Retirement Plan	3.34	43,411	0

	Total		$96,000	$5,445

Wayne S. DeVeydt	None		$0	$0

	Total		$0	$0

Dijuana K. Lewis	WellPoint Cash Balance Pension Plan(2)	11.42	$156,043	$0

	Total		$156,043	$0

Ken R. Goulet	None		$0	$0

	Total		$0	$0

Bradley M. Fluegel	None		$0	$0

	Total		$0	$0

(1)

Assumptions used in the calculation of the amounts in this column are included in Note 10 to our audited consolidated financial statements for the year ended December 31, 2008 included in our Annual Report on Form 10-K filed with the SEC on February 19, 2009.

(2)

The Named Executive Officer’s years of actual service are greater than the credited service because the predecessor plans were frozen for certain participants. There is no resulting increase in benefits because the Named Executive Officers did not meet the Rule of 65.

(3)

The present value of the accumulated benefit is the sum of the frozen benefit earned under the prior RightCHOICE Retirement Program plus the frozen benefit earned under the WellPoint Cash Balance Pension Plan.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year(1)($)	WellPoint Contributions in Last Fiscal Year(2)($)	Aggregate Earnings in Last Fiscal Year($)	Aggregate Withdrawals / Distributions($)	Aggregate Balance at Last Fiscal Year End($)
Angela F. Braly	$89,631	$89,631	$(455,261)	$438,624	$2,038,446
Wayne S. DeVeydt	$50,977	$38,052	$(89,604)	$0	$177,785
Dijuana K. Lewis.	$51,233	$37,615	$(30,416)	$0	$357,541
Ken R. Goulet	$113,622	$37,926	$(255,569)	$0	$473,311
Bradley M. Fluegel	$17,423	$6,346	$(1,672)	$0	$22,097

(1)	These amounts are also included in the Salary and Non-Equity Incentive Plan Compensation columns of the Summary Compensation Table.

(2)	These amounts are also included in the All Other Compensation column of the Summary Compensation Table.

Potential Payments Upon Termination or Change in Control

The following table describes the potential additional payments and benefits under our compensation and benefit plans and arrangement to which the Named Executive Officers would be entitled upon a termination of employment. The Named Executive Officers would also be entitled to vested benefits and generally available benefits under our various plans and arrangements, as discussed after the following table. The following includes the various types of circumstances that would trigger payments and benefits under plans, agreements and arrangements currently in effect, but it is always possible that different arrangements could be negotiated in connection with an actual termination of employment or change in control. Further, the amounts shown are estimates and are based on numerous assumptions, including that employment terminated on December 31, 2008 (i.e., the last business day in 2008 on which securities were traded on the NYSE). Therefore, the actual amounts of the payments and benefits that would be received by the Named Executive Officers could be more or less than the amounts set forth below, and can only be determined at the time of an actual termination of employment event.

	Cash Severance	AIP Award for Year of Termination	Acceleration or Continuation of Equity Awards(1)	Continuation of Executive Benefits	Continuation of Health & Life Coverage(2)	Post- Termination Benefits(3)	Tax Gross-Up	Total Additional Post Termination Payment & Benefit Value
Angela F. Braly
Company initiated (not for cause) or good reason termination by employee following a change in control(4)	$8,367,216	$1,476,200	$1,810,537	$171,000	$21,600	$30,000	$3,311,743	$15,188,296
Company initiated (not for cause) or good reason termination by employee(5)	$5,262,400	$73,810	$0	$114,000	$14,400	$30,000	$0	$5,494,610
Retirement(6)	$0	$0	$0	$0	$0	$0	$0	$0
Resignation (not for good reason)	$0	$73,810	$0	$0	$0	$0	$0	$73,810
Death	$0	$73,810	$1,810,537	$0	$0	$0	$0	$1,884,347
Long-term disability	$0	$73,810	$1,810,537	$0	$0	$0	$0	$1,884,347
For cause	$0	$0	$0	$0	$0	$0	$0	$0

	Cash Severance	AIP Award for Year of Termination	Acceleration or Continuation of Equity Awards(1)	Continuation of Executive Benefits	Continuation of Health & Life Coverage(2)	Post- Termination Benefits(3)	Tax Gross-Up	Total Additional Post Termination Payment & Benefit Value

Wayne S. DeVeydt
Company initiated (not for cause) or good reason termination by employee following a change in control(4)	$4,118,100	$551,454	$286,905	$135,000	$21,600	$30,000	$1,600,407	$6,743,466
Company initiated (not for cause) or good reason termination by employee(5)	$2,590,000	$27,573	$0	$90,000	$14,400	$30,000	$0	$2,751,973
Retirement(6)	$0	$0	$0	$0	$0	$0	$0	$0
Resignation (not for good reason)	$0	$27,573	$0	$0	$0	$0	$0	$27,573
Death	$0	$27,573	$286,905	$0	$0	$0	$0	$314,478
Long-term disability	$0	$27,573	$286,905	$0	$0	$0	$0	$314,478
For cause	$0	$0	$0	$0	$0	$0	$0	$0

Dijuana K. Lewis
Company initiated (not for cause) or good reason termination by employee following a change in control(4)	$3,720,600	$501,308	$440,848	$135,000	$21,600	$30,000	$1,665,409	$6,514,765
Company initiated (not for cause) or good reason termination by employee(5)	$2,340,000	$25,065	$0	$90,000	$14,400	$30,000	$0	$2,499,465
Retirement(6)	$0	$0	$0	$0	$0	$0	$0	$0
Resignation	$0	$25,065	$0	$0	$0	$0	$0	$25,065
Death	$0	$25,065	$440,848	$0	$0	$0	$0	$465,913
Long-term disability	$0	$25,065	$440,848	$0	$0	$0	$0	$465,913
For cause	$0	$0	$0	$0	$0	$0	$0	$0

Ken R. Goulet
Company initiated (not for cause) or good reason termination by employee following a change in control(4)	$4,118,100	$551,454	$388,270	$135,000	$21,600	$30,000	$1,992,306	$7,236,730
Company initiated (not for cause) or good reason termination by employee(5)	$2,590,000	$27,573	$0	$90,000	$14,400	$30,000	$0	$2,751,973
Retirement(6)	$0	$0	$0	$0	$0	$0	$0	$0
Resignation	$0	$27,573	$0	$0	$0	$0	$0	$27,573
Death	$0	$27,573	$388,270	$0	$0	$0	$0	$415,843
Long-term disability	$0	$27,573	$388,270	$0	$0	$0	$0	$415,843
For cause	$0	$0	$0	$0	$0	$0	$0	$0

Bradley M. Fluegel
Company initiated (not for cause) or good reason termination by employee following a change in control(4)	$3,060,750	$390,288	$140,461	$135,000	$21,600	$30,000	$1,401,661	$5,179,760
Company initiated (not for cause) or good reason termination by employee(5)	$1,925,000	$19,514	$0	$90,000	$14,400	$30,000	$0	$2,078,914
Retirement(6)	$0	$0	$0	$0	$0	$0	$0	$0
Resignation (not for good reason)	$0	$19,514	$0	$0	$0	$0	$0	$19,514
Death	$0	$19,514	$140,461	$0	$0	$0	$0	$159,975
Long-term disability	$0	$19,514	$140,461	$0	$0	$0	$0	$159,975
For cause	$0	$0	$0	$0	$0	$0	$0	$0

(1)

For all Named Executive Officers, all unvested equity awards vest immediately upon termination following a change in control or due to death or long-term disability. Upon an eligible retirement, unvested equity awards continue to vest on the existing vesting schedule. None of the Named Executive Officers is currently retirement eligible. The amounts in this column represent (1) for stock option awards, the amount that could be realized from the exercise of all stock options held by the Named Executive Officer that would immediately vest or continue to vest upon the indicated termination, which is calculated by subtracting the exercise price of the option from the market price of a share of our common stock on December 31, 2008, and multiplying the result by the total number of shares that could be acquired on exercise at that exercise price, and (2) for restricted stock awards, the value of the unvested restricted shares held by the Named Executive Officer that would vest upon the indicated termination, which is calculated by multiplying the number of such shares by the market price of a share of our common stock on December 31, 2008.

(2)	Estimate based on the average Company cost per employee for these coverages.

(3)	Represents $30,000 of outplacement services available under our policy.

(4)

Executive is a participant in the WellPoint, Inc. Executive Agreement Plan or, in the case of Ms. Braly, has an employment agreement, which provides the following benefits for this termination event: (1) a severance benefit of 300% of base salary plus target AIP award, (2) a payment equal to 6% of this amount to cover the value of the Company match under the 401(k) Plan and supplemental plan on this payment, (3) an annual AIP award equal to the greater of the annual target AIP award or AIP award earned under the normal terms of the AIP plan for the year, (4) a three year continuation of health and life insurance coverage, and (5) a payment equal to 300% of the annual value of executive benefits.

(5)

Executive is a participant in the WellPoint, Inc. Executive Agreement Plan or, in the case of Ms. Braly, has an employment agreement, which provides the following benefits for this termination event: (1) a severance benefit of 200% of salary plus target AIP award, (2) a two year continuation of health and life insurance coverage and (3) a payment equal to 200% of the annual value of executive benefits.

(6)	These executives are not retirement eligible.

The Named Executive Officers would also be entitled to the vested benefits included in the Outstanding Equity Awards at Fiscal Year-End table, the Nonqualified Deferred Compensation table and the Pension Benefits table. In addition, the amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include accrued salary and vacation pay, health benefits and distribution of account balances under the 401(k) Plan.

COMPENSATION PLANS

Annual Incentive Plan

Under the Annual Incentive Plan (the “AIP”), participants are eligible to receive awards of cash or shares of restricted stock based upon the achievement of performance measures established by the Compensation Committee. Such awards are stated as a percentage of earnings payable to the eligible associates, with a range of targets from 5% to 140%. The Committee retains the discretion to adjust these earned awards to reflect individual performance. The maximum award is 200% of target (excluding officers and other designated associates whose maximum award is 300% of target). For those officers and designated associates, the maximum cash award is 200% of target. Earned amounts in excess of 200% are paid in restricted stock issued under the WellPoint 2006 Incentive Compensation Plan (the “2006 Stock Plan”) that vests over three years, except that the restricted stock will vest immediately if the executive retires or is terminated by us without cause. In 2008, the amounts earned by our Named Executive Officers under the AIP were paid in cash under the 2006 Stock Plan. Amounts payable under the AIP are paid during the year immediately following the performance year and are payable only upon approval of the Compensation Committee. Participants must have been employed on or before October 1st of the performance year in order to receive a payment under the AIP. Also, participants must have been actively employed by us on the last business day of the plan year to receive an award. In the event of a death, qualified retirement or an approved disability of a participant during a plan year, a prorated amount may be payable.

WellPoint Incentive Compensation Plan

The 2006 Stock Plan was approved by our shareholders in May 2006. The 2006 Stock Plan gives the authority to the Compensation Committee to make incentive awards consisting of stock options, stock, restricted stock, restricted stock units, cash-based awards, stock appreciation rights, performance shares and performance units. The Compensation Committee selects the participants from our non-employee directors, employees and consultants and determines whether to grant incentive awards, the types of incentive awards to grant and any requirements and restrictions relating to incentive awards. The Compensation Committee is also authorized to grant shares of restricted and unrestricted common stock in lieu of obligations to pay cash under other plans and compensatory arrangements, including the AIP.

The 2006 Stock Plan reserved for issuance for incentive awards to non-employee directors, employees and consultants 27,068,344 shares of our common stock, plus any additional shares of our common stock subject to outstanding options or other awards under the Anthem 2001 Stock Incentive Plan (the “2001 Plan”) that expired, were forfeited or otherwise terminated unexercised on or after May 16, 2006.

On March 4, 2009, our Board adopted an amended and restated 2006 Stock Plan, renaming it the “WellPoint Incentive Compensation Plan,” subject to shareholder approval. See “Proposal No. 3—Approval of the WellPoint Incentive Compensation Plan” for a summary of the terms of the WellPoint Incentive Compensation Plan, as amended and restated.

Anthem 2001 Stock Incentive Plan

The 2001 Plan was approved by our shareholders in May 2003 and gives the Compensation Committee the authority to make incentive awards consisting of stock options, restricted stock and restricted stock units to our directors, executives and associates. The Compensation Committee was also authorized to grant shares of restricted and unrestricted common stock in lieu of obligations to pay cash under other plans and compensatory arrangements, including the AIP. From and after May 16, 2006, no further grants or awards were made under the 2001 Plan.

WHN Stock Incentive Plans

The WellPoint Health Networks Inc. 1999 Stock Incentive Plan (the “1999 Plan”) was approved by WHN’s stockholders in May 1999. Under the 1999 Plan, employees of WHN and its subsidiaries received equity-based compensation, including restricted stock and stock options. At the time of our merger with WHN, WHN employees and directors also had stock options outstanding under (1) the WellPoint Health Networks Inc. 2000 Stock Option Plan (the “2000 Plan”); (2) the RightCHOICE Managed Care, Inc. 2001 Stock Incentive Plan, the RightCHOICE Managed Care, Inc. 1994 Equity Incentive Plan and the RightCHOICE Managed Care, Inc. Nonemployee Directors’ Stock Option Plan, which were assumed by WHN in connection with WHN’s merger with RightCHOICE Managed Care, Inc. in 2002; and (3) the Cobalt Corporation Equity Incentive Plan, which was assumed by WHN in connection with WHN’s merger with Cobalt Corporation in 2003 (the plans described in clauses (1), (2) and (3) are collectively referred to as the “WHN Plans”). Pursuant to the merger agreement between WHN and us, all equity awards for WHN common stock outstanding at the close of the merger were converted into equity awards for our common stock and were assumed by us. No new equity awards can be made under the 1999 Plan or the WHN Plans.

Employee Stock Purchase Plan

On December 3, 2008, the Board adopted an amended and restated Employee Stock Purchase Plan (the “Stock Purchase Plan”) which is intended to comply with Section 423 of the Tax Code and to provide a means by which to encourage and assist associates in acquiring a stock ownership interest in us. This new Stock Purchase Plan is being presented to our shareholders for their approval at this annual meeting. See “Proposal No. 4—Approval of the WellPoint Employee Stock Purchase Plan.” The Stock Purchase Plan is administered by the

Compensation Committee and amends and restates a previously approved employee stock purchase plan. The Compensation Committee has complete discretion to interpret and administer the Stock Purchase Plan and the rights granted under it and determines the terms of each offering that permits purchases of our common stock. Any of our associates are eligible to participate, as long as the associate does not own stock totaling 5% or more of our voting power or value. No associate will be permitted to purchase more than $25,000 worth of stock in any calendar year, determined in accordance with Section 423 of the Tax Code. Based on the current terms of the offering as established by the Compensation Committee and more fully described in Proposal No. 4, this value is determined based on the fair market value of the stock on the last trading day of each plan offering period. The Stock Purchase Plan reserved for issuance and purchase by associates 14,000,000 shares of stock.

Associates become participants by electing payroll deductions from 1% to 15% of gross compensation. Payroll deductions are accumulated during each plan offering period and applied toward the purchase of stock on the last trading day of each plan offering period. The purchase price per share will equal 85% (or such higher percentage as may be set by the Compensation Committee) of the fair market value of a share of common stock on the last trading day of the plan offering period. Once purchased, the stock is accumulated in the associate’s investment account.

Securities Authorized for Issuance under Equity Compensation Plans

Securities authorized for issuance under our equity compensation plans as of December 31, 2008 and March 12, 2009 are as follows:

Plan Category(1)	Number of securities to be issued upon exercise of outstanding options		Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders as of December 31, 2008	19,330,335	(2)	$69.0447	17,926,853	(3)
Equity compensation plans approved by security holders as of March 12, 2009	25,757,792	(4)	$58.9063	3,977,207	(5)

(1)

Other than the Stock Purchase Plan that is being voted on by our security holders at this annual meeting, we have no equity compensation plans pursuant to which awards may be granted in the future that have not been approved by security holders.

(2)

Excludes outstanding stock options from options assumed in acquisitions as detailed below. Including all such assumed options and the outstanding options shown in the table, there were a total of 24,169,999 shares to be issued upon the exercise of outstanding stock options as of December 31, 2008. The weighted average exercise price of these options was $62.36. Excludes 291,996 shares to be issued upon the exercise of outstanding stock options as of December 31, 2008 under the Trigon Healthcare, Inc. 1997 Stock Incentive Plan, as amended (the “Trigon Plan”), and certain options granted to consultants to Trigon Healthcare, Inc. (“Trigon”) assumed by us as part of the acquisition of Trigon on July 31, 2002 (the “Trigon Acquisition”). The weighted average exercise price of these options was $21.07. Also excludes 3,763,503 shares to be issued upon the exercise of outstanding stock options under the 1999 Plan and the WHN Plans as of December 31, 2008. The weighted average exercise price of these options was $38.66. Also excludes 518,309 shares to be issued upon the exercise of outstanding stock options and 628 shares to be issued upon the vesting and distribution of outstanding restricted share awards under the WellChoice, Inc. 2003 Omnibus Incentive Plan (the “WellChoice Incentive Plan”) as of December 31, 2008. The weighted average exercise price of these options was $36.58. Also excludes 265,856 shares to be issued upon the exercise of outstanding stock options as of December 31, 2008 under the Resolution Health, Inc. 2003 Stock Plan (the “RHI Plan”) assumed by us as part of the acquisition of Resolution Health, Inc. on April 15, 2008 (the “RHI Acquisition”). The weighted average exercise price of these options was $7.09. We also had 1,358,265 unvested shares of restricted stock outstanding as of December 31, 2008.

(3)

Excludes securities reflected in the first column, “Number of securities to be issued upon exercise of outstanding options.” Includes 17,679,781 shares at December 31, 2008, available for issuance as stock options, restricted stock awards, performance stock awards, performance awards and stock appreciation rights under the 2006 Stock Plan. Includes 247,072 shares of common stock at December 31, 2008 available for issuance under the Stock Purchase Plan.

(4)

Excludes outstanding stock options from options assumed in acquisitions as detailed below. Including all such assumed options and the outstanding options shown in the table, there were a total of 30,355,986 shares to be issued upon the exercise of outstanding stock options as of March 12, 2009. The weighted average exercise price of these options was $55.42 and the weighted average remaining life of these options is 5.8 years. Excludes 269,975 shares to be issued upon the exercise of outstanding stock options as of March 12, 2009 under the Trigon Plan and certain options granted to consultants to Trigon assumed by us as part of the Trigon Acquisition. The weighted average exercise price of these options was $21.26. Also excludes 3,593,073 shares to be issued upon the exercise of outstanding stock options under the 1999 Plan and the WHN Plans as of March 12, 2009. The weighted average exercise price of these options was $38.61. Also excludes 514,654 shares to be issued upon the exercise of outstanding stock options and 628 shares to be issued upon the vesting and distribution of outstanding restricted share awards under the WellChoice Incentive Plan as of March 12, 2009. The weighted average exercise price of these options was $36.58. Also excludes 220,492 shares to be issued upon the exercise of outstanding stock options as of March 12, 2009 under the RHI Plan assumed by us as part of the RHI Acquisition. The weighted average exercise price of these options was $7.58. We also had 4,656,451 unvested shares of restricted stock outstanding as of March 12, 2009.

(5)

Excludes securities reflected in the first column, “Number of securities to be issued upon exercise of outstanding options”. Includes 3,730,135 shares at March 12, 2009, available for issuance as stock options, restricted stock awards, performance stock awards, performance awards and stock appreciation rights under the 2006 Stock Plan. Includes 247,072 shares of common stock at March  12, 2009 available for issuance under the Stock Purchase Plan.

WellPoint Directed Executive Compensation Plan

The WellPoint Directed Executive Compensation Plan (the “DEC”) is a plan that provides our officers with flexibility to tailor certain personal benefits or perquisites to meet their needs using a combination of cash and core credits. The amount of cash and core credits the executive receives is based upon his or her position with us, with the President and Chief Executive Officer receiving $57,000 per year total in cash and core credits, executive vice presidents receiving $45,000 per year total in cash and core credits and senior vice presidents receiving $28,000 per year total in cash and core credits. Cash credits under the DEC are paid to the executive in cash and may be used by the executive for any purpose including, but not limited to, the following: automobile-related benefits, first class air travel, airline clubs, savings or retirement accounts and additional life insurance or long-term disability insurance. Core credits may be used to reimburse the executive for the cost of financial/retirement planning, estate planning, tax return preparation and legal services relating to these services, plus tax, legal and financial investment magazine subscriptions and tax and legal software. Newly hired or promoted executives will participate in the program at the beginning of the month following their hire date or the effective date of their promotion and receive a prorated amount of credits for the year.

WellPoint, Inc. Executive Salary Continuation Plan

We maintain the WellPoint, Inc. Executive Salary Continuation Plan for vice presidents, senior vice presidents, and executive vice presidents. Salary continuation is provided at no cost to the executive and pays a benefit equal to one hundred percent of base salary and is payable on the eighth consecutive calendar day of a covered disability, for up to one hundred eighty days.

WellPoint 401(k) Retirement Savings Plan

We maintain the WellPoint 401(k) Retirement Savings Plan (“401(k) Plan”). The 401(k) Plan is sponsored by ATH Holding Company, LLC and is designed to provide all of our associates with a tax-deferred, long-term savings vehicle. During 2008, we made matching contributions in an amount equal to 100% of the first 6% of an associate’s annual earnings that he or she contributed. Annual earnings for executives is base salary, AIP cash awards and cash bonuses. Our matching contributions begin following one year of service. None of our matching contributions is in the form of our common stock. During 2008, an associate could contribute 1% to 60% of his or her base salary and AIP cash award. In addition, participants who are age 50 by the end of a plan year can contribute an additional amount (a “catch-up contribution”), up to the limit described in Section 414(v) of the Tax Code as in effect for the plan year in which the contribution is made. We offered 17 investment funds for participants to invest their contributions. Our common stock is an investment option under the 401(k) Plan. Another investment option is the Vanguard Brokerage Option, which offers 401(k) Plan participants the opportunity to invest in over 2,600 mutual funds of their choice. A participant in the 401(k) Plan can change his or her election at any time (24 hours a day, seven days a week). A participant can also change how he or she wants his or her future contributions and earning on those contributions invested in multiples of 1%, and can transfer or reallocate current investments in multiples of 1% or in flat dollar amounts, at any time. Associate contributions and our matching contributions vest immediately.

WellPoint, Inc. Comprehensive Non-Qualified Deferred Compensation Plan

On December 2, 2008, the Compensation Committee adopted an amended and restated WellPoint, Inc. Comprehensive Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”) which was effective on January 1, 2009. Eligible executive participants begin participation in the Deferred Compensation Plan once the participant reaches the maximum contribution amount for the 401(k) Plan. An eligible executive participant may defer a percentage not to exceed 60% of his or her base salary and may defer a percentage of his or her award under the AIP, but only to the extent that his or her aggregate base salary and AIP award deferral does not exceed 80% of his or her compensation, into the Deferred Compensation Plan. Those contributions are matched by us at the same rate as they would have been in the 401(k) Plan. The annual incentive deferral option allows an additional deferral of amounts under the AIP and is matched at the same rate as the rate for the 401(k) Plan.

In 2008, eligible non-executive participants began participation in the Deferred Compensation Plan once their compensation exceeded the limit established by Section 401(a)(17) of the Tax Code. In addition to meeting the compensation limits described in the preceding sentence, beginning in 2009, non-executive eligibility for participation will be determined annually by reviewing prior compensation. An eligible non-executive participant can defer a percentage not to exceed 6% of such participant’s base salary to the Deferred Compensation Plan, and these contributions are matched at the same rate as they would have been in the 401(k) Plan.

Investment options for the Deferred Compensation Plan mirror those for the 401(k) Plan other than our common stock and the Vanguard Brokerage Option. The frequency and manner of changing investment options also mirrors the 401(k) Plan.

The Deferred Compensation Plan includes a supplemental pension benefit contribution program which credits eligible participants quarterly with a contribution equal to the difference between the amount which was actually credited to his or her account under the WellPoint Cash Balance Pension Plan (the “Pension Plan”) and the amount which would have been credited to his or her account had the amount not been limited as a result of Section 401(a)(17) or Section 415 of the Tax Code. None of the Named Executive Officers received contributions under either the Pension Plan or the supplemental pension provision of the Deferred Compensation Plan.

Account balances in the Deferred Compensation Plan are payable at the election of the participant in a single lump sum or installments.

WellPoint Cash Balance Pension Plan

We maintain the Pension Plan, which continues to be sponsored by ATH Holding Company, LLC. It is a non-contributory pension plan for certain associates that is qualified under Section 401(a) of the Tax Code and is subject to the Employee Retirement Income Security Act. On January 1, 1997, we converted the Pension Plan from a final average compensation pension plan into a cash balance pension plan. The Pension Plan covered substantially all full-time, part-time and temporary associates, including executive officers, and provides a set benefit at age 65, the normal retirement age under the Pension Plan. Effective January 1, 2006, the Pension Plan was a frozen pension plan that applies only to participants who were active as of that date. Upon the freeze of the Pension Plan, participants who were active Pension Plan participants and accruing a benefit under the Pension Plan formula, and the sum of whose age (in complete years) and years of service as defined by the Pension Plan (in complete years) equaled or exceeded 65 (“Rule of 65 Participants”), including executives, were eligible to continue to accrue benefits under the Pension Plan formula.

Under the Pension Plan, at the end of each calendar quarter, a bookkeeping account for each participant is credited with (1) an amount based on the participant’s compensation and years of service (the “Pay Credit”) and (2) interest based on the average of the monthly yields for 10-year U.S. Treasury Security Constant Maturities for the 12-month period ending on September 30 of the preceding plan year but not lower than 3.85%. The Pay Credit equals a percentage of the participant’s compensation for the plan year and is determined according to the following schedule:

Years of Service	Pay Credit
0–4	3%
5–9	4%
10–19	5%
20+	6%

The definition of compensation in the Pension Plan is the participant’s total earned income, including base salary, commissions, overtime pay, cash bonuses and payment of the accrued paid time off days at termination, before it is reduced by any before-tax contributions the participant makes to the 401(k) Plan, a non-qualified deferred compensation plan and flexible benefits plan. Compensation includes cash received back from our flexible benefits program. Compensation does not include imputed income, non-qualified deferred compensation that is paid, severance payments, payments under the DEC, or similar items.

Account balances are payable in a single lump sum or an actuarially equivalent annuity commencing on the first of any month following termination of employment.

RightCHOICE Managed Care, Inc. Supplemental Executive Retirement Plan

Ms. Braly also has a supplemental pension plan benefit in the RightCHOICE Managed Care, Inc. Supplemental Executive Retirement Plan (“RightCHOICE Restorative Plan”) which we assumed when we acquired RightCHOICE Managed Care, Inc. The RightCHOICE Restorative Plan is not tax qualified. The purpose of this plan was to replace pension benefits which were lost through the non-contributory retirement program for certain employees of Blue Cross and Blue Shield of Missouri (the “BCBSMO Retirement Program”) because of the limitations on benefits and compensation for highly compensated employees by the Tax Code. The BCBSMO Retirement Program merged into the Pension Plan in April 2002. Ms. Braly’s RightCHOICE Restorative Plan benefit was calculated according to the provisions of the RightCHOICE Restorative Plan when it froze on April 30, 2002 and will be subject to the same actuarial reductions for early payout as the benefit Ms. Braly earned under the BCBSMO Retirement Program. Once eligible, Ms. Braly’s RightCHOICE Restorative Plan benefit will be paid in the form of a reduced joint and contingent benefit.

Employment Agreements

Angela F. Braly

In February 2007, we entered into an employment agreement with Ms. Braly in connection with her promotion to the positions of President and Chief Executive Officer, effective June 1, 2007. The agreement has an initial term of three years and will be extended thereafter until one year from notice of non-renewal by either party. On December 2, 2008, we entered into an amendment to the employment agreement with Ms. Braly in order for the employment agreement to be compliant with Section 409A of the Tax Code.

During the term of her employment agreement, Ms. Braly receives an annual base salary of $1,100,000 and an annual incentive bonus opportunity for each calendar year that ends during the term (with a minimum target bonus equal to 120% of her base salary) based upon the achievement of objective performance criteria, and on terms and conditions no less favorable than for other executives generally. Base salary is subject to review for increase (and decrease if we institute a salary reduction generally and ratably applicable to substantially all of our senior executives) by our Board or Compensation Committee. Target incentive bonus opportunity is subject to review for increase (but not decrease) by our Board or Compensation Committee. See “Compensation of Executive Officers—Compensation Discussion and Analysis.” She also receives an annual incentive equity grant commensurate with her position, performance and competitive practice, as determined by the Board or Compensation Committee. During the term of her employment agreement, Ms. Braly is also entitled to participate in the employee benefit plans provided to our other senior executives and to the use of corporate aircraft in accordance with our policies. We reimbursed Ms. Braly $9,566 for fees and expenses incurred by her in negotiating the amendment to her employment agreement.

Ms. Braly’s employment will terminate upon her death, disability (as defined in the employment agreement), termination by us with or without cause, or termination by her for “good reason” (as defined below). In the event of a termination of Ms. Braly’s employment by us, other than for cause, or by Ms. Braly for good reason, she will receive, subject to execution of a waiver and release of claims in favor of us, (1) a severance benefit in an amount equal to two times the sum of her annual base salary plus her target annual incentive, paid in periodic installments over two years except that if a “change in control” (as defined in the employment agreement) occurs within three years after or one year before such termination of employment, the severance benefit shall be in an amount equal to three times the sum of her annual base salary plus her target annual incentive, paid in periodic installments over three years; (2) continued coverage for Ms. Braly and her eligible dependents in all of our employee health, medical, hospital and life insurance plans, programs or arrangements for the period she is receiving a severance benefit; (3) the continuation of the DEC cash credits for the period she is receiving a severance benefit; (4) the continuation of financial planning services, if provided to other executives, for the period she is receiving a severance benefit, and (5) outplacement counseling for a period not to exceed six months following termination of employment.

Under the terms of the employment agreement, Ms. Braly could be terminated for “cause” for any act or failure to act on her part which constitutes (1) fraud, embezzlement, theft or dishonesty against us, (2) gross misconduct materially damaging or materially detrimental to us, (3) conviction of any felony, (4) any willful material breach of the agreement, (5) willful material breach of any written employment policy if grounds for immediate termination under the terms of such written employment policy, or (6) conduct which brings us into substantial public disgrace or disrepute done willfully by her. Ms. Braly could terminate her employment with us for “good reason” under the employment agreement if there occurs: (1) a reduction in her annual total cash compensation (including base salary and target annual incentive) of more than ten percent, unless such reduction is applied equally and proportionally to substantially all management employees, (2) a material adverse change without her prior consent in her position, duties, or responsibilities, (3) a change in her principal work location to a location more than fifty miles from her prior work location and more than fifty miles from her principal residence, (4) a requirement that she spend an average of two or more days per week at a work location other than her prior principal place of employment if the average ground commute to such new work location is longer than two hours, (5) the failure of any successor of ours to promptly assume and continue our obligations under the agreement, or (6) any other material breach of the agreement by us.

In addition, after a change in control, in the event that Ms. Braly’s employment is terminated by us other than for cause or by Ms. Braly for good reason, all outstanding stock options, stock appreciation rights, restricted stock and other equity awards that were granted to her at any time will be fully vested and non-forfeitable and the value of such equity awards will be paid to her in cash within thirty days following the termination of employment. Further, she would receive a pro-rata bonus for the year of termination and cash payments equivalent to our tax-qualified retirement and supplemental retirement plan contributions for the severance period. The annual bonus of Ms. Braly for the year of a change in control is guaranteed to be the greater of her target bonus for that year or the amount earned under the bonus plan formula.

Ms. Braly will also be entitled to receive certain additional “gross up” payments to cover any excise tax imposed by Section 4999 of the Tax Code on any payment or benefit received or to be received by her.

Ms. Braly has agreed that during her employment and for 18 months following her termination of employment for any reason she will not (1) seek or obtain certain positions, or engage in certain activities, that are competitive with us; (2) solicit or hire, or attempt to solicit or hire, our employees or certain persons actively recruited by us; or (3) solicit business from certain of our clients or potential clients. She has also agreed that during her employment and indefinitely following her termination of employment for any reason, she will preserve our confidences, and not disparage us, and during her employment and for 18 months thereafter she will cooperate with us. In the event of a material and willful violation by Ms. Braly of such covenants, and in addition to equitable relief for us in such event, she will forfeit the severance benefit payable upon a termination of her employment by us without cause or by her for good reason, if applicable, and equity awards or certain gains from such awards granted after the effective date of the employment agreement. We may offset our obligations under the employment agreement by the actual damages from breach of such covenants or certain other claims against Ms. Braly.

Other Executive Severance Arrangements

WellPoint, Inc. Executive Agreement Plan

On December 2, 2008, the Compensation Committee amended the WellPoint, Inc. Executive Agreement Plan (the “Executive Agreement Plan”). The amended Executive Agreement Plan is effective as of January 1, 2009. The Executive Agreement Plan is intended to protect our key executive employees and key employees of our subsidiaries and affiliates against an involuntary loss of employment (without cause) so as to attract and retain such employees and to motivate them to enhance our value. The Executive Agreement Plan is administered by a committee appointed by our Chief Executive Officer.

Our key executive employees and key employees of our subsidiaries and affiliates, including each vice president, senior vice president, executive vice president and any other key executive selected by our Chief Executive Officer, are eligible to participate in the Executive Agreement Plan. An eligible executive will only become a participant in the Executive Agreement Plan upon his or her execution of an employment agreement with us. In general, the terms of the Executive Agreement Plan will replace a participant’s pre-existing agreements for employment, severance or change in control benefits, or restrictive covenants.

Severance pay and benefits are triggered under the Executive Agreement Plan upon a termination of a participant’s employment by us for any reason other than death, disability (each as defined in the Executive Agreement Plan), “cause” (as defined below) or a “transfer of business” (as defined below). Severance pay and benefits will also be provided under the Executive Agreement Plan (at enhanced levels for each participant who is a senior vice president or executive vice president) upon a termination of a participant’s employment (1) by us for any reason other than death, disability, cause, or a transfer of business, during certain periods prior to, or the 36-month period after, a “change in control” (as defined in the Executive Agreement Plan), or (2) by the participant for “good reason” (as defined below), during the 36-month period after a change in control.

Under the Executive Agreement Plan, “cause” means any act or failure to act which constitutes:

(1)	fraud, embezzlement, theft or dishonesty against us;

(2)	a material violation of law in connection with or in the course of the participant’s duties or employment;

(3)	commission of any felony or crime involving moral turpitude;

(4)	any violation of any of the restrictive covenants contained in the Executive Agreement Plan;

(5)	any other material breach of the related employment agreement;

(6)	a material breach of any of our written employment policies; or

(7)	conduct which tends to bring us into substantial public disgrace or disrepute;

except that with respect to a termination of employment during the period beginning on the date of the public announcement or the making of a proposal or offer which if consummated would be a change in control, or the approval by our Board or our shareholders of a transaction that upon closing would be a change in control, and ending on the earlier to occur of the termination, abandonment or occurrence of the change in control or the first anniversary of the beginning of the period (the “Change in Control Period”), or within the 36-month period after a change in control, clause (6) will apply only if such material breach is grounds for immediate termination under the terms of such written employment policy; and clauses (4), (5), (6), and (7) will apply only if such violation, breach or conduct is willful. In addition, “transfer of business” means a transfer of the participant’s position to another entity, as part of either (1) a transfer to such entity as a going concern of all or part of our business function(s) in which the participant was employed, or (2) an outsourcing to another entity of our business function(s) in which the participant was employed.

Any participant who is a vice president, senior vice president or executive vice president may terminate his or her employment for “good reason” under the Executive Agreement Plan upon (a) the occurrence of the events set forth in clauses (2) or (5) below within the 36-month period after a change in control, or (b) the occurrence of the events set forth in clauses (1), (3) or (4) below at any time before or after a change in control:

(1)	a reduction exceeding 10% during any 24 consecutive month period in the participant’s salary, or in the annual total cash compensation (including salary and target bonus), but excluding in either case any reduction both (A) applicable to management employees generally, and (B) not implemented during a Change in Control Period or within the 36-month period after a change in control; effective January 1, 2009, this provision is changed to be a material reduction during any 24 consecutive month period in the participant’s salary, or in the annual total cash compensation (including salary and target bonus), but excluding in either case any reduction both (A) applicable to management employees generally, and (B) not implemented during a Change in Control Period or within the 36-month period after a change in control;

(2)	a material adverse change without the participant’s prior consent in the participant’s position, duties, or responsibilities except in connection with a transfer of business if the position offered by the transferee is substantially comparable and is not in violation of the participant’s rights under the employment agreement;

(3)	a material breach of the employment agreement by us;

(4)	a change in the participant’s principal work location to a location more than 50 miles from the participant’s prior work location and from the participant’s principal residence; or

(5)	the failure of any successor of ours to assume our obligations under the Executive Agreement Plan (including any employment agreements).

If a vice president, senior vice president or executive vice president terminates his or her employment without “good reason,” he or she is not entitled to any severance benefits under the Executive Agreement Plan.

In the event that severance pay and benefits are triggered, an eligible vice president, senior vice president or executive vice president will be entitled to receive severance pay in an amount equal to the participant’s applicable severance multiplier times the sum of the participant’s annual salary and annual target bonus, payable in equal installments over the participant’s applicable severance period; continued participation in our health and life insurance benefit plans during the severance period; continuation of certain executive compensation perquisite payments and benefits during the severance period; continued financial planning services and outplacement services. For participants who are executive vice presidents, the applicable severance multiplier is two (increased to three when enhanced severance is paid in circumstances relating to a change in control, as described above) and the severance period is two years (increased to three years when such enhanced severance is paid).

Other severance benefits payable to vice presidents, senior vice presidents and executive vice presidents triggered by qualifying terminations of employment after a change in control include a pro-rata bonus for the year of termination; cash payments equivalent to our tax-qualified retirement and supplemental retirement plan contributions for the participant during the severance period; and accelerated vesting of equity grants which were outstanding on both the date of the change in control and the date of termination of employment. The annual bonus of each executive participant for the year of a change in control is guaranteed to be the greater of the participant’s target bonus for that year or the amount earned under the bonus plan formulas. The Executive Agreement Plan further provides that, in the event of certain corporate transactions, if an acquiring company does not assume our equity grants, the grants will vest and become payable upon the corporate transaction. Participants who are executive vice presidents or senior vice presidents may also, in certain circumstances, be entitled to full tax gross-ups for taxes on excess parachute payments.

The Executive Agreement Plan payments and benefits of each participant are conditioned upon the participant’s compliance with restrictive covenants and execution of a release of claims against us. The Executive Agreement Plan provides that if a participant breaches any restrictive covenant or fails to provide the required cooperation, (1) such participant shall repay to us any severance benefits previously received, as well as an amount equal to the fair market value of restricted stock vested and gain on stock options exercised within the 24-month period prior to such breach, (2) no further severance pay or benefits shall be provided to such participant, and (3) all outstanding unexercised stock options and unvested restricted stock shall be cancelled and forfeited.

Messrs. DeVeydt, Fluegel and Goulet and Ms. Lewis participate in the Executive Agreement Plan.

Employment Agreement

As set forth above, for an executive officer to become eligible to participate in the Executive Agreement Plan, he or she must enter into an employment agreement with us (the “Plan Employment Agreement”). The Plan Employment Agreement has an initial term of one year, which term is automatically extended until one year after the date on which either we or the executive officer provides notice of non-renewal. The executive officer’s employment terminates upon the disability or death of the executive officer, or we may terminate the executive officer with or without Cause (as defined in the Executive Agreement Plan). Upon termination of employment, the executive officer may be entitled to the benefits set forth in the Executive Agreement Plan as set forth above. The Plan Employment Agreement also contains the restrictive covenants set forth in the Executive Agreement Plan.

Messrs. DeVeydt, Fluegel and Goulet and Ms. Lewis are parties to the Plan Employment Agreement.

By Order of the Board of Directors

John Cannon

Secretary

APPENDIX I

WELLPOINT, INC.

STANDARDS OF INDEPENDENCE

The following individuals shall not be deemed an “independent” director of the Company:

1. A director who is an employee or whose immediate family member is an executive officer of the Company until three years after the end of such employment relationship;

2. A director who receives or whose immediate family member receives more than $120,000 during any twelve-month period in direct compensation from the Company (other than director or committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service) until three years after he or she ceases to receive more than $120,000 during any twelve-month period in such compensation;

3. (a) A director who is a current partner or employee of a firm that is the Company’s internal or external auditor; (b) a director whose immediate family member is a current partner of such a firm; (c) a director whose immediate family member is a current employee of such a firm and personally works on the Company’s audit; or (d) a director who was, or a director whose immediate family member was, within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time;

4. A director who is employed or whose immediate family member is employed as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee until three years after the end of such service or employment relationship; or

5. A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of another company that makes payments to or receives payments from the Company for property or services in an amount which in any single fiscal year, exceeds the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues until three years after falling below such threshold.

An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who share such person’s home.

The three-year “look back” period reference in paragraphs 1 through 5 shall be implemented consistent with the NYSE Listing Standards transition provisions.

I-1

APPENDIX II

WELLPOINT INCENTIVE COMPENSATION PLAN

WellPoint, Inc., an Indiana corporation (the “Company”), has adopted the WellPoint Incentive Compensation Plan (formerly named, the “WellPoint 2006 Incentive Compensation Plan”) (the “Plan”) for the benefit of non-employee directors of the Company and officers and eligible employees and consultants of the Company and any Subsidiaries and Affiliates (as each term defined below), as follows:

ARTICLE I.

ESTABLISHMENT; PURPOSES; AND DURATION

1.1 Establishment of the Plan. The Board of Directors (defined below) originally established and adopted the incentive compensation plan known as the “WellPoint 2006 Incentive Compensation Plan” on March 15, 2006 and it became effective on May 16, 2006 upon approval by the Company’s shareholders. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, Cash-Based Awards and Other Stock-Based Awards. The Plan is hereby amended and restated to reflect an increase in the number of shares available for issuance under the Plan and to rename the Plan, the “WellPoint Incentive Compensation Plan.” The Board of Directors has adopted the Plan, as amended and restated, March 4, 2009. The Plan, as amended and restated, shall become effective upon approval by the shareholders of the Company, which approval must occur within the period beginning on such adoption date and ending on March 3, 2010 (the “Effective Date”). The Plan shall remain in effect as provided in Section 1.3.

1.2 Purposes of the Plan. The purposes of the Plan are to provide additional incentives to non-employee directors of the Company and to those officers, employees and consultants of the Company, Subsidiaries and Affiliates whose substantial contributions are essential to the continued growth and success of the business of the Company and the Subsidiaries and Affiliates, in order to strengthen their commitment to the Company and the Subsidiaries and Affiliates, and to attract and retain competent and dedicated individuals whose efforts will result in the long-term growth and profitability of the Company and to further align the interests of such non-employee directors, officers, employees and consultants with the interests of the shareholders of the Company. To accomplish such purposes, the Plan provides that the Company may grant Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, Cash-Based Awards and Other Stock-Based Awards.

1.3 Duration of the Plan. The Plan shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to Article XVII, until all Shares subject to it shall have been delivered, and any restrictions on such Shares have lapsed, pursuant to the Plan’s provisions. However, in no event may an Award be granted under the Plan on or after ten years from the Effective Date.

ARTICLE II.

DEFINITIONS

Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

2.1 “Affiliate” means any entity other than the Company and any Subsidiary that is affiliated with the Company through stock or equity ownership or otherwise and is designated as an Affiliate for purposes of the Plan by the Committee; provided, however, that, notwithstanding any other provisions of the Plan to the contrary, for purposes of NQSOs and SARs, if an individual who otherwise qualifies as an Employee or Non-Employee Director provides services to such an entity and not to the Company or a Subsidiary, such entity may only be designated an Affiliate if the Company qualifies as a “service recipient,” within the meaning of Code

Section 409A, with respect to such individual; provided further that such definition of “service recipient” shall be determined by (a) applying Code Section 1563(a)(1), (2) and (3), for purposes of determining a controlled group of corporations under Code Section 414(b), using the language “at least 50 percent” instead of “at least 80 percent” each place it appears in Code Section 1563(a)(1), (2) and (3), and by applying Treasury Regulations Section 1.414(c)-2, for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), using the language “at least 50 percent” instead of “at least 80 percent” each place it appears in Treasury Regulations Section 1.414(c)-2, and (b) where the use of Shares with respect to the grant of an Option or SAR to such an individual is based upon legitimate business criteria, by applying Code Section 1563(a)(1), (2) and (3), for purposes of determining a controlled group of corporations under Code Section 414(b), using the language “at least 20 percent” instead of “at least 80 percent” at each place it appears in Code Section 1563(a)(1), (2) and (3), and by applying Treasury Regulations Section 1.414(c)-2, for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), using the language “at least 20 percent” instead of “at least 80 percent” at each place it appears in Treasury Regulations Section 1.414(c)-2.

2.2 “Annual Meeting” means the annual meeting of shareholders at which members of the Board are routinely elected.

2.3 “Award” means, individually or collectively, a grant under the Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, and Other Stock-Based Awards.

2.4 “Award Agreement” means either: (a) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under the Plan, or (b) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

2.5 “Board” or “Board of Directors” means the Board of Directors of the Company.

2.6 “Cash-Based Award” means an Award granted to a Participant, as described in Article IX.

2.7 “Cause” shall have the definition given such term in a Participant’s Award Agreement, or in the absence of any such definition, as determined in good faith by the Committee.

2.8 “Change of Control” means the first to occur of the following events with respect to the Company:

(a) any person (as such term is used in Rule 13d-5 of the SEC under the Exchange Act) or group (as such term is defined in Section 13(d) of the Exchange Act), other than a subsidiary of the Company or any employee benefit plan (or any related trust) of the Company or a subsidiary or affiliate of the Company, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 20% or more of the Shares or of other voting securities representing 20% or more of the combined voting power of all voting securities the Company; provided, however, that (1) no Change of Control shall be deemed to have occurred solely by reason of any such acquisition by a corporation with respect to which, after such acquisition, more than 80% of both the common stock of such corporation and the combined voting power of the voting securities of such corporation are then beneficially owned, directly or indirectly, by the persons who were the beneficial owners of the Shares and other voting securities of the Company immediately before such acquisition, in substantially the same proportion as their ownership of the Shares and other voting securities of the Company immediately before such acquisition; (2) if any person or group owns 20% or more but less than 30% of the combined voting power of the Shares and other voting securities of the Company and such person or group has a No Change of Control Agreement with the Company, no Change of Control shall be deemed to have occurred solely by reason of such ownership for so long as the No Change of Control

Agreement remains in effect and such person or group is not in violation of the No Change of Control Agreement; and (3) once a Change of Control occurs under this Section 2.8(a), the occurrence of the next Change of Control (if any) under this Section 2.8(a) shall be determined by reference to a person or group other than the person or group whose acquisition of beneficial ownership created such prior Change of Control unless the original person or group has in the meantime ceased to own 20% or more of the Shares or other voting securities representing 20% or more of the combined voting power of all voting securities of the Company; or

(b) within any period of thirty-six (36) or fewer consecutive months individuals who, as of the first day of such period were members of the Board (the “Incumbent Directors”) cease for any reason to constitute at least 75% of the members of the Board; provided, however, that (1) any individual who becomes a member of the Board after the first day of such period whose nomination for election to the Board was approved by a vote or written consent of at least 75% of the members of the Board who are then Incumbent Directors shall be considered an Incumbent Director, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in Rule 14a-11 of the SEC under the Exchange Act) or an Imminent Change of Control or other transaction described in Section 2.8(a) or 2.8(c); and (2) once a Change of Control occurs under this Section 2.8(b), the occurrence of the next Change of Control (if any) under this Section 2.8(b) shall be determined by reference to a period of thirty-six (36) or fewer consecutive months beginning not earlier than the date immediately after the date of such prior Change of Control; or

(c) closing of a transaction which is any of the following:

(1) a merger, reorganization or consolidation of the Company (“Merger”), after which (A) the individuals and entities who were the respective beneficial owners of the Shares and other voting securities of the Company immediately before such Merger do not beneficially own, directly or indirectly, more than 60% of, respectively, the Shares or the combined voting power of the common stock and voting securities of the corporation resulting from such Merger, in substantially the same proportion as their ownership of the Shares and other voting securities of the Company immediately before such Merger;

(2) a Merger after which individuals who were members of the Board of Directors immediately before the Merger do not comprise a majority of the members of the Board of Directors of the corporation resulting from such Merger;

(3) a sale or other disposition by the Company of all or substantially all of the assets owned by it (a “Sale”) after which the individuals and entities who were the respective beneficial owners of the Shares and other voting securities of the Company immediately before such Sale do not beneficially own, directly or indirectly, more than 60% of, respectively, the Shares or the combined voting power of the common stock and voting securities of the transferee of substantially all of the Company’s assets in such Sale in substantially the same proportion as their ownership of the Shares and other voting securities of the Company immediately before such Sale;

(4) a Sale after which individuals who were members of the Board of Directors immediately before the Sale do not comprise a majority of the members of the board of directors of the transferee corporation that acquired substantially all of the Company’s assets; or

(5) a liquidation of the Company.

2.9 “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, including rules and regulations promulgated thereunder and successor provisions and rules and regulations thereto.

2.10 “Committee” means the Compensation Committee of the Board of Directors or a subcommittee thereof, or such other committee designated by the Board to administer the Plan.

2.11 “Consultant” means an independent contractor or consultant who performs services for the Company or a Subsidiary or Affiliate in a capacity other than as an Employee or Director.

2.12 “Covered Employee” means any Employee who is or may become a “covered employee,” as defined in Code Section 162(m), and who is designated, either as an individual Employee or a member of a class of Employees, by the Committee within the shorter of (i) ninety (90) days after the beginning of the Performance Period, or (ii) the first twenty-five percent (25%) of the Performance Period, as a “Covered Employee” under the Plan for such applicable Performance Period.

2.13 “Designated Percentage” has the meaning given such term in Section 11.2.

2.14 “Director” means any individual who is a member of the Board of Directors of the Company.

2.15 “Dividend Equivalents” means the equivalent value (in cash or Shares) of dividends that would otherwise be paid on the Shares subject to an Award but that have not been issued or delivered, as described in Article XIII.

2.16 “Effective Date” shall have the meaning ascribed to such term in Section 1.1.

2.17 “Employee” means any person designated as an employee of the Company, a Subsidiary and/or an Affiliate on the payroll records thereof. An Employee shall not include any individual during any period he or she is classified or treated by the Company, a Subsidiary or an Affiliate as an independent contractor, a consultant, or any employee of an employment, consulting, or temporary agency or any other entity other than the Company, a Subsidiary and/or an Affiliate without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company, a Subsidiary and/or an Affiliate during such period. As further provided in Section 21.4, for purposes of the Plan, upon approval by the Committee, the term Employee may also include Employees whose employment with the Company, a Subsidiary or an Affiliate has been terminated subsequent to being granted an Award under the Plan. For the avoidance of doubt, a Director who would otherwise be an “Employee” within the meaning of this Section 2.17 shall be considered an Employee for purposes of the Plan.

2.18 “Exchange Act” means the Securities Exchange Act of 1934, as it may be amended from time to time, including the rules and regulations promulgated thereunder and successor provisions and rules and regulations thereto.

2.19 “Fair Market Value” means the fair market value of the Shares as determined by the Committee by the reasonable application of such reasonable valuation method, consistently applied, as the Committee deems appropriate; provided, however, that, with respect to ISOs, for purposes of Section 6.3 and 6.9(c), such fair market value shall be determined subject to Section 422(c)(7) of the Code; provided further, however, that (a) if the Shares are readily tradable on an established securities market, Fair Market Value on any date shall be the last sale price reported for the Shares on such market on such date or, if no sale is reported on such date, on the last date preceding such date on which a sale was reported, or (b) if the Shares are admitted for listing on the New York Stock Exchange or other comparable market, Fair Market Value on any date shall be the last sale price reported for the Shares on such market on such date or, if no sale is reported on such date, on the last day preceding such date on which a sale was reported. In each case, the Committee shall determine Fair Market Value in a manner that satisfies the applicable requirements of Code Section 409A.

2.20 “Fees” means all cash amounts payable to a Non-Employee Director for services rendered as a director, including retainer fees, meeting fees and committee fees, but excluding travel and other out-of-pocket expense reimbursements.

2.21 “Fiscal Year” means the calendar year, or such other consecutive twelve-month period as the Committee may select.

2.22 “Freestanding SAR” means an SAR that is granted independently of any Options, as described in Article VII.

2.23 “Grant Price” means the price established at the time of grant of an SAR pursuant to Article VII, used to determine whether there is any payment due upon exercise of the SAR.

2.24 “Imminent Change of Control” means (a) the public announcement (whether by advertisement, press release, press interview, public statement, SEC filing or otherwise) of a proposal or offer which if consummated would be a Change of Control, (b) the making to a director or executive officer of the Company of a written proposal which if consummated would be a Change of Control, or (c) the approval by the Board of Directors or the stockholders of the Company of a transaction that upon closing would be a Change of Control.

2.25 “Incentive Stock Option” or “ISO” means a right to purchase Shares under the Plan in accordance with the terms and conditions set forth in Article VI and which is designated as an Incentive Stock Option and which is intended to meet the requirements of Section 422 of the Code.

2.26 “Incumbent Directors” has the meaning given such term in Section 2.8(a)(ii).

2.27 “Insider” means an individual who is, on the relevant date, an officer, director or ten percent (10%) beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with Section 16 of the Exchange Act.

2.28 “Merger” has the meaning given such term in Section 2.8(c)(1).

2.29 “No Change of Control Agreement” means a legal, binding and enforceable agreement executed by and in effect between a person or all members of a group and the Company that provides that: (1) such person or group shall be bound by the agreement for the time period of not less than five (5) years from its date of execution; (2) such person or group shall not acquire beneficial ownership or voting control equal to a percentage of the Shares or the voting power of other voting securities of the Company that exceeds a percentage specified in the agreement which percentage shall in all events be less than 30%; (3) such person or group may not designate for election as directors a number of directors in excess of 25% of the number of directors on the Board; and (4) such person or group shall vote the Shares and other voting securities of the Company in all matters in the manner directed by the majority of the Incumbent Directors. If any agreement described in the preceding sentence is violated by such person or group or is amended in a fashion such that it no longer satisfies the requirements of the preceding sentence, such agreement shall, as of the date of such violation or amendment, be treated for purposes hereof as no longer constituting a No Change of Control Agreement.

2.30 “Non-Employee Director” means a Director who is not an Employee.

2.31 “Nonqualified Stock Option” or “NQSO” means a right to purchase Shares under the Plan in accordance with the terms and conditions set forth in Article VI and which is not intended to meet the requirements of Section 422 of the Code or otherwise does not meet such requirements.

2.32 “Notice” means notice provided by a Participant to the Company in a manner prescribed by the Committee.

2.33 “Option” or “Stock Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article VI.

2.34 “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.35 “Other Stock-Based Award” means an equity-based or equity-related Award described in Section 10.1, granted in accordance with the terms and conditions set forth in Article X.

2.36 “Participant” means any eligible individual as set forth in Article V who holds one or more outstanding Awards.

2.37 “Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in the Plan shall be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.

2.38 “Performance Measure” means performance criteria or measures as described in Section 12.1 on which the performance goals described in Article XII are based and which are approved by the Company’s shareholders pursuant to the Plan in order to qualify certain Awards as Performance-Based Compensation in accordance with Article XII.

2.39 “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to, or the amount or entitlement to, an Award.

2.40 “Performance Share” means an Award of a performance share granted to a Participant, as described in Article IX.

2.41 “Performance Unit” means an Award of a performance unit granted to a Participant, as described in Article IX.

2.42 “Period of Restriction” means the period during which Shares of Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture, and, in the case of Restricted Stock, the transfer of Shares of Restricted Stock is limited in some way, as provided in Article VIII.

2.43 “Prior Plan” means the Anthem 2001 Stock Incentive Plan.

2.44 “Qualified Change of Control” means a Change of Control that qualifies as a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A(a)(2)(A)(v) of the Code.

2.45 “Restricted Stock” means an Award granted to a Participant pursuant to Article VIII.

2.46 “Restricted Stock Unit” means an Award, whose value is equal to a Share, granted to a Participant pursuant to Article VIII.

2.47 “Rule 16b-3” means Rule 16b-3 under the Exchange Act, or any successor rule, as the same may be amended from time to time.

2.48 “Sale” has the meaning given such term in Section 2.8(c)(3).

2.49 “SEC” means the Securities and Exchange Commission.

2.50 “Securities Act” means the Securities Act of 1933, as it may be amended from time to time, including the rules and regulations promulgated thereunder and successor provisions and rules and regulations thereto.

2.51 “Share” means a share of common stock of the Company (including any new, additional or different stock or securities resulting from any change in corporate capitalization as listed in Section 4.3).

2.52 “Stock Appreciation Right” or “SAR” means an Award, granted alone (a “Freestanding SAR”) or in connection with a related Option (a “Tandem SAR”), designated as an SAR, pursuant to the terms of Article VII.

2.53 “Stock Election” has the meaning given such term in Section 11.2.

2.54 “Subsidiary” means any present or future corporation which is or would be a “subsidiary corporation” of the Company as the term is defined in Section 424(f) of the Code.

2.55 “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, options or other awards previously granted, or the right or obligation to grant future options or other awards, by a company acquired by the Company, a Subsidiary and/or an Affiliate or with which the Company, a Subsidiary and/or an Affiliate combines, or otherwise in connection with any merger, consolidation, acquisition of property or stock, or reorganization involving the Company, a Subsidiary or an Affiliate, including a transaction described in Code Section 424(a).

2.56 “Tandem SAR” means a SAR that is granted in connection with a related Option pursuant to Article VII.

2.57 “Termination” means the time when a Participant ceases the performance of services for the Company, any Affiliate or Subsidiary, as applicable, for any reason, with or without Cause, including a Termination by resignation, discharge, death, disability or retirement, but excluding (a) a Termination where there is a simultaneous reemployment (or commencement of service) or continuing employment (or service) of a Participant by the Company, Affiliate or any Subsidiary, (b) at the discretion of the Committee, a Termination that results in a temporary severance, and (c) at the discretion of the Committee, a Termination of an Employee that is immediately followed by the Participant’s service as a Non-Employee Director.

ARTICLE III.

ADMINISTRATION

3.1 General. The Committee shall have exclusive authority to operate, manage and administer the Plan in accordance with its terms and conditions. Notwithstanding the foregoing, in its absolute discretion, the Board may at any time and from time to time exercise any and all rights, duties and responsibilities of the Committee under the Plan, including establishing procedures to be followed by the Committee, but excluding matters which under any applicable law, regulation or rule, including any exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3) or Section 162(m) of the Code, are required to be determined in the sole discretion of the Committee. If and to the extent that the Committee does not exist or cannot function, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee, subject to the limitations set forth in the immediately preceding sentence. Notwithstanding any other provision of the Plan to the contrary, any action or determination specifically affecting or relating to an Award granted to a Non-Employee Director, including under Article XI, shall be taken, or approved or ratified, by the Board.

3.2 Committee. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors. The Committee shall consist of not less than three (3) non-employee members of the Board, each of whom satisfies such criteria of independence as the Board may establish and such additional regulatory or listing requirements as the Board may determine to be applicable or appropriate. Appointment of Committee members shall be effective upon their acceptance of such appointment. Committee members may be removed by the Board at any time either with or without cause, and such members may resign at any time by delivering notice thereof to the Board. Any vacancy on the Committee, whether due to action of the Board or any other reason, shall be filled by the Board. The Committee shall keep minutes of its meetings. A majority of the Committee shall constitute a quorum and a majority of a quorum may authorize any action. Any decision reduced to writing and signed by a majority of the members of the Committee shall be fully effective as if it has been made at a meeting duly held.

3.3 Authority of the Committee. The Committee shall have full discretionary authority to grant, pursuant to the terms of the Plan, Awards to those individuals who are eligible to receive Awards under the Plan. Except as limited by law or by the Certificate of Incorporation or By-Laws of the Company, and subject to the provisions herein, the Committee shall have full power, in accordance with the other terms and provisions of the Plan, to:

(a) select Employees, Non-Employee Directors and Consultants who may receive Awards under the Plan and become Participants;

(b) determine eligibility for participation in the Plan and decide all questions concerning eligibility for, and the amount of, Awards under the Plan;

(c) determine the sizes and types of Awards;

(d) determine the terms and conditions of Awards, including the Option Prices of Options and the Grant Prices of SARs;

(e) grant Awards as an alternative to, or as the form of payment for grants or rights earned or payable under, other bonus or compensation plans, arrangements or policies of the Company or a Subsidiary or Affiliate;

(f) grant Substitute Awards on such terms and conditions as the Committee may prescribe, subject to compliance with the ISO rules under Code Section 422 and the nonqualified deferred compensation rules under Code Section 409A, where applicable;

(g) make all determinations under the Plan concerning Termination of any Participant’s employment or service with the Company or a Subsidiary or Affiliate, including whether such Termination occurs by reason of Cause, disability or in connection with a Change of Control and whether a leave constitutes a Termination;

(h) determine whether or not a Change of Control or an Imminent Change of Control shall have occurred and whether or not a Change of Control is a Qualified Change of Control;

(i) construe and interpret the Plan and any agreement or instrument entered into under the Plan, including any Award Agreement;

(j) establish and administer any terms, conditions, restrictions, limitations, forfeiture, vesting or exercise schedule, and other provisions of or relating to any Award;

(k) establish and administer any performance goals in connection with any Awards, including related Performance Measures or performance criteria and applicable Performance Periods, determine the extent to which any performance goals and/or other terms and conditions of an Award are attained or are not attained, and certify whether, and to what extent, any such performance goals and other material terms applicable to Awards intended to qualify as Performance-Based Compensation were in fact satisfied;

(l) construe any ambiguous provisions, correct any defects, supply any omissions and reconcile any inconsistencies in the Plan and/or any Award Agreement or any other instrument relating to any Awards;

(m) establish, adopt, amend, waive and/or rescind rules, regulations, procedures, guidelines, forms and/or instruments for the Plan’s operation or administration;

(n) make all valuation determinations relating to Awards and the payment or settlement thereof;

(o) grant waivers of terms, conditions, restrictions and limitations under the Plan or applicable to any Award, or accelerate the vesting or exercisability of any Award;

(p) subject to the provisions of Article XVII, amend or adjust the terms and conditions of any outstanding Award and/or adjust the number and/or class of shares of stock subject to any outstanding Award;

(q) at any time and from time to time after the granting of an Award, specify such additional terms, conditions and restrictions with respect to such Award as may be deemed necessary or appropriate to ensure compliance with any and all applicable laws or rules, including terms, restrictions and conditions for compliance with applicable securities laws or listing rules, methods of withholding or providing for the payment of required taxes and restrictions regarding a Participant’s ability to exercise Options through a cashless (broker-assisted) exercise;

(r) determine whether, and to what extent and under what circumstances Awards may be settled in cash, Shares or other property or canceled or suspended; and

(s) exercise all such other authorities, take all such other actions and make all such other determinations as it deems necessary or advisable for the proper operation and/or administration of the Plan.

3.4 Award Agreements. The Committee shall, subject to applicable laws and rules, determine the date an Award is granted. Each Award shall be evidenced by an Award Agreement; however, two or more Awards granted to a single Participant may be combined in a single Award Agreement. An Award Agreement shall not be a precondition to the granting of an Award; provided, however, that (a) the Committee may, but need not, require as a condition to any Award Agreement’s effectiveness, that such Award Agreement be executed on behalf of the Company and/or by the Participant to whom the Award evidenced thereby shall have been granted (including by electronic signature or other electronic indication of acceptance), and such executed Award Agreement be delivered to the Company, and (b) no person shall have any rights under any Award unless and until the Participant to whom such Award shall have been granted has complied with the applicable terms and conditions of the Award. The Committee shall prescribe the form of all Award Agreements, and, subject to the terms and conditions of the Plan, shall determine the content of all Award Agreements. Any Award Agreement may be supplemented or amended in writing from time to time as approved by the Committee; provided that the terms and conditions of any such Award Agreement as supplemented or amended are not inconsistent with the provisions of the Plan. In the event of any dispute or discrepancy concerning the terms of an Award, the records of the Committee or its designee shall be determinative.

3.5 Discretionary Authority; Decisions Binding. The Committee shall have full discretionary authority in all matters related to the discharge of its responsibilities and the exercise of its authority under the Plan. All determinations, decisions, actions and interpretations by the Committee with respect to the Plan and any Award Agreement, and all related orders and resolutions of the Committee shall be final, conclusive and binding on all Participants, the Company and its shareholders, any Subsidiary or Affiliate and all persons having or claiming to have any right or interest in or under the Plan and/or any Award Agreement. The Committee shall consider such factors as it deems relevant to making or taking such decisions, determinations, actions and interpretations, including the recommendations or advice of any Director or officer or employee of the Company, any director, officer or employee of a Subsidiary or Affiliate and such attorneys, consultants and accountants as the Committee may select. A Participant or other holder of an Award may contest a decision or action by the Committee with respect to such person or Award only on the grounds that such decision or action was arbitrary or capricious or was unlawful, and any review of such decision or action shall be limited to determining whether the Committee’s decision or action was arbitrary or capricious or was unlawful.

3.6 Attorneys; Consultants. The Committee may consult with counsel who may be counsel to the Company. The Committee may, with the approval of the Board, employ such other attorneys and/or consultants, accountants, appraisers, brokers, agents and other persons, any of whom may be an Employee, as the Committee deems necessary or appropriate. The Committee, the Company and its officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. The Committee shall not incur any liability for any action taken in good faith in reliance upon the advice of such counsel or other persons.

3.7 Delegation of Administration. Except to the extent prohibited by applicable law, including any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3) or Section 162(m) of the Code, or the applicable rules of a stock exchange, the Committee may, in its discretion, allocate all or any portion of its responsibilities and powers under this Article III to any one or more of its members and/or delegate all or any part of its responsibilities and powers under this Article III to any person or persons selected by it; provided, however, that the Committee may not delegate its authority to correct defects, omissions or inconsistencies in the Plan. Any such authority delegated or allocated by the Committee under this Section 3.7 shall be exercised in accordance with the terms and conditions of the Plan and any rules, regulations or administrative guidelines that may from time to time be established by the Committee, and any such allocation or delegation may be revoked by the Committee at any time.

ARTICLE IV.

SHARES SUBJECT TO THE PLAN AND AWARD LIMITS

4.1 Number of Shares Available for Grants. The shares of stock subject to Awards granted under the Plan shall be Shares. Such Shares subject to the Plan may be either authorized and unissued shares (which will not be subject to preemptive rights) or previously issued shares acquired by the Company or any Subsidiary. Subject to adjustment as provided in Section 4.3, the total number of Shares that may be delivered pursuant to Awards under the Plan as of the Effective Date shall be sixty million sixty-eight thousand three hundred and thirty-four (60,068,334) Shares (the “Share Reserve”), which represents the sum of (a) twenty million (20,000,000) Shares authorized under the original Plan, plus (b) thirty-three million (33,000,000) Shares authorized under this amendment and restatement of the Plan, plus (c) seven million sixty-eight thousand, three hundred and thirty-four (7,068,334) Shares available for issuance pursuant to the Prior Plan, as previously approved by the shareholders of the Company, on May 16, 2006. The Share Reserve shall be increased by any Shares allocable to outstanding stock options or other awards under the Prior Plan which expire, are forfeited or otherwise terminate unexercised after May 16, 2006. For purposes of this Section 4.1, (d) each Share delivered pursuant to an Option shall reduce the Share Reserve by one (1) Share; (e) each Share subject to the exercised portion of a SAR (whether the distribution upon exercise is made in cash, Shares or a combination of cash and Shares) shall reduce the Share Reserve by one (1) Share, other than an SAR that, by its terms, from and after the grant date thereof, is payable only in cash, in which case the Share Reserve shall not be reduced; (f) each Share delivered pursuant to a Restricted Stock Award with a per-Share purchase price at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the grant date of such Restricted Stock Award shall reduce the Share Reserve by one (1) Share; and (g) each Share delivered pursuant to an Award other than an Option, an SAR or a Restricted Stock Award with a per-Share purchase price at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the grant date of such Restricted Stock Award shall reduce the Share Reserve by one and sixty-seven one hundredths (1.67) Shares for Awards granted on or after the Effective Date and by two (2) Shares for Awards granted prior to the Effective Date. Subject to the immediately preceding sentence and, in the case of ISOs, any limitations applicable thereto under the Code, any Shares that are subject to an Option, SAR, or other Award which for any reason expires or is terminated or canceled without having been fully exercised or satisfied, and any Shares that are subject to any Restricted Stock Award (including any Shares subject to a Participant’s Restricted Stock Award that are repurchased by the Company at the Participant’s cost), Restricted Stock Unit Award or other Award granted under the Plan which are forfeited, shall, to the extent of any such expiration, termination, cancellation or forfeiture, be available for delivery in connection with future Awards under the Plan. However, notwithstanding any other provisions of this Section 4.1 to the contrary, (i) Shares withheld or tendered to pay the exercise price or withholding taxes with respect to an outstanding Award shall not again be made available for issuance pursuant to Awards under the Plan, and (ii) the payment of cash dividends or Dividend Equivalents in cash in connection with Awards shall not reduce the Share Reserve. Any Shares delivered under the Plan upon exercise or satisfaction of Substitute Awards shall not reduce the Shares available for delivery under the Plan; provided, however, that the total number of Shares that may be delivered pursuant to Incentive Stock Options granted under the Plan shall be equal to twenty-seven million (27,000,000) Shares, as adjusted pursuant to this Section 4.1, but without application of the foregoing provisions of this sentence. From and after May 16, 2006, no further grants or awards were made under the Prior Plan; however, grants or awards made under the Prior Plan before May 16, 2006 shall continue in effect in accordance with their terms.

4.2 Award Limits. The following limits shall apply to grants of all Awards under the Plan:

(a) Options: The maximum aggregate number of Shares that may be subject to Options granted in any two consecutive Fiscal Years to any one Participant shall be four million (4,000,000) Shares.

(b) SARs: The maximum aggregate number of Shares that may be subject to Stock Appreciation Rights granted in any two consecutive Fiscal Years to any one Participant shall be four million (4,000,000) Shares. Any Shares covered by Options which include Tandem SARs granted to one Participant in any two consecutive Fiscal Years shall reduce this limit on the number of Shares subject to SARs that can be granted to such Participant in such two consecutive Fiscal Years.

(c) Restricted Stock or Restricted Stock Units: The maximum aggregate number of Shares that may be subject to Awards of Restricted Stock or Restricted Stock Units granted in any two consecutive Fiscal Years to any one Participant shall be two million (2,000,000) Shares.

(d) Performance Shares or Performance Units: The maximum aggregate grant with respect to Awards of Performance Shares or Performance Units granted in any two consecutive Fiscal Years to any one Participant shall be two million (2,000,000) Shares.

(e) Cash-Based Awards: The maximum aggregate amount awarded with respect to Cash-Based Awards made in any two consecutive Fiscal Years to any one Participant shall not exceed fifteen million dollars ($15,000,000).

(f) Other Stock-Based Awards: The maximum aggregate grant with respect to Other Stock-Based Awards made in any two consecutive Fiscal Years to any one Participant shall be two million (2,000,000) Shares (or cash amounts based on the value of such number of Shares).

To the extent required by Section 162(m) of the Code, Shares subject to Options or SARs which are canceled shall continue to be counted against the limits set forth in paragraphs (a) and (b) immediately preceding.

4.3 Adjustments in Authorized Shares. In the event of any corporate event or transaction (including a change in the Shares or the capitalization of the Company), such as a reclassification, recapitalization, merger, consolidation, reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), issuance of warrants or rights, dividend or other distribution (whether in the form of cash, stock or other property), stock split or reverse stock split, spin-off, split-up, combination or exchange of shares, repurchase of shares, or other like change in corporate structure, partial or complete liquidation of the Company or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, in order to prevent dilution or enlargement of Participants’ rights under the Plan, shall substitute or adjust, as applicable, the number, class and kind of securities which may be delivered under Section 4.1; the number, class and kind, and/or price (such as the Option Price of Options or the Grant Price of SARs) of securities subject to outstanding Awards; the Award limits set forth in Section 4.2; and other value determinations applicable to outstanding Awards; provided, however that the number of Shares subject to any Award shall always be a whole number. The Committee shall also make appropriate adjustments and modifications in the terms of any outstanding Awards to reflect or related to any such events, adjustments, substitutions or changes, including modifications of performance goals and changes in the length of Performance Periods, subject to the requirements of Article XII in the case of Awards intended to qualify as Performance-Based Compensation. Any adjustment, substitution or change pursuant to this Section 4.3 made with respect to an Award intended to be an Incentive Stock Option shall be made only to the extent consistent with such intent, unless the Committee determines otherwise, and any such adjustment that is made with respect to an Award that provides for Performance-Based Compensation shall be made consistent with the intent that such Award qualify for the performance-based compensation exception under Section 162(m) of the Code. The Committee shall not make any adjustment pursuant to this Section 4.3 that would cause an Award that is otherwise exempt from Code Section 409A to become subject to Code Section 409A, or that would cause an Award that is subject to Code Section 409A to fail to satisfy the requirements of Code Section 409A. All determinations of the Committee as to adjustments or changes under this Section 4.3 shall be conclusive and binding on the Participants.

4.4 No Limitation on Corporate Actions. The existence of the Plan and any Awards granted hereunder shall not affect in any way the right or power of the Company, any Subsidiary or any Affiliate to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or business structure, any merger or consolidation, any issuance of debt, preferred or prior preference stock ahead of or affecting the Shares, additional shares of capital stock or other securities or subscription rights thereto, any dissolution or liquidation, any sale or transfer of all or part of its assets or business or any other corporate act or proceeding. Further, except as expressly provided herein or by the Committee, (i) the issuance by the Company of Shares or any class of securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, (ii) the payment of a dividend in property other than Shares, (iii) the occurrence of any capital change described in Section 4.3 or (iv) the occurrence of any similar transaction, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to Awards theretofore granted or the Option Price, Grant Price or purchase price per share applicable to any Award, unless the Committee shall determine, in its discretion, that an adjustment is necessary or appropriate.

ARTICLE V.

ELIGIBILITY AND PARTICIPATION

5.1 Eligibility. Employees, Non-Employee Directors and Consultants shall be eligible to become Participants and receive Awards in accordance with the terms and conditions of the Plan, subject to the limitations on the granting of ISOs set forth in Section 6.9(a).

5.2 Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select Participants from all eligible Employees, Non-Employee Directors and Consultants and shall determine the nature and amount of each Award.

ARTICLE VI.

STOCK OPTIONS

6.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee. The Committee may grant an Option or provide for the grant of an Option, either from time to time in the discretion of the Committee or automatically upon the occurrence of specified events, including the achievement of performance goals, the satisfaction of an event or condition within the control of the recipient of the Option or within the control of others. The granting of an Option shall take place when the Committee by resolution, written consent or other appropriate action determines to grant such Option for a particular number of Shares to a particular Participant at a particular Option Price.

6.2 Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which the Option shall become exercisable and such other provisions as the Committee shall determine, which are not inconsistent with the terms of the Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO. To the extent that any Option does not qualify as an ISO (whether because of its provisions or the time or manner of its exercise or otherwise), such Option, or the portion thereof which does not so qualify, shall constitute a separate NQSO.

6.3 Option Price. The Option Price for each Option shall be determined by the Committee and set forth in the Award Agreement; provided that, subject to Section 6.9(c), the Option Price of an Option shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted; provided further, that Substitute Awards or Awards granted in connection with an adjustment provided for in Section 4.3, in the form of stock options, shall have an Option Price per Share that is intended to maintain the economic value of the Award that was replaced or adjusted, as determined by the Committee.

6.4 Duration of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant and set forth in the Award Agreement; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary of its date of grant, subject to the respective last sentences of Sections 6.5 and 6.9(c).

6.5 Exercise of Options. Options shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance determine and set forth in the Award Agreement, which need not be the same for each grant or for each Option or Participant. An Agreement may provide that the period of time over which an Option other than an ISO may be exercised shall be automatically extended if on the scheduled expiration date of such Option the Optionee’s exercise of such Option would violate applicable securities laws; provided, however, that during such extended exercise period the Option may only be exercised to the extent the Option was exercisable in accordance with its terms immediately prior to such scheduled expiration date; provided further, however, that such extended exercise period shall end not later than thirty (30) days after the exercise of such Option first would no longer violate such laws.

6.6 Payment. Options shall be exercised by the delivery of a written notice of exercise to the Company, in a form specified or accepted by the Committee, or by complying with any alternative exercise procedures that may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for such Shares, which shall include applicable taxes, if any, in accordance with Article XVIII. The Option Price upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) subject to such terms, conditions and limitations as the Committee may prescribe, by tendering (either by actual delivery or attestation) unencumbered Shares previously acquired by the Participant exercising such Option having an aggregate Fair Market Value at the time of exercise equal to the total Option Price, (c) by a combination of (a) and (b); or (d) by any other method approved or accepted by the Committee in its sole discretion, including, if the Committee so determines, a cashless (broker-assisted) exercise that complies with all applicable laws. Subject to any governing rules or regulations, as soon as practicable after receipt of a written notification of exercise and full payment in accordance with the preceding provisions of this Section 6.6, the Company shall deliver to the Participant exercising an Option, in the Participant’s name, evidence of book entry Shares, or, upon the Participant’s request, Share certificates, in an appropriate amount based upon the number of Shares purchased under the Option, subject to Section 21.9. Unless otherwise determined by the Committee, all payments under all of the methods described above shall be paid in United States dollars.

6.7 Rights as a Shareholder. No Participant or other person shall become the beneficial owner of any Shares subject to an Option, nor have any rights to dividends or other rights of a shareholder with respect to any such Shares, until the Participant has actually received such Shares following exercise of his or her Option in accordance with the provisions of the Plan and the applicable Award Agreement.

6.8 Termination of Employment or Service. Except as otherwise provided in the Award Agreement, an Option may be exercised only to the extent that it is then exercisable, and if at all times during the period beginning with the date of granting of such Option and ending on the date of exercise of such Option the Participant is an Employee or Non-Employee Director, and shall terminate immediately upon a Termination of the Participant. An Option shall cease to become newly exercisable upon a Termination of the holder thereof. Notwithstanding the foregoing provisions of this Section 6.8 to the contrary, the Committee may determine in its discretion that an Option may be exercised following any such Termination, whether or not exercisable at the time of such Termination; provided, however, that in no event may an Option be exercised after the expiration date of such Option specified in the applicable Award Agreement, except as provided in the last sentence of Section 6.5.

6.9 Limitations on Incentive Stock Options.

(a) General. No ISO shall be granted to any individual otherwise eligible to participate in the Plan who is not an Employee of the Company or a Subsidiary on the date of granting of such Option. Any ISO granted under the Plan shall contain such terms and conditions, consistent with the Plan, as the Committee may determine to be necessary to qualify such Option as an “incentive stock option” under Section 422 of the Code. Any ISO granted under the Plan may be modified by the Committee to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code.

(b) $100,000 Per Year Limitation. Notwithstanding any intent to grant ISOs, an Option granted under the Plan will not be considered an ISO to the extent that it, together with any other “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to subsection (d) of such Section) under the Plan and any other “incentive stock option” plans of the Company, any Subsidiary and any “parent corporation” of the Company within the meaning of Section 424(e) of the Code, are exercisable for the first time by any Participant during any calendar year with respect to Shares having an aggregate Fair Market Value in excess of $100,000 (or such other limit as may be required by the Code) as of the time the Option with respect to such Shares is granted. The rule set forth in the preceding sentence shall be applied by taking Options into account in the order in which they were granted.

(c) Options Granted to Certain Shareholders. No ISO shall be granted to an individual otherwise eligible to participate in the Plan who owns (within the meaning of Section 424(d) of the Code), at the time the Option is granted, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a Subsidiary or any “parent corporation” of the Company within the meaning of Section 424(e) of the Code. This restriction does not apply if at the time such ISO is granted the Option Price of the ISO is at least 110% of the Fair Market Value of a Share on the date such ISO is granted, and the ISO by its terms is not exercisable after the expiration of five years from such date of grant.

ARTICLE VII.

STOCK APPRECIATION RIGHTS

7.1 Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee may grant an SAR (a) in connection and simultaneously with the grant of an Option (a Tandem SAR) or (b) independent of, and unrelated to, an Option (a Freestanding SAR). The Committee shall have complete discretion in determining the number of Shares to which a SAR pertains (subject to Article IV) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to any SAR.

7.2 Grant Price. The Grant Price for each SAR shall be determined by the Committee and set forth in the Award Agreement, subject to the limitations of this Section 7.2. The Grant Price for each Freestanding SAR shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the date such Freestanding SAR is granted, except in the case of Substitute Awards or Awards granted in connection with an adjustment provided for in Section 4.3. The Grant Price of a Tandem SAR shall be equal to the Option Price of the related Option.

7.3 Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR shall be exercisable only when and to the extent the related Option is exercisable and may be exercised only with respect to the Shares for which the related Option is then exercisable. A Tandem SAR shall entitle a Participant to elect, in the manner set forth in the Plan and the applicable Award Agreement, in lieu of exercising his or her unexercised related Option for all or a portion of the Shares for which such Option is then exercisable pursuant to its terms, to surrender such Option to the Company with respect to any or all of such Shares and to receive from the Company in exchange therefor a payment described in Section 7.7. An Option with respect to which a Participant has elected to exercise a Tandem SAR shall, to the extent of the Shares covered by such exercise, be canceled automatically and surrendered to the Company. Such Option shall thereafter remain exercisable according to its terms only with respect to the number of Shares as to which it would otherwise be exercisable, less the number of Shares with respect to which such Tandem SAR has been so exercised.

Notwithstanding any other provision of the Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (a) the Tandem SAR will expire no later than the expiration of the related ISO; (b) the value of the payment with respect to the Tandem SAR may not exceed the difference between the Fair Market Value of the Shares subject to the related ISO at the time the Tandem SAR is exercised and the Option Price of the related ISO; and (c) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Option Price of the ISO.

7.4 Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, in accordance with the Plan, determines and sets forth in the Award Agreement.

7.5 Award Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the number of Shares to which the SAR pertains, the Grant Price, the term of the SAR, and such other terms and conditions as the Committee shall determine in accordance with the Plan.

7.6 Term of SARs. The term of a SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided, however, that the term of any Tandem SAR shall be the same as the related Option and no SAR shall be exercisable more than ten (10) years after it is granted, subject to the last sentence of Section 6.5 in the case of a Tandem SAR.

7.7 Payment of SAR Amount. An election to exercise SARs shall be deemed to have been made on the date of Notice of such election to the Company. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price of the SAR; by

(b) The number of Shares with respect to which the SAR is exercised.

Notwithstanding the foregoing provisions of this Section 7.7 to the contrary, the Committee may establish and set forth in the applicable Award Agreement a maximum amount per Share that will be payable upon the exercise of a SAR. At the discretion of the Committee, such payment upon exercise of a SAR shall be in cash, in Shares of equivalent Fair Market Value, or in some combination thereof.

7.8 Rights as a Shareholder. A Participant receiving a SAR shall have the rights of a Shareholder only as to Shares, if any, actually issued to such Participant upon satisfaction or achievement of the terms and conditions of the Award, and in accordance with the provisions of the Plan and the applicable Award Agreement, and not with respect to Shares to which such Award relates but which are not actually issued to such Participant.

7.9 Termination of Employment or Service. Each SAR Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following such Participant’s Termination. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all SARs issued pursuant to the Plan, and may reflect distinctions based on the reasons for Termination.

ARTICLE VIII.

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

8.1 Awards of Restricted Stock and Restricted Stock Units. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Committee shall determine. Subject to the terms and conditions of this Article VIII and the Award Agreement, upon delivery of Shares of Restricted Stock to a Participant, or creation of a book entry evidencing a Participant’s ownership of Shares of Restricted Stock, pursuant to

Section 8.6, the Participant shall have all of the rights of a shareholder with respect to such Shares, subject to the terms and restrictions set forth in this Article VIII or the applicable Award Agreement or as determined by the Committee. Restricted Stock Units shall be similar to Restricted Stock, except no Shares are actually awarded to a Participant who is granted Restricted Stock Units on the date of grant, and such Participant shall have no rights of a shareholder with respect to such Restricted Stock Units.

8.2 Award Agreement. Each Restricted Stock and/or Restricted Stock Unit Award shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine in accordance with the Plan.

8.3 Nontransferability of Restricted Stock. Except as provided in this Article VIII, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, encumbered, alienated, hypothecated or otherwise disposed of until the end of the applicable Period of Restriction established by the Committee and specified in the Restricted Stock Award Agreement.

8.4 Period of Restriction and Other Restrictions. The Period of Restriction shall lapse based on continuing service as a Non-Employee Director or Consultant or continuing employment with the Company, a Subsidiary or an Affiliate, the achievement of performance goals, the satisfaction of other conditions or restrictions or upon the occurrence of other events, in each case, as determined by the Committee, at its discretion, and stated in the Award Agreement.

8.5 Delivery of Shares, Payment of Restricted Stock Units. Subject to Section 21.9, after the last day of the Period of Restriction applicable to a Participant’s Shares of Restricted Stock, and after all conditions and restrictions applicable to such Shares of Restricted Stock have been satisfied or lapse (including satisfaction of any applicable withholding tax obligations), pursuant to the applicable Award Agreement, such Shares of Restricted Stock shall become freely transferable by such Participant. After the last day of the Period of Restriction applicable to a Participant’s Restricted Stock Units, and after all conditions and restrictions applicable to Restricted Stock Units have been satisfied or lapse (including satisfaction of any applicable withholding tax obligations), pursuant to the applicable Award Agreement, such Restricted Stock Units shall be settled by delivery of Shares, a cash payment determined by reference to the then-current Fair Market Value of Shares or a combination of Shares and such cash payment, as the Committee, in its sole discretion, shall determine, either by the terms of the Award Agreement or otherwise.

8.6 Forms of Restricted Stock Awards. Each Participant who receives an Award of Shares of Restricted Stock shall be issued a stock certificate or certificates evidencing the Shares covered by such Award registered in the name of such Participant, which certificate or certificates may contain an appropriate legend. The Committee may require a Participant who receives a certificate or certificates evidencing a Restricted Stock Award to immediately deposit such certificate or certificates, together with a stock power or other appropriate instrument of transfer, endorsed in blank by the Participant, with signatures guaranteed in accordance with the Exchange Act if required by the Committee, with the Secretary of the Company or an escrow holder as provided in the immediately following sentence. The Secretary of the Company or such escrow holder as the Committee may appoint shall retain physical custody of each certificate representing a Restricted Stock Award until the Period of Restriction and any other restrictions imposed by the Committee or under the Award Agreement with respect to the Shares evidenced by such certificate expire or shall have been removed. The foregoing to the contrary notwithstanding, the Committee may, in its discretion, provide that a Participant’s ownership of Shares of Restricted Stock prior to the lapse of the Period of Restriction or any other applicable restrictions shall, in lieu of such certificates, be evidenced by a “book entry” (i.e., a computerized or manual entry) in the records of the Company or its designated agent in the name of the Participant who has received such Award. Such records of the Company or such agent shall, absent manifest error, be binding on all Participants who receive Restricted Stock Awards evidenced in such manner. The holding of Shares of Restricted Stock by the Company or such an escrow holder, or the use of book entries to evidence the ownership of Shares of Restricted Stock, in accordance with this Section 8.6, shall not affect the rights of Participants as owners of the Shares of Restricted Stock awarded to them, nor affect the restrictions applicable to such shares under the Award Agreement or the Plan, including the Period of Restriction.

8.7 Voting Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units.

8.8 Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock shall be credited with any cash dividends paid with respect to such Shares while they are so held, unless determined otherwise by the Committee and set forth in the Award Agreement. The Committee may apply any restrictions to such dividends that the Committee deems appropriate. Except as set forth in the Award Agreement, in the event of (a) any adjustment as provided in Section 4.3, or (b) any shares or securities are received as a dividend, or an extraordinary dividend is paid in cash, on Shares of Restricted Stock, any new or additional Shares or securities or any extraordinary dividends paid in cash received by a recipient of Restricted Stock shall be subject to the same terms and conditions, including the Period of Restriction, as relate to the original Shares of Restricted Stock.

8.9 Termination of Employment or Service. Except as otherwise provided in this Section 8.9, during the Period of Restriction, any Restricted Stock Units and/or Shares of Restricted Stock held by a Participant shall be forfeited and revert to the Company (or, if Shares of Restricted Sock were sold to the Participant, the Participant shall be required to resell such Shares to the Company at cost) upon the Participant’s Termination or the failure to meet or satisfy any applicable performance goals or other terms, conditions and restrictions to the extent set forth in the applicable Award Agreement. Each applicable Award Agreement shall set forth the extent to which, if any, the Participant shall have the right to retain Restricted Stock Units and/or Shares of Restricted Stock following such Participant’s Termination. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the applicable Award Agreement, need not be uniform among all such Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for, or circumstances of, such Termination.

8.10 Compliance With Section 409A. Unless the Committee provides otherwise in an Award Agreement, each Restricted Stock Unit shall be paid in full to the Participant no later than the fifteenth day of the third month after the end of the first calendar year in which the Restricted Stock Unit is no longer subject to a “substantial risk of forfeiture” within the meaning of Code Section 409A. If the Committee provides in an Award Agreement that a Restricted Stock Unit is intended to be subject to Code Section 409A, the Award Agreement shall include terms that are intended to satisfy the requirements of Section 409A.

ARTICLE IX.

PERFORMANCE UNITS, PERFORMANCE SHARES, AND CASH-BASED AWARDS

9.1 Grant of Performance Units, Performance Shares and Cash-Based Awards. Subject to the terms of the Plan, Performance Units, Performance Shares, and/or Cash-Based Awards may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee, in accordance with the Plan. A Performance Unit, Performance Share or Cash-Based Award entitles the Participant who receives such Award to receive Shares or cash upon the attainment of performance goals and/or satisfaction of other terms and conditions determined by the Committee when the Award is granted and set forth in the Award Agreement. Such entitlements of a Participant with respect to his or her outstanding Performance Unit, Performance Share or Cash-Based Award shall be reflected by a bookkeeping entry in the records of the Company, unless otherwise provided by the Award Agreement. The terms and conditions of such Awards shall be consistent with the Plan and set forth in the Award Agreement and need not be uniform among all such Awards or all Participants receiving such Awards.

9.2 Value of Performance Units, Performance Shares and Cash-Based Awards. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. Each Cash-Based Award shall have a value as shall be determined by the Committee. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Units and Performance Shares and Cash-Based Awards that will be paid out to the Participant.

9.3 Earning of Performance Units, Performance Shares and Cash-Based Awards. Subject to the terms of the Plan, after the applicable Performance Period has ended, the holder of Performance Units, Performance Shares or Cash-Based Awards shall be entitled to receive payment on the number and value of Performance Units, Performance Shares or Cash-Based Awards earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals and/or other terms and conditions have been achieved or satisfied. The Committee shall determine the extent to which any such pre-established performance goals and/or other terms and conditions of a Performance Unit, Performance Share or Cash-Based Award are attained or not attained following conclusion of the applicable Performance Period. The Committee may, in its discretion, waive any such performance goals and/or other terms and conditions relating to any such Award not intended to qualify as Performance-Based Compensation.

9.4 Form and Timing of Payment of Performance Units, Performance Shares and Cash-Based Awards. Payment of earned Performance Units, Performance Shares and Cash-Based Awards shall be as determined by the Committee and as set forth in the Award Agreement. Subject to the terms of the Plan, the Committee, in its sole discretion, may pay earned Performance Units, Performance Shares and Cash-Based Awards in the form of cash or in Shares (or in a combination thereof) which have an aggregate Fair Market Value equal to the value of the earned Performance Units, Performance Shares or Cash-Based Awards as soon as practicable after the end of the Performance Period and following the Committee’s determination of actual performance against the performance goals and/or other terms and conditions established by the Committee. Such Shares may be granted subject to any restrictions imposed by the Committee, including pursuant to Section 21.9. The determination of the Committee with respect to the form of payment of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

9.5 Rights as a Shareholder. A Participant receiving a Performance Unit, Performance Share or Cash-Based Award shall have the rights of a shareholder only as to Shares, if any, actually received by the Participant upon satisfaction or achievement of the terms and conditions of such Award and not with respect to Shares subject to the Award but not actually issued to such Participant.

9.6 Termination of Employment or Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Units, Performance Shares and/or Cash-Based Award following such Participant’s Termination. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the applicable Award Agreement, need not be uniform among all such Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for Termination.

9.7 Compliance With Section 409A. Unless the Committee provides otherwise in an Award Agreement, each Performance Unit, Performance Share and/or Cash-Based Award shall be paid in full to the Participant no later than the fifteenth day of the third month after the end of the first calendar year in which such Award is no longer subject to a “substantial risk of forfeiture” within the meaning of Code Section 409A. If the Committee provides in an Award Agreement that a Performance Share, Performance Unit or Cash-Based Award is intended to be subject to Code Section 409A, the Award Agreement shall include terms that are intended to satisfy the requirements of Section 409A.

ARTICLE X.

OTHER STOCK-BASED AWARDS

10.1 Other Stock-Based Awards. The Committee may grant types of equity-based or equity-related Awards not otherwise described by the terms of the Plan (including the grant or offer for sale of unrestricted Shares), in such amounts (subject to Article IV) and subject to such terms and conditions, as the Committee shall determine. Such Other Stock-Based Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

10.2 Value of Other Stock-Based Awards. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee. The Committee may establish performance goals in its discretion, and any such performance goals shall be set forth in the applicable Award Agreement. If the Committee exercises its discretion to establish performance goals, the number and/or value of Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which such performance goals are met.

10.3 Payment of Other Stock-Based Awards. Payment, if any, with respect to an Other Stock-Based Award shall be made in accordance with the terms of the Award, as set forth in the Award Agreement, in cash or Shares as the Committee determines.

10.4 Termination of Employment or Service. The Committee shall determine the extent to which the Participant shall have the right to receive Other Stock-Based Awards following the Participant’s Termination. Such provisions shall be determined in the sole discretion of the Committee, such provisions may be included in the applicable Award Agreement, but need not be uniform among all Other Stock-Based Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for Termination.

10.5 Compliance With Section 409A. Unless the Committee provides otherwise in an Award Agreement, each Other Stock-Based Award shall be paid in full to the Participant no later than the fifteenth day of the third month after the end of the first calendar year in which the Other Stock-Based Award is no longer subject to a “substantial risk of forfeiture” within the meaning of Code Section 409A. If the Committee provides in an Award Agreement that a Cash-Based Award or Other Stock-Based Award is intended to be subject to Code Section 409A, the Award Agreement shall include terms that are intended to satisfy the requirements of Section 409A.

ARTICLE XI.

NON-EMPLOYEE DIRECTOR FEES IN SHARES OR OTHER AWARDS

11.1 Payment of Fees in Shares or Other Awards. The Board may determine to pay a Non-Employee Director up to 100% of his or her Fees as an Other Stock-Based Award denominated in Shares, or another type of Award, or otherwise make Awards in lieu of all or any portion of his or her Fees. Except as otherwise provided in this Article XI, the percentage of Fees to be paid in such Shares or other Awards to Non-Employee Directors, or the amount of an Award in lieu of Fees, during each calendar quarter shall be determined by the Board on or prior to the first day of such quarter. If such an Award to be issued as Fees is based on a percentage of such Fees, the number of Shares subject to such Award shall be determined by multiplying such percentage by the amount of such Fees otherwise payable in cash for such quarter and dividing the product by the Fair Market Value of the Shares on the first day of such quarter. If this formula produces a fractional Share, the Non-Employee Director shall be paid in cash the Fair Market Value of the fractional Share.

11.2 Election to Receive Fees in Shares or Other Awards. To the extent permitted by the Board, a Non-Employee Director may elect to receive up to 100% of his or her Fees (not otherwise payable in Shares or any other Award pursuant to Section 11.1) as an Other Stock-Based Award denominated in Shares or another type of Award, or otherwise elect to receive an Award in lieu of all or any portion of his or her Fees (not otherwise payable in Shares or any other Award pursuant to Section 11.1) (a “Stock Election”). A Stock Election must be in writing and shall be delivered to the Corporate Secretary of the Company prior to the Annual Meeting. Except as provided in this Article XI, such a Stock Election shall apply to Fees payable to the Non-Employee

Director in respect of Board and/or committee service during the period commencing on the date of such Annual Meeting and ending on the day before the next Annual Meeting, and a Non-Employee Director may revoke a Stock Election by delivering written notice of such revocation to the Corporate Secretary of the Company prior to the last day of any calendar quarter with respect to all calendar quarters beginning after delivery of such notice of revocation. A Stock Election may specify the applicable percentage of the Fees that the Non-Employee Director wishes to receive in Shares or other applicable Award (the “Designated Percentage”). If a Stock Election specifying a Designated Percentage is made, then not later than the first day of the applicable calendar quarter, the number of Shares subject to the Award to be issued in lieu of the Non-Employee Director’s Fees pursuant to such Stock Election shall be determined by multiplying the Designated Percentage by the amount of Fees otherwise payable in cash for such quarter and dividing that product by the Fair Market Value of the Shares on the first day of such quarter. If this formula produces a fractional Share, the Non-Employee Director shall be paid in cash the Fair Market Value of the fractional Share.

11.3 Timing of Determinations or Elections. If required by the Board, determinations or elections concerning the percentage of Fees payable in Awards other than Shares, or the amount of any such Awards payable in lieu of Fees, shall be made prior to the commencement of the calendar year in which an Non-Employee Director performs the services to which such Fees relate, and any such determination or election shall be irrevocable with respect to such Fees for services performed during such calendar year.

ARTICLE XII.

PERFORMANCE MEASURES

12.1 Performance Measures. The objective performance goals upon which the granting, payment and/or vesting of Awards to Covered Employees that are intended to qualify as Performance-Based Compensation may occur shall be based on any one or more of the following Performance Measures selected by the Committee:

(a)	asset growth;

(b)	combined net worth;

(c)	debt to equity ratio;

(d)	earnings per share;

(e)	revenue growth;

(f)	investment performance;

(g)	operating income (with or without investment income or income taxes);

(h)	cash flow;

(i)	margin;

(j)	net income, before or after taxes;

(k)	earnings before interest, taxes, depreciation and/or amortization;

(l)	return on total capital, equity, revenue or assets;

(m)	medical loss ratio;

(n)	number of medical or specialty policyholders, members or insured;

(o)	quality of service metrics;

(p)	customer service metrics;

(q)	productivity;

(r)	administrative expense management;

(s)	improved health of members, including enrollment in disease management programs;

(t)	economic profit;

(u)	shareholder value added;

(v)	stock price appreciation or total shareholder return;

(w)	medical and/or specialty market share;

(x)	medical and/or specialty penetration rate or uninsured rate;

(y)	specialty earnings as a percent of total earnings;

(z)	associate perceptions or turnover;

(aa)	consumer perceptions of the Company or the Company’s industry; and

(ab)	merger integration synergies.

Such performance goals shall be established by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Code Section 162(m)(4)(C), or any successor provision thereto, and the regulations thereunder, for performance-based compensation, and may be set forth in the applicable Award Agreement. Any Performance Measures may be used to measure the performance of the Company, its Affiliates, and/or Subsidiaries as a whole or any business unit of the Company, its Affiliates, and/or Subsidiaries or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select any relevant Performance Measure as compared to various stock market indices, or growth rates, or trends. The Performance Measures shall not include or derive from the number or frequency of (i) denials of authorization for benefit coverage; or (ii) reductions or limitations on hospital lengths of stay, medical services or charges. Performance Measures shall not be designed, construed or used to incentivize the withholding of medically necessary services or the denial of benefits to which members are entitled.

12.2 Evaluation of Performance. Notwithstanding any other provision of the Plan, payment or vesting of any such Award that is intended to qualify as Performance-Based Compensation shall not be made until the Committee certifies in writing that the applicable performance goals and any other material terms of such Award were in fact satisfied, except as otherwise provided in Section 12.3. The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) gains or losses on sales or dispositions, (b) asset write-downs, (c) litigation or claim judgments or settlements, (d) historic environmental obligations, (e) changes in tax law or rate, including the impact on deferred tax liabilities, (f) uninsured catastrophic property losses, (g) the cumulative effect of changes in accounting principles, (h) extraordinary items described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial performance appearing in the Company’s Annual Report on Form 10-K, (i) acquisitions occurring after the start of a Performance Period or unbudgeted costs incurred related to future acquisitions, (j) operations discontinued, divested or restructured during the Performance Period, including severance costs, (k) gains or losses on refinancing or extinguishment of debt, and (l) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

12.3 Adjustment of Performance-Based Compensation. Notwithstanding any provision of the Plan to the contrary, with respect to any Award that is intended to qualify as Performance-Based Compensation, (a) the Committee may adjust downwards, but not upwards, any amount payable, or other benefits granted, issued, retained and/or vested pursuant to such an Award on account of satisfaction of the applicable performance goals on the basis of such further considerations as the Committee in its discretion shall determine, and (b) the Committee may not waive the achievement of the applicable performance goals, except in the case of the Participant’s death, disability or a Change of Control.

12.4 Committee Discretion. In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting of such Awards on performance measures other than those set forth in Section 12.1.

ARTICLE XIII.

DIVIDEND EQUIVALENTS

13.1 Dividend Equivalents. Unless otherwise provided by the Committee, no adjustment shall be made in the Shares issuable or taken into account under Awards on account of cash dividends that may be paid or other rights that may be issued to the holders of Shares prior to issuance of such Shares under such Award. The Committee may grant Dividend Equivalents based on the dividends declared on Shares that are subject to any Award, including any Award the payment or settlement of which is deferred pursuant to Section 21.6. Dividend Equivalents may be credited as of the dividend payment dates, during the period between the date the Award is granted and the date the Award becomes payable, terminates or expires. Dividend Equivalents may be subject to any limitations and/or restrictions determined by the Committee. Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time, and shall be paid at such times, as may be determined by the Committee. Unless the Award Agreement provides otherwise, Dividend Equivalents shall be paid to the Participant at least annually, not later than the fifteenth day of the third month following the end of the calendar year in which the Dividend Equivalents are credited (or, if later, the fifteenth day of the third month following the end of the calendar year in which the Dividend Equivalents are no longer subject to a substantial risk of forfeiture within the meaning of Code Section 409A). Any Dividend Equivalents that are accumulated and paid after the date specified in the preceding sentence shall be explicitly set forth in a separate arrangement that provides for the payment of the dividend equivalents at a time and in a manner that satisfies the requirements of Code Section 409A. No Dividend Equivalents shall relate to Shares underlying an Option or SAR unless such Dividend Equivalent rights are explicitly set forth as a separate arrangement and do not cause any such Option or SAR to be subject to Code Section 409A.

ARTICLE XIV.

TRANSFERABILITY OF AWARDS

14.1 Transferability of Incentive Stock Options. No ISO or Tandem SAR granted in connection with an ISO may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs and Tandem SARs granted in connection with ISOs granted to a Participant shall be exercisable during his or her lifetime only by such Participant.

14.2 All Other Awards. Except as otherwise provided in Section 8.5 or a Participant’s Award Agreement or otherwise determined at any time by the Committee, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution; provided that the Committee may permit further transferability, on a general or a specific basis, and may impose conditions and limitations on any permitted transferability, subject to Section 14.1 and any applicable Period of Restriction; provided further, however, that no Award may be transferred for value or other consideration without first obtaining approval thereof by the shareholders of the Company. Further, except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee, or unless the Committee decides to permit further transferability, subject to Section 14.1 and any applicable Period of Restriction, all Awards granted to a Participant under the Plan, and all rights with respect to such Awards, shall be exercisable or available during his or her lifetime only by or to such Participant. With respect to those Awards, if any, that are permitted to be transferred to another individual, references in the Plan to exercise or payment related to such Awards by or to the Participant shall be deemed to include, as determined by the Committee, the Participant’s permitted transferee. A Participant’s unexercised Option or SAR, or amounts due but remaining unpaid to such Participant, at the Participant’s death, shall be exercised or paid as designated by the Participant by will or by the laws of descent and distribution. In the event any Award is exercised by or otherwise paid to the executors, administrators, heirs or distributees of the estate of a deceased Participant, or the transferee of an Award, in any such case, pursuant to the terms and conditions of the Plan and the applicable Agreement and in accordance with such terms and conditions as may be specified from time to time by the Committee, the Company shall be under no obligation to issue Shares thereunder unless and until the Company is satisfied, as determined in the discretion of the Committee, that the person or persons exercising such Award, or to receive such payment, are the duly appointed legal representative of the deceased Participant’s estate or the proper legatees or distributees thereof, or the valid transferee of such Award, as applicable. Any purported assignment, transfer or encumbrance of an Award that does not comply with this Section 14.2 shall be void and unenforceable against the Company.

ARTICLE XV.

RIGHTS OF PARTICIPANTS

15.1 Rights or Claims. No individual shall have any rights or claims under the Plan except in accordance with the provisions of the Plan and any applicable Award Agreement. The grant of an Award under the Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in the Plan as being applicable to such type of Award, or to all Awards, or as are expressly set forth in the Award Agreement evidencing such Award. Without limiting the generality of the foregoing, nothing contained in the Plan or in any Award Agreement shall be deemed to:

(a) Give any Employee or Non-Employee Director the right to be retained in the service of the Company, an Affiliate and/or a Subsidiary, whether in any particular position, at any particular rate of compensation, for any particular period of time or otherwise;

(b) Restrict in any way the right of the Company, an Affiliate and/or a Subsidiary to terminate, change or modify any Employee’s employment or any Non-Employee Director’s service as a Director at any time with or without Cause;

(c) Confer on any Consultant any right of continued relationship with the Company, an Affiliate and/or a Subsidiary, or alter any relationship between them, including any right of the Company or an Affiliate or Subsidiary to terminate, change or modify its relationship with a Consultant;

(d) Give any Employee, Non-Employee Director or Consultant the right to receive any bonus, whether payable in cash or in Shares, or in any combination thereof, from the Company, an Affiliate and/or a Subsidiary, nor be construed as limiting in any way the right of the Company, an Affiliate and/or a Subsidiary to determine, in its sole discretion, whether or not it shall pay any Employee, Non-Employee Director or Consultant bonuses, and, if so paid, the amount thereof and the manner of such payment; or

(e) Give any Participant any rights whatsoever with respect to an Award except as specifically provided in the Plan and the Award Agreement.

15.2 Adoption of the Plan. The adoption of the Plan shall not be deemed to give any Employee, Non-Employee Director or Consultant or any other individual any right to be selected as a Participant or to be granted an Award, or, having been so selected, to be selected to receive a future Award.

15.3 Vesting. Notwithstanding any other provision of the Plan, a Participant’s right or entitlement to exercise or otherwise vest in any Award not exercisable or vested at the time of grant shall only result from continued services as a Non-Employee Director or Consultant or continued employment, as the case may be, with the Company or any Subsidiary or Affiliate, or satisfaction of any other performance goals or other conditions or restrictions applicable, by its terms, to such Award.

15.4 No Effects on Benefits. Payments and other compensation received by a Participant under an Award are not part of such Participant’s normal or expected compensation or salary for any purpose, including calculating termination, indemnity, severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments under any laws, plans, contracts, arrangements or otherwise. No claim or entitlement to compensation or damages arises from the termination of the Plan or diminution in value of any Award or Shares purchased or otherwise received under the Plan.

15.5 One or More Types of Awards. A particular type of Award may be granted to a Participant either alone or in addition to other Awards under the Plan.

ARTICLE XVI.

CHANGE OF CONTROL

16.1 Treatment of Outstanding Awards. In the event of a Change of Control, unless otherwise specifically prohibited by any applicable laws, rules or regulations or otherwise provided in any applicable Award Agreement, as in effect prior to the occurrence of the Change of Control, specifically with respect to a Change of Control:

(a) In its discretion, and on such terms and conditions as it deems appropriate, the Committee may provide, either by the terms of the Award Agreement or by resolution adopted prior to the occurrence of such Change of Control, that any Options, SARs and Other Stock-Based Awards (if applicable) which are outstanding shall become exercisable as determined by the Committee, notwithstanding anything to the contrary in the Award Agreement; provided, however, that if the surviving or successor corporation to the Company, or any parent or subsidiary thereof, or any other corporation that is a party to the transaction resulting in the Change of Control, does not agree to assume, or substitute equivalent options or other awards for, such Options, SARs or Other Stock-Based Awards, or in the event of a liquidation of the Company, then immediately prior to the occurrence of such Change of Control, or as of such earlier date as the Committee may prescribe, any and all Options, SARs and Other Stock-Based Awards (if applicable) which are outstanding shall immediately become fully exercisable as to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the Award Agreement.

(b) In its discretion, and on such terms and conditions as it deems appropriate, the Committee may provide, either by the terms of the Award Agreement or by resolution adopted prior to the occurrence of such Change of Control, that restrictions, performance goals or other conditions applicable to Restricted Stock Units, Shares of Restricted Stock and Other Stock-Based Awards previously awarded to Participants shall be canceled or deemed achieved, the Period of Restriction applicable thereto shall terminate, and restrictions on transfer, sale, assignment, pledge or other disposition applicable to any such Shares of Restricted Stock shall lapse, in each case, to the extent provided by the Committee, notwithstanding anything to the contrary in the Award Agreement; provided, however, that if the surviving or successor corporation to the Company, or any parent or subsidiary thereof, or any other corporation that is a party to the transaction resulting in the Change of Control does not agree to assume, or substitute equivalent awards for, any such Awards, or in the event of a liquidation of the Company, then immediately prior to the occurrence of such Change of Control, any restrictions, performance goals or other conditions applicable to Restricted Stock Units, Shares of Restricted Stock and Other Stock-Based Awards previously awarded to Participants shall be immediately canceled or deemed achieved, the Period of Restriction applicable thereto shall immediately terminate, and all restrictions on transfer, sale, assignment, pledge or other disposition applicable to any such Shares of Restricted Stock shall immediately lapse, notwithstanding anything to the contrary in the Plan or the Award Agreement.

(c) In its discretion, and on such terms and conditions as it deems appropriate, the Committee may provide, either by the terms of the Award Agreement or by resolution adopted prior to the occurrence of such Change of Control, that any Awards which are outstanding shall, in whole or in part, immediately become vested and nonforfeitable; provided, however, that if the surviving or successor corporation to the Company, or any parent or subsidiary thereof, or any other corporation that is a party to the transaction resulting in the Change of Control does not agree to assume, or substitute equivalent awards for, any such Awards, or in the event of a liquidation of the Company, then immediately prior to the occurrence of such Change of Control, all Awards which are outstanding shall immediately become fully vested and nonforfeitable.

(d) In its discretion, and on such terms and conditions as it deems appropriate, the Committee may provide, either by the terms of the Award Agreement or by resolution adopted prior to the occurrence of such Change of Control, that the target payment opportunities attainable under any outstanding Awards of Performance Units, Performance Shares, Cash-Based Awards and other Awards shall be deemed to have been fully or partially earned for any Performance Period(s), as determined by the Committee, immediately prior to the effective date of the Change of Control. Notwithstanding the immediately preceding sentence to the contrary, if the surviving or successor corporation to the Company, or any parent or subsidiary thereof, or any other corporation that is a party to the transaction resulting in the Change of Control does not agree to assume, or substitute equivalent awards for, any such Awards, or in the event of a liquidation of the Company, then the target payment opportunities attainable under any outstanding Awards of Performance Units, Performance Shares, Cash-Based Awards and other Awards shall be deemed to have been fully earned for the entire Performance Period(s) immediately prior to the effective date of the Change of Control, unless actual performance exceeds the target, in which case actual performance shall be used, and (i) there shall be paid out to each Participant holding such an Award denominated in Shares, not later than five (5) days prior to the effective date of the Change of Control, a pro rata number of Shares (or the equivalent Fair Market Value thereof, as determined by the Committee, in cash) based upon an assumed achievement of all relevant targeted performance goals, unless actual performance exceeds the target, in which case actual performance shall be used, and upon the length of time within the Performance Period which has elapsed prior to the Change of Control, and (ii) Awards denominated in cash shall be paid pro rata to applicable Participants in cash within thirty (30) days following the effective date of the Change of Control, with the pro-ration determined as a function of the length of time within the Performance Period which has elapsed prior to the Change of Control, and based on an assumed achievement of all relevant targeted performance goals, unless actual performance exceeds the target, in which case actual performance shall be used.

(e) In its discretion, and on such terms and conditions as it deems appropriate, the Committee may provide, either by the terms of the Award Agreement applicable to any Award or by resolution adopted prior to the occurrence of such Change of Control, that any Award the payment or settlement of which was deferred under Section 21.6 or otherwise may be paid or distributed immediately prior to the Change of Control, except as otherwise provided by the Committee in accordance with Section 16.1(f); provided, however, that if the surviving or successor corporation to the Company, or any parent or subsidiary thereof, or any other corporation that is a party to the transaction resulting in the Change of Control does not agree to assume, or substitute equivalent awards for, any such Awards, or in the event of a liquidation of the Company, then any such Award shall be paid or distributed immediately prior to such Change of Control, except as otherwise provided by the Committee in accordance with Section 16.1(f).

(f) In its discretion, and on such terms and conditions as it deems appropriate, the Committee may provide, either by the terms of the Award Agreement applicable to any Award or by resolution adopted prior to the occurrence of the Change of Control, that any outstanding Award shall be adjusted by substituting for each Share subject to such Award immediately prior to the transaction resulting in the Change of Control the consideration (whether stock or other securities of the surviving corporation or any successor corporation to the Company, or a parent or subsidiary thereof, or that may be issuable by another corporation that is a party to the transaction resulting in the Change of Control) received in such transaction by holders of Shares for each Share held on the closing or effective date of such transaction, in which event the aggregate Option Price or Grant Price, as applicable, of the Award shall remain the same; provided, however, that if such consideration received in such transaction is not solely stock of a successor, surviving or other corporation, the Committee may provide for the consideration to be received upon exercise or payment of an Award, for each Share subject to such Award, to be solely stock or other securities of the successor, surviving or other corporation, as applicable, equal in fair market value, as determined by the Committee, to the per-Share consideration received by holders of Shares in such transaction.

(g) In its discretion, and on such terms and conditions as it deems appropriate, the Committee may provide, either by the terms of the Award Agreement applicable to any Award or by resolution adopted prior to the occurrence of the Change of Control, that any outstanding Award (or portion thereof) shall be converted into a right to receive cash, on or as soon as practicable following the closing date or expiration date of the transaction resulting in the Change of Control in an amount equal to the highest value of the consideration to be received in connection with such transaction for one Share, or, if higher, the highest Fair Market Value of a Share during the thirty (30) consecutive business days immediately prior to the closing date or expiration date of such transaction, less the per-Share Option Price, Grant Price or outstanding unpaid purchase price, as applicable to the Award, multiplied by the number of Shares subject to such Award, or the applicable portion thereof.

(h) The Committee may, in its discretion, provide that an Award can or cannot be exercised after, or will otherwise terminate or not terminate as of, a Change of Control.

16.2 No Implied Rights; Other Limitations. No Participant shall have any right to prevent the consummation of any of the acts described in Section 4.3 or 16.1 affecting the number of Shares available to, or other entitlement of, such Participant under the Plan or such Participant’s Award. Any actions or determinations of the Committee under this Article XVI need not be uniform as to all outstanding Awards, nor treat all Participants identically. Notwithstanding any provision of Section 16.1 to the contrary, no actions of the Committee under Section 16.1 shall materially impair the previously accrued rights of a Participant under any outstanding Award without the written consent of such Participant unless otherwise provided in the applicable Award Agreement. Notwithstanding the adjustments described in Section 16.1, in no event may any Option or SAR be exercised after ten (10) years from the date it was originally granted, and any changes to ISOs pursuant to this Article XVI shall, unless the Committee determines otherwise, only be effective to the extent such adjustments or changes do not cause a “modification” (within the meaning of Section 424(h)(3) of the Code) of such ISOs or adversely affect the tax status of such ISOs.

16.3 Termination, Amendment, and Modifications of Change of Control Provisions. Notwithstanding any other provision of the Plan (but subject to the limitations of Section 16.1(h), the last sentence of Section 17.1 and Section 17.2) or any Award Agreement provision, the provisions of this Article XVI may not be terminated, amended, or modified on or after the date of a Change of Control to materially impair any Participant’s Award theretofore granted and then outstanding under the Plan without the prior written consent of such Participant.

16.4 Compliance with Section 409A. Notwithstanding any other provisions of the Plan or any Award Agreement to the contrary, if a Change of Control that is not a Qualified Change of Control occurs, and payment or distribution of an Award constituting deferred compensation subject to Section 409A of the Code would otherwise be made or commence on the date of such Change of Control (pursuant to the Plan, the Award Agreement or otherwise), (a) the vesting of such Award shall accelerate in accordance with the Plan and the Award Agreement, (b) such payment or distribution shall not be made or commence prior to the earliest date on which Code Section 409A permits such payment or distribution to be made or commence without additional taxes or penalties under Section 409A, and (c) in the event any such payment or distribution is deferred in accordance with the immediately preceding clause (b), such payment or distribution that would have been made prior to the deferred payment or commencement date, but for Code Section 409A, shall be paid or distributed on such earliest payment or commencement date, together, if determined by the Committee, with interest at the rate established by the Committee. The Committee shall not extend the period to exercise an Option or Stock Appreciation Right to the extent that such extension would cause the Option or Stock Appreciation Right to become subject to Code Section 409A. Additionally, the Committee shall not take any action pursuant to this Article XVI that would cause an Award that is otherwise exempt from Code Section 409A to become subject to Code Section 409A, or that would cause an Award that is subject to Code Section 409A to fail to satisfy the requirements of Code Section 409A.

ARTICLE XVII.

AMENDMENT, MODIFICATION, AND TERMINATION

17.1 Amendment, Modification, and Termination. The Board may, at any time and with or without prior notice, amend, alter, suspend, or terminate the Plan, and the Committee may, to the extent permitted by the Plan, amend the terms of any Award theretofore granted, including any Award Agreement, in each case, retroactively or prospectively; provided, however, that no such amendment, alteration, suspension, or termination of the Plan shall be made which, without first obtaining approval of the shareholders of the Company (where such approval is necessary to satisfy (i) the then-applicable requirements of Rule 16b-3, (ii) any requirements under the Code relating to ISOs or for exemption from Section 162(m) of the Code, or (iii) any applicable law, regulation or rule (including the applicable regulations and rules of the SEC and any national securities exchange)), would:

(a) except as is provided in Section 4.3, increase the maximum number of Shares which may be sold or awarded under the Plan or increase the maximum limitations set forth in Section 4.2;

(b) except as is provided in Section 4.3, decrease the minimum Option Price or Grant Price requirements of Sections 6.3 and 7.2, respectively;

(c) change the class of persons eligible to receive Awards under the Plan;

(d) change the Performance Measures set forth in Section 12.1;

(e) extend the duration of the Plan or the period during which Options or SARs may be exercised under Section 6.4 or 7.6, as applicable; or

(f) otherwise require shareholder approval to comply with any applicable law, regulation or rule (including the applicable regulations and rules of the SEC and any national securities exchange).

In addition, (A) no such amendment, alteration, suspension or termination of the Plan or any Award theretofore granted, including any Award Agreement, shall be made which would materially impair the previously accrued rights of a Participant under any outstanding Award without the written consent of such Participant, provided, however, that the Board may amend or alter the Plan and the Committee may amend or alter any Award, including any Agreement, either retroactively or prospectively, without the consent of the applicable Participant, (x) so as to preserve or come within any exemptions from liability under Section 16(b) of the Exchange Act, pursuant to the rules and releases promulgated by the SEC (including Rule 16b-3), and/or so that any Award that is intended to qualify as Performance-Based Compensation shall qualify for the performance-based compensation exception under Code Section 162(m) (or any successor provision), or (y) if the Board or the Committee determines in its discretion that such amendment or alteration either (I) is required or advisable for the Company, the Plan or the Award to satisfy, comply with or meet the requirements of any law, regulation, rule or accounting standard or (II) is not reasonably likely to significantly diminish the benefits provided under such Award, or that such diminishment has been or will be adequately compensated, and (B) except as is provided in Section 4.3, but notwithstanding any other provisions of the Plan, neither the Board nor the Committee may take any action: (1) to amend the terms of an outstanding Option or SAR to reduce the Option Price or Grant Price thereof, cancel an Option or SAR and replace it with a new Option or SAR with a lower Option Price or Grant Price, or that has an economic effect that is the same as any such reduction or cancellation; or (2) to cancel an outstanding Option or SAR having an Option Price or Grant Price above the then-current Fair Market Value of the Shares in exchange for the grant of another type of Award, without, in each such case, first obtaining approval of the shareholders of the Company of such action.

17.2 Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Board or the Committee shall make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including the events described in Section 4.3) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. Any such adjustment with respect to an Award intended to be an ISO shall be made only to the extent consistent with such intent, unless the Board or the Committee determines otherwise, and any such adjustment that is made with respect to an Award that is intended to qualify as Performance-Based Compensation shall be made consistent with the intent that such Award qualify for the performance-based compensation exception under Code Section 162(m) (or any successor provision). Additionally, neither the Board nor the Committee shall not make any adjustment pursuant to this Article XVII that would cause an Award that is otherwise exempt from Code Section 409A to become subject to Code Section 409A, or that would cause an Award that is subject to Code Section 409A to fail to satisfy the requirements of Code Section 409A. The determination of the Committee as to the foregoing adjustments shall be conclusive and binding on Participants under the Plan.

ARTICLE XVIII.

TAX WITHHOLDING AND OTHER TAX MATTERS

18.1 Tax Withholding. The Company and/or any Subsidiary or Affiliate are authorized to withhold from any Award granted or payment due under the Plan the amount of all Federal, state, local and non-United States taxes due in respect of such Award or payment and take any such other action as may be necessary or appropriate, as determined by the Committee, to satisfy all obligations for the payment of such taxes. The recipient of any payment or distribution under the Plan shall make arrangements satisfactory to the Company, as determined in the Committee’s discretion, for the satisfaction of any tax obligations that arise by reason of any such payment or distribution. The Company shall not be required to make any payment or distribution under or relating to the Plan or any Award until such obligations are satisfied or such arrangements are made, as determined by the Committee in its discretion.

18.2 Withholding or Tendering Shares. Without limiting the generality of Section 18.1, the Committee may in its discretion permit a Participant to satisfy or arrange to satisfy, in whole or in part, the tax obligations incident to an Award by: (a) electing to have the Company withhold Shares or other property otherwise deliverable to such Participant pursuant to his or her Award (provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy required Federal, state, local and non-United States withholding obligations using the minimum statutory withholding rates for Federal, state, local and/or non-U.S. tax purposes, including payroll taxes, that are applicable to supplemental taxable income) and/or (b) tendering to the Company Shares owned by such Participant (or by such Participant and his or her spouse jointly) and purchased or held for the requisite period of time as may be required to avoid the Company’s or the Affiliates’ or Subsidiaries’ incurring an adverse accounting charge, based, in each case, on the Fair Market Value of the Shares on the payment date as determined by the Committee. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

18.3 Restrictions. The satisfaction of tax obligations pursuant to this Article XVIII shall be subject to such restrictions as the Committee may impose, including any restrictions required by applicable law or the rules and regulations of the SEC, and shall be construed consistent with an intent to comply with any such applicable laws, rule and regulations.

18.4 Special ISO Obligations. The Committee may require a Participant to give prompt written notice to the Company concerning any disposition of Shares received upon the exercise of an ISO within: (i) two (2) years from the date of granting such ISO to such Participant or (ii) one (1) year from the transfer of such Shares to such Participant or (iii) such other period as the Committee may from time to time determine. The Committee may direct that a Participant with respect to an ISO undertake in the applicable Award Agreement to give such written notice described in the preceding sentence, at such time and containing such information as the Committee may prescribe, and/or that the certificates evidencing Shares acquired by exercise of an ISO refer to such requirement to give such notice.

18.5 Section 83(b) Election. If a Participant makes an election under Section 83(b) of the Code to be taxed with respect to an Award as of the date of transfer of Shares rather than as of the date or dates upon which the Participant would otherwise be taxable under Section 83(a) of the Code, such Participant shall deliver a copy of such election to the Company immediately after filing such election with the Internal Revenue Service. Neither the Company nor any Subsidiary or Affiliate shall have any liability or responsibility relating to or arising out of the filing or not filing of any such election or any defects in its construction.

18.6 No Guarantee of Favorable Tax Treatment. Although the Company intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Code Section 409A, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Code Section 409A or any other provision of federal, state, local, or non-United States law. The Company shall not be liable to any Participant for any tax, interest, or penalties the Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.

ARTICLE XIX.

LIMITS OF LIABILITY; INDEMNIFICATION

19.1 Limits of Liability.

(a) Any liability of the Company or a Subsidiary or Affiliate to any Participant with respect to any Award shall be based solely upon contractual obligations created by the Plan and the Award Agreement.

(b) None of the Company, any Subsidiary, any Affiliate, any member of the Board or the Committee or any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability, in the absence of bad faith, to any party for any action taken or not taken in connection with the Plan, except as may expressly be provided by statute.

(c) Each member of the Committee, while serving as such, shall be considered to be acting in his or her capacity as a director of the Company. Members of the Board of Directors and members of the Committee acting under the Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability except for gross negligence or willful misconduct in the performance of their duties.

(d) The Company shall not be liable to a Participant or any other person as to: (i) the non-issuance of Shares as to which the Company has been unable to obtain from any regulatory body having relevant jurisdiction the authority deemed by the Committee or the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Option or other Award.

19.2 Indemnification. Subject to the requirements of Indiana law, each individual who is or shall have been a member of the Committee or of the Board, or an officer of the Company to whom authority was delegated in accordance with Article III, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of the individual’s own willful misconduct or except as provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individual may be entitled under the Company’s Certificate of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify or hold harmless such individual.

ARTICLE XX.

SUCCESSORS

20.1 Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE XXI.

MISCELLANEOUS

21.1 Drafting Context. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural. The words “Article,” “Section,” and “paragraph” herein shall refer to provisions of the Plan, unless expressly indicated otherwise. The words “include,” “includes,” and “including” herein shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import, unless the context otherwise requires.

21.2 Forfeiture Events.

(a) Notwithstanding any provision of the Plan to the contrary, the Committee shall have the authority to determine (and may so provide in any Agreement) that a Participant’s (including his or her estate’s or transferee’s) rights (including the right to exercise any Option or SAR), payments and benefits with respect to any Award shall be subject to reduction, cancellation, forfeiture or recoupment in the event of the Participant’s Termination for Cause or due to voluntary resignation; serious misconduct; violation of the Company’s or a Subsidiary’s or Affiliate’s policies; breach of fiduciary duty; unauthorized disclosure of any trade secret or confidential information of the Company or a Subsidiary or Affiliate; breach of applicable noncompetition, nonsolicitation, confidentiality or other restrictive covenants; or other conduct or activity that is in competition with the business of the Company or any Subsidiary or Affiliate, or otherwise detrimental to the business, reputation or interests of the Company and/or any Subsidiary or Affiliate; or upon the occurrence of certain events specified in the applicable Award Agreement (in any such case, whether or not the Participant is then an Employee, Non-Employee Director or Consultant). The determination of whether a Participant’s conduct, activities or circumstances are described in the immediately preceding sentence shall be made by the Committee in its good faith discretion, and pending any such determination, the Committee shall have the authority to suspend the exercise, payment, delivery or settlement of all or any portion of such Participant’s outstanding Awards pending an investigation of the matter.

(b) If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if the Participant knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the Participant shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve-(12-) month period following the first public issuance or filing with the SEC (whichever just occurred) of the financial document embodying such financial reporting requirement.

21.3 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

21.4 Transfer, Leave of Absence. For purposes of the Plan, a transfer of an Employee from the Company to an Affiliate or Subsidiary (or, for purposes of any ISO granted under the Plan, only a Subsidiary), or vice versa, or from one Affiliate or Subsidiary to another (or in the case of an ISO, only from one Subsidiary to another), and a leave of absence, duly authorized in writing by the Company or a Subsidiary or Affiliate, shall not be deemed a Termination of the Employee for purposes of the Plan or with respect to any Award (in the case of ISOs, to the extent permitted by the Code). The Committee shall have the discretion to determine the effects upon any Award, upon an individual’s status as an Employee, Non-Employee Director or Consultant for purposes of the Plan (including whether a Participant shall be deemed to have experienced a Termination or other change in status) and upon the exercisability, vesting, termination or expiration of any Award in the case of: (a) any Participant who is employed by an entity that ceases to be an Affiliate or Subsidiary (whether due to a spin-off or otherwise), (b) any transfer of a Participant between locations of employment with the Company, an Affiliate, and/or Subsidiary or between the Company, an Affiliate or Subsidiary or between Affiliates or Subsidiaries, (c) any leave of absence of a Participant, (d) any change in a Participant’s status from an Employee to a Consultant or a Non-Employee Director, or vice versa; and (e) upon approval by the Committee, any Employee who experiences a Termination but becomes employed by a partnership, joint venture, corporation or other entity not meeting the requirements of an Affiliate or Subsidiary, subject, in each case, to the requirements of Code Section 422 applicable to any ISOs and Code Section 409A applicable to any Options and SARs.

21.5 Exercise and Payment of Awards. An Award shall be deemed exercised or claimed when the Secretary of the Company or any other Company official or other person designated by the Committee for such purpose receives appropriate written notice from a Participant, in form acceptable to the Committee, together with payment of the applicable Option Price, Grant Price or other purchase price, if any, and compliance with Article XVIII, in accordance with the Plan and such Participant’s Award Agreement.

21.6 Deferrals. To the extent provided in the Award Agreement, the Committee may permit or require a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the lapse or waiver of the Period of Restriction or other restrictions with respect to Restricted Stock or the payment or satisfaction of Restricted Stock Units, Performance Units, Performance Shares, Cash-Based Awards or Other Stock-Based Awards. If any such deferral election is required or permitted, (a) such deferral shall represent an unfunded and unsecured obligation of the Company and shall not confer the rights of a shareholder unless and until Shares are issued thereunder; (b) the number of Shares subject to such deferral shall, until settlement thereof, be subject to adjustment pursuant to Section 4.3; and (c) the Committee shall establish rules and procedures for such deferrals and payment or settlement thereof, which may be in cash, Shares or any combination thereof, and such deferrals may be governed by the terms and conditions of any deferred compensation plan of the Company or Affiliate specified by the Committee for such purpose. Notwithstanding any provisions of the Plan to the contrary, in no event shall any deferral under this Section 21.6 be permitted if the Committee determines that such deferral would result in the imposition of additional tax under Code Section 409A of the Code.

21.7 No Effect on Other Plans. Neither the adoption of the Plan nor anything contained herein shall affect any other compensation or incentive plans or arrangements of the Company or any Subsidiary or Affiliate, or prevent or limit the right of the Company or any Subsidiary or Affiliate to establish any other forms of incentives or compensation for their directors, officers, eligible employees or consultants or grant or assume options or other rights otherwise than under the Plan.

21.8 Section 16 of Exchange Act and Code Section 162(m). Unless otherwise stated in the Award Agreement, notwithstanding any other provision of the Plan, any Award granted to an Insider shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act

(including Rule 16b-3) that are requirements for the application of such exemptive rule, and the Plan and the Award Agreement shall be deemed amended to the extent necessary to conform to such limitations. Furthermore, notwithstanding any other provision of the Plan or an Award Agreement, any Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be subject to any applicable limitations set forth in Code Section 162(m) or any regulations or rulings issued thereunder (including any amendment to the foregoing) that are requirements for qualification as “other performance-based compensation” as described in Code Section 162(m)(4)(C), and the Plan and the Award Agreement shall be deemed amended to the extent necessary to conform to such requirements and no action of the Committee that would cause such Award not to so qualify shall be effective.

21.9 Requirements of Law; Limitations on Awards.

(a) The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(b) If at any time the Committee shall determine, in its discretion, that the listing, registration and/or qualification of Shares upon any securities exchange or under any state, Federal or non-United States law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the sale or purchase of Shares hereunder, the Company shall have no obligation to allow the grant, exercise or payment of any Award, or to issue or deliver evidence of title for Shares issued under the Plan, in whole or in part, unless and until such listing, registration, qualification, consent and/or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Committee.

(c) If at any time counsel to the Company shall be of the opinion that any sale or delivery of Shares pursuant to an Award is or may be in the circumstances unlawful or result in the imposition of excise taxes on the Company or any Subsidiary or Affiliate under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act, or otherwise with respect to Shares or Awards and the right to exercise or payment of any Option or Award shall be suspended until, in the opinion of such counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company or any Subsidiary or Affiliate.

(d) Upon termination of any period of suspension under this Section 21.9, any Award affected by such suspension which shall not then have expired or terminated shall be reinstated as to all Shares available before such suspension and as to the Shares which would otherwise have become available during the period of such suspension, but no suspension shall extend the term of any Award.

(e) The Committee may require each person receiving Shares in connection with any Award under the Plan to represent and agree with the Company in writing that such person is acquiring such Shares for investment without a view to the distribution thereof, and/or provide such other representations and agreements as the Committee may prescribe. The Committee, in its absolute discretion, may impose such restrictions on the ownership and transferability of the Shares purchasable or otherwise receivable by any person under any Award as it deems appropriate. Any such restrictions shall be set forth in the applicable Award Agreement, and the certificates evidencing such shares may include any legend that the Committee deems appropriate to reflect any such restrictions.

(f) An Award and any Shares received upon the exercise or payment of an Award shall be subject to such other transfer and/or ownership restrictions and/or legending requirements as the Committee may establish in its discretion and may be referred to on the certificates evidencing such Shares, including restrictions under applicable Federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

21.10 Participants Deemed to Accept Plan. By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Board, the Committee or the Company, in any case in accordance with the terms and conditions of the Plan.

21.11 Governing Law. The Plan and all Award Agreements and other agreements hereunder shall be construed in accordance with and governed by the laws of the state of Indiana, without giving effect to the choice of law principles thereof, except to the extent superseded by applicable United States federal law. Unless otherwise provided in the Award Agreement, Participants are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Indiana, to resolve any and all issues that may arise out of or relate to the Plan or any related Award Agreement.

21.12 Plan Unfunded. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the issuance of Shares or the payment of cash upon exercise or payment of any Award. Proceeds from the sale of Shares pursuant to Options or other Awards granted under the Plan shall constitute general funds of the Company.

21.13 Administration Costs. The Company shall bear all costs and expenses incurred in administering the Plan, including expenses of issuing Shares pursuant to any Options or other Awards granted hereunder.

21.14 Uncertificated Shares. To the extent that the Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may nevertheless be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

21.15 No Fractional Shares. An Option or other Award shall not be exercisable with respect to a fractional Share or the lesser of fifty (50) shares or the full number of Shares then subject to the Option or other Award. No fractional Shares shall be issued upon the exercise or payment of an Option or other Award.

21.16 Deferred Compensation. If any Award would be considered deferred compensation as defined under Code Section 409A and would fail to meet the requirements of Code Section 409A, then such Award shall be null and void; provided, however, that the Committee may permit deferrals of compensation pursuant to the terms of a Participant’s Award Agreement, a separate plan, or a subplan which (in each case) meets the requirements of Code Section 409A. Additionally, to the extent any Award is subject to Code Section 409A, notwithstanding any provision herein to the contrary, the Plan does not permit the acceleration of the time or schedule of any distribution related to such Award, except as permitted by Code Section 409A.

21.17 Participants Based Outside of the United States. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws or practices of countries other than the United States in which the Company, any Affiliate, and/or any Subsidiary operates or has Employees, Consultants or Non-Employee Directors, the Committee, in its sole discretion, shall have the power and authority to:

(a) Determine which Affiliates and Subsidiaries shall be covered by the Plan;

(b) Determine which Employees, Consultants and/or Non-Employee Directors outside the United States are eligible to participate in the Plan;

(c) Grant Awards (including substitutes for Awards), and modify the terms and conditions of any Awards, on such terms and conditions as the Committee determines necessary or appropriate to permit participation in the Plan by individuals otherwise eligible to so participate who are non-United States nationals or employed outside the United States, or otherwise to comply with applicable non-United States laws or conform to applicable requirements or practices of jurisdictions outside the United States;

(d) Establish subplans and adopt or modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 21.17 by the Committee shall be attached to the Plan as appendices; and

(e) Take any action, before or after an Award is made, that the Committee, in its discretion, deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate any applicable law.

*                    *                     *

APPENDIX III

WELLPOINT EMPLOYEE STOCK PURCHASE PLAN

(AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2009)

1.	PURPOSE

The purpose of the WellPoint Employee Stock Purchase Plan, f/k/a the Anthem Employee Stock Purchase Plan (the “Plan”) is to secure for the Company and its stockholders the benefits of the incentive inherent in the ownership of Company Stock by eligible present and future employees of the Company and its designated Subsidiaries. The Plan is intended to comply with the terms of Code Section 423 and Rule 16b-3 of the Act.

2.	DEFINITIONS

Where indicated by initial capital letters, the following terms shall have the following meanings:

(a) “Act” means the Securities Exchange Act of 1934, as amended.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended, or any subsequently enacted federal revenue law.

(d) “Committee” means the Compensation Committee of the Board, provided that, if any member of the Committee does not qualify as a non-employee director for purposes of Rule 16b-3, the remaining members of the Committee (but not less than two members) shall be constituted as a subcommittee of the Committee to act as the Committee for purposes of the Plan.

(e) “Company” means WellPoint, Inc., f/k/a Anthem, Inc., an Indiana corporation, and any successor by merger, consolidation or otherwise.

(f) “Company Stock” means the Company’s common stock. In the event of a change in the capital structure of the Company (as provided in Section 13), the shares resulting from such change shall be deemed to be Company Stock within the meaning of the Plan.

(g) “Compensation” means base salary, overtime pay, commissions and cash bonuses actually received by a Participant while he or she is an Eligible Employee, determined before any elective salary reductions made pursuant to Code Section 401(k), 125 and 132(f)(4). All other forms of compensation, whether cash or non-cash, shall be excluded.

(h) “Custodian” means a financial institution or other corporate entity selected by the Company from time to time to act as custodian for the Plan.

(i) “Eligible Employee” means any employee of the Company or its Subsidiaries who meets the eligibility requirements of Section 5 and Section 9.

(j) “Enrollment Form” means the form filed by a Participant with the Committee authorizing payroll deductions.

(k) “Fair Market Value” means the closing trading price of a share of Common Stock, as reported on the New York Stock Exchange on the applicable Grant Date or Investment Date, or, if the Common Stock was not quoted on such date, the closing trading price on the last day prior thereto on which the Common Stock was quoted.

(l) “Grant Date” means the last business day of each Offering Period on which shares of Common Stock are or could be traded on the New York Stock Exchange, unless the Committee determines that the Grant Date for an Offering Period shall be the first day of an Offering Period in accordance with Section 9. The foregoing shall apply effective with the Offering Period that began January 1, 2009.

(m) “Investment Account” means the account established to hold Company Stock purchased under the Plan pursuant to Section 7.

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(n) “Investment Date” means the last business day of each Offering Period, as determined by the Committee, on which shares of Company Stock are or could be traded on the New York Stock Exchange.

(o) “Offering Period” means each period of time during which shares of Common Stock are offered to Participants for purchase at a specified Purchase Price on a specified Investment Date. Unless otherwise determined by the Committee, a new Offering Period shall commence on the first day of each calendar quarter.

(p) “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, as of an Investment Date, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(q) “Participant” means an Eligible Employee who elects to participate in the Plan by filing an Enrollment Form pursuant to Section 6.

(r) “Payroll Deduction Account” means the account established for a Participant to hold payroll deductions pursuant to Section 6.

(s) “Plan” means the “WellPoint Employee Stock Purchase Plan,” as set forth herein and as amended from time to time.

(t) “Purchase Price” means a percentage of the Fair Market Value of a share of Company Stock on the Investment Date. Alternatively, if permitted by Code Section 423 and the regulations thereunder, the Committee, in its discretion, may determine the Purchase Price to be the lower of (i) a percentage of the Fair Market Value of a share of Company Stock on the Grant Date, or (ii) a percentage of the Fair Market Value of a share of Company Stock on the Investment Date. In any event, the percentage shall be eighty-five percent (85%) unless the Committee, in its sole discretion, increases the percentage at any time. After any such increase, the Committee, in its sole discretion, may decrease the percentage, but not below eighty-five percent (85%) at any time. The alternative Purchase Price and any increase or decrease in the percentage shall be communicated to Eligible Employees before the first day of the Offering Period that is affected by the change.

(u) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, as of an Investment Date, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

3.	SHARES RESERVED FOR THE PLAN

There was originally reserved for issuance and purchase by employees under the Plan an aggregate of 6,000,000 shares of Company Stock, subject to adjustment as provided in Section 13. Such aggregate is increased effective January 1, 2009 by 8,000,000 additional shares of Company Stock, subject to adjustment as provided in Section 13, for a total aggregate of 14,000,000 shares of Company Stock. Shares subject to the Plan shall be authorized but unissued shares. Shares needed to satisfy the needs of the Plan may be newly issued by the Company or acquired by purchase at the expense of the Company on the open market or in private transactions.

4.	ADMINISTRATION OF THE PLAN

The Plan shall be administered by the Committee. Subject to the express provisions of the Plan, the Committee shall have the authority to take any and all actions (including directing the Custodian as to the acquisition of shares) necessary to implement the Plan and to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable in administering the Plan. In the event the Committee exercises its authority to change the Grant Date to the first business day of the Offering Period, the Committee must establish a maximum number of shares that may be purchased by each Participant in accordance with Proposed Treasury Regulation Section 1.423-2(h)(3). Such maximum may be the same as or different than the limit set forth in Section 9, provided that any limit applies equally to all Participants.

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All such determinations shall be final and binding upon all persons. A quorum of the Committee shall consist of a majority of its members and the Committee may act by vote of a majority of its members at a meeting at which a quorum is present, or without a meeting by a written consent to their action taken signed by all members of the Committee. The Committee may request advice or assistance or employ such other persons as are necessary for proper administration of the Plan. The Committee may delegate administration of the Plan to one or more employees or positions of the Company or any Subsidiary. All rules and determinates by the Committee or its delegate in the administration of the Plan shall be uniformly and consistently applied to all persons in similar circumstances.

5.	ELIGIBILITY

Except as hereinafter provided, an employee of the Company, its current Subsidiaries listed on Exhibit A attached hereto or such of its future participating Subsidiaries as may from time to time be designated by the Committee and listed on Exhibit B attached hereto shall be eligible to participate in the Plan. The Committee may amend Exhibit A from time to time to remove any Subsidiaries from participation in the Plan.

Notwithstanding the foregoing, the following individuals shall not be eligible to participate in the Plan: (i) any director of the Company or of any Subsidiary who is not an employee, (ii) any independent contractor who is not an employee, and (iii) any employee who is a citizen or resident of a foreign jurisdiction and such jurisdiction would prohibit a grant of an option under the Plan or compliance with such jurisdiction would cause the Plan to violate the requirements of Code Section 423.

Notwithstanding the foregoing, in the event of an acquisition by the Company or one or more of its Subsidiaries of the business of a person or entity, whether by asset purchase, stock purchase, merger or otherwise, the Executive Vice President and Chief Human Resources of the Company shall have sole discretion (without the consent of any Participant) to modify the eligibility and participation requirements of the Plan as they relate to those employees of the acquired person or entity who become employees of the Company, its current Subsidiaries or its future participating Subsidiaries; provided, however, any such modification which requires shareholder approval under the Code shall not be made without such shareholder approval.

6.	ELECTION TO PARTICIPATE

An Eligible Employee may elect to participate as of the first day of any Offering Period by completing an Enrollment Form and filing such Enrollment Form by the deadline established by the Committee or its delegate, in its discretion, which deadline shall be applied uniformly to all employees. If the Enrollment Form is not completed and timely filed by the established deadline, then such employee shall be eligible to participate in the Plan as of the first day of the next Offering Period that begins following the receipt by the Committee of a completed Enrollment Form. Participation in the Plan is also subject to the provisions of Section 9. All Eligible Employees shall have the same rights and privileges within the meaning of Code Section 423(b)(5).

Each Eligible Employee may become a Participant by timely filing with the Committee or its delegate an Enrollment Form in accordance with the foregoing authorizing specified regular payroll deductions from his or her Compensation. The Committee, in its discretion, shall establish the minimum and maximum Compensation, expressed either as a percentage or in a flat dollar amount, that a Participant may elect to contribute, provided such limits are applied uniformly to all Participants. All regular payroll deductions shall be credited to the Payroll Deduction Account that the Company has established in the name of the Participant.

A Participant may increase or decrease his or her payroll deduction, subject to any contribution limits, by filing a new Enrollment Form. Any change in payroll deduction will be effective as of the payroll period following the date of the Participant’s election, or as soon as administratively practicable thereafter.

Subject to Section 14, a Participant may also cease his or her participation in the Plan at any time. If a Participant ceases his or her participation during an Offering Period, then he or she may elect to either (i) apply

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any payroll deductions credited to his or her Payroll Deduction Account prior to the date such cessation is effective towards the purchase of shares of Company Stock during such Offering Period, or (ii) receive a refund of any payroll deductions credited to his or her Payroll Deduction Account for such Offering Period. Any such cessation shall be effective as of the payroll period following the date of the Participant’s request to cease participation, or as soon as administratively practicable thereafter. If elected, any refund will be made as soon as administratively practicable. An Eligible Employee who has ceased to be a Participant may not again resume participation in the Plan until such Eligible Employee has complied with the foregoing provisions of this Section.

7.	METHOD OF PURCHASE AND INVESTMENT ACCOUNTS

Each Participant having eligible funds in his or her Payroll Deduction Account on an Investment Date shall be deemed, without any further action, to have purchased the number of shares of Company Stock (including fractional shares unless otherwise determined by the Committee) which the eligible funds in his or her Payroll Deduction Account could purchase on that Investment Date at that Purchase Price.

All shares purchased shall be maintained by the Custodian in a separate Investment Account for each Participant. All cash dividends paid with respect to shares of the Company Stock held in the Investment Account shall be added to a Participant’s Payroll Deduction Account and shall be used to purchase shares of Company Stock for the Participant’s Investment Account. Expenses incurred in the purchase of such shares shall be paid by the Company.

All dividends distributed in-kind with respect to Company Stock held in the Investment Account shall be added to the shares held for a Participant in his or her Investment Account. Any distribution of shares with respect to shares of Company Stock held for a Participant in his or her Investment Account shall be added to the shares of Company Stock held for a Participant in his or her Investment Account.

8.	STOCK PURCHASES

The Custodian shall acquire shares of Company Stock for Participants as of each Investment Date from the Company or, if directed by the Committee, by purchases on the open market or in private transactions using total payroll deduction amounts received by the Custodian. If shares of Company Stock are purchased in one or more transactions on the open market or in private transactions at the direction of the Committee, the Company will pay the Custodian the difference between the Purchase Price and the price at which such shares are purchased for Participants.

9.	LIMITATION ON PURCHASES

In the event the Grant Date is determined to be the first business day of an Offering Period and unless the Committee determines another limit, no Eligible Employee shall be permitted to purchase more than 2,500 shares of Company Stock during any one Offering Period. Notwithstanding the foregoing, no Eligible Employee may be granted options during any one calendar year which permit his or her rights to purchase shares of Company Stock under all Code Section 423 employee stock purchase plans of the Company and its Subsidiaries to accrue at a rate that exceeds $25,000 of the Fair Market Value of such stock determined on the Grant Date, which limit shall be interpreted to comply with Code Section 423(b)(8).

A Participant’s Payroll Deduction Account may not be used to purchase Company Stock on any Investment Date to the extent that, after such purchase, the Participant would own (or be considered as owning within the meaning of Code Section 424(d)) stock possessing 5% or more of the total combined voting power of the Company or its Parent or Subsidiary. For this purpose, stock which the Participant may purchase under any outstanding option (whether or not exercisable) shall be treated as owned by such Participant. As of the first Investment Date on which this paragraph limits a Participant’s ability to purchase Company Stock, the employee shall cease to be a Participant.

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10.	TITLE OF ACCOUNTS

The Custodian shall maintain an Investment Account for each Participant.

11.	RIGHT TO SELL COMPANY STOCK IN INVESTMENT ACCOUNT

A Participant shall have the right at any time to obtain a certificate (if the Company Stock is certificated) for the shares (including fractional shares) of Company Stock credited to his or her Investment Account. A Participant shall have the right at any time to direct that any shares of Company Stock in his or her Investment Account be sold and that the proceeds, less expenses of sale, be remitted to him or her.

When a Participant ceases to be a Participant, the Participant may elect to have his or her shares sold by the Custodian and the proceeds, after selling expenses, remitted to him or her or the Participant may elect to have a certificate (if the Company Stock is certificated) for the shares of Company Stock credited to the Participant’s Investment Account forwarded to him or her. In either event, the Custodian may sell any fractional interest held in the Participant’s Investment Account to the Company and remit the proceeds of such sale, less selling expenses, and the balance in his or her Payroll Deduction Account to him or her.

As a condition of participation in the Plan, each Participant agrees to notify the Company if he or she sells or otherwise disposes of any of his or her shares of Company Stock within two years after the Grant Date on which such shares were purchased or within one year after the transfer of such shares.

12.	RIGHTS NOT TRANSFERABLE

Rights under the Plan are not transferable by a Participant, except by will or by the laws of descent and distribution. Rights under the Plan are exercisable during a Participant’s lifetime only by him or her, pursuant to Section 7.

13.	CHANGE IN CAPITAL STRUCTURE

In the event of a stock dividend, spinoff, stock split or combination of shares, recapitalization or merger in which the Company is the surviving corporation or other change in the Company’s capital stock (including, but not limited to, the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company), the number and kind of shares of stock or securities of the Company to be subject to the Plan, the maximum number of shares or securities which may be delivered under the Plan, the selling price and other relevant provisions shall be appropriately adjusted by the Committee, whose determination shall be binding on all persons.

If the Company is a party to a consolidation or a merger in which the Company is not the surviving corporation, a transaction that results in the acquisition of substantially all of the Company’s outstanding stock by a single person or entity, or a sale or transfer of substantially all of the Company’s assets, the Committee may take such actions with respect to the Plan as the Committee deems appropriate.

Notwithstanding anything in the Plan to the contrary, the Committee may take the foregoing actions without the consent of any Participant, and the Committee’s determination shall be conclusive and binding on all persons for all purposes.

14.	RETIREMENT, TERMINATION AND DEATH

Notwithstanding any provision in the Plan to the contrary, in the event of a Participant’s retirement, termination of active employment, or death, all payroll deductions shall cease effective with such event and the amount in his or her Payroll Deduction Account shall be refunded to him or her. Certificates (if the Company Stock is certificated) will be issued for full shares of Company Stock held in his or her Investment Account if elected with the Custodian and pursuant to the rules of the Custodian. If a Participant elects to have his or her

III-5

shares sold, he or she will receive the proceeds of the sale, less selling expenses. In the event of his or her death, the amount, if any, in his or her Payroll Deduction Account shall be paid to his or her estate, and any shares of Company Stock in his or her Investment Account shall be delivered to any beneficiary he or she has properly designated in forms filed with the Custodian, and if no such designation is on file with the Custodian, then such shares of Company Stock shall be delivered to his or her estate.

15.	AMENDMENT OF THE PLAN

The Board of Directors may at any time, or from time to time, amend the Plan in any respect; provided, however, that the shareholders of the Company must approve any amendment that would increase the number of securities that may be issued under the Plan (other than an increase solely to reflect a change in capitalization such as a stock dividend or stock split pursuant to Section 13).

16.	TERMINATION OF THE PLAN

The Plan and all rights of employees hereunder shall terminate at the discretion of the Board of Directors. Upon termination of the Plan, all amounts in an employee’s Payroll Deduction Account that are not used to purchase Company Stock will be refunded.

17.	EFFECTIVE DATE OF PLAN

The Plan was originally effective as of July 30, 2001. The Plan, as amended and restated herein, is effective January 1, 2009, subject to shareholder approval for the increase in additional shares covered by the Plan.

18.	GOVERNMENT AND OTHER REGULATIONS

The Plan, and the grant and exercise of the rights to purchase shares hereunder, and the Company’s obligation to sell and deliver shares upon the exercise of rights to purchase shares, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or government agency as may, in the opinion of counsel for the Company, be required.

19.	INDEMNIFICATION OF COMMITTEE

Service on the Committee shall constitute service as a director of the Company so that members of the Committee shall be entitled to such indemnification and reimbursement as directors of the Company as provided in its Articles of Incorporation and/or Bylaws.

20.	GOVERNING LAW

The Plan shall be construed and administered in accordance with the laws of the State of Indiana.

21.	LEGENDS

In its sole and complete discretion, the Committee may elect to legend certificates representing Company Stock sold under the Plan to make appropriate references to the restrictions imposed on such Company Stock.

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EXHIBIT A

CURRENT SUBSIDIARIES

Effective January 1, 2009

American Imaging Management, Inc.

American Imaging Management Connecticut, L.L.C.

American Imaging Management East, L.L.C.

American Imaging Management Services, L.L.C.

Anthem Blue Cross and Blue Shield Plan Administrator, LLC

Anthem Blue Cross Blue Shield Partnership Plan, Inc.

Anthem Blue Cross Life and Health Insurance Company

Anthem Health Plans of Kentucky, Inc.

Anthem Health Plans of Maine, Inc.

Anthem Health Plans of New Hampshire, Inc.

Anthem Health Plans of Virginia, Inc.

Anthem Health Plans, Inc.

Anthem Holding Corp.

Anthem Insurance Companies, Inc.

Anthem Life and Disability Insurance Company

Anthem Life Insurance Company

Anthem UM Services, Inc.

Arcus Enterprises, Inc.

ARCUS Financial Bank

Behavioral Health Network, Inc.

Blue Cross and Blue Shield of Georgia, Inc.

Blue Cross Blue Shield Healthcare Plan of Georgia, Inc.

Blue Cross Blue Shield of Wisconsin

Blue Cross of California

Blue Cross of California Partnership Plan, Inc.

Claim Management Services, Inc.

Community Insurance Company

Compcare Health Services Insurance Corporation

Comprehensive Integrated Marketing Services, Inc.

Designated Agent Company, Inc.

EHC Benefits Agency, Inc.

Empire HealthChoice Assurance, Inc.

Empire HealthChoice HMO, Inc.

Golden West Health Plan, Inc.

Greater Georgia Life Insurance Company

Health Core, Inc.

Health Management Corporation

HealthKeepers, Inc.

HealthLink HMO, Inc.

HealthLink, Inc.

HealthReach Services, Inc.

Healthly Alliance Life Insurance Company

HMO Colorado

HMO Missouri

Imaging Providers of Texas

IMASIS, L.L.C.

Landmark Solutions, LLC

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Machigonne, Inc.

Matthew Thornton Health Plan, Inc.

Meridian Resource Company, LLC

National Government Services, Inc.

NextRx Services, Inc.

NextRx, Inc.

NextRx, LLC

OneNation Benefit Administrators, Inc.

OneNation Insurance Company

Peninsula Health Care, Inc.

Priority Health Care, Inc.

Reliance Safeguard Solutions, Inc.

Resolution Health, Inc.

RightCHOICE Insurance Company

RightCHOICE Managed Care, Inc.

Rocky Mountain Hospital and Medical Service, Inc.

SellCore, Inc.

Summit Administrative Services, L.L.C.

The WellPoint Companies, Inc.

TrustSolutions, LLC

UNICARE Health Insurance Company of the Midwest

UNICARE Health Plan of Kansas, Inc.

UNICARE Health Plan of Texas, Inc.

UNICARE Health Plans of West Virginia, Inc.

UNICARE Life & Health Insurance Company

United Government Services, LLC

UtiliMED IPA, Inc.

WellChoice Insurance of New Jersey, Inc.

WellPoint Behavioral Health, Inc.

WellPoint Dental Services, Inc.

WellPoint Holding Corp.

WellPoint, Inc.

WellPoint Pharmacy IPA, Inc.

WPMI, LLC

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Admission Ticket

000004
MR A SAMPLE	000000000.000000 ext	000000000.000000 ext
DESIGNATION (IF ANY)	000000000.000000 ext	000000000.000000 ext
ADD 1	000000000.000000 ext	000000000.000000 ext
ADD 2	Electronic Voting Instructions
ADD 3	You can vote by Internet or Telephone!
ADD 4	Available 24 hours a day, 7 days a week!
ADD 5 ADD 6	Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on May 19, 2009.

Vote by Internet
•	Log on to the Internet and go to www.envisionreports.com/wlp

•	Follow the steps outlined on the secured website.

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A Proposals — The Board of Directors recommends that you vote FOR Proposals 1, 2, 3 and 4 and AGAINST Proposal 5.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	È
1a - Lenox D. Baker, Jr., M.D.	☐	☐	☐	1b - Susan B. Bayh	☐	☐	☐	1c - Larry C. Glasscock	☐	☐	☐

1d - Julie A. Hill	☐	☐	☐	1e - Ramiro G. Peru	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2009.	☐	☐	☐	3. To approve the proposed WellPoint Incentive Compensation Plan.	☐	☐	☐

4. To approve the WellPoint Employee Stock Purchase Plan.	☐	☐	☐	5. To consider a shareholder proposal concerning an advisory resolution on compensation of named executive officers if properly presented at the meeting.	☐	☐	☐

B Non-Voting Items Change of Address — Please print new address below.	Meeting Attendance Mark box to the right	☐
if you plan to attend the Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Annual Meeting of Shareholders

Hilton Hotel, 120 West Market Street, Indianapolis, IN 46204

Wednesday, May 20, 2009

Registration and Seating Available at 7:00 a.m. Eastern Daylight Time

Meeting Begins at 8:00 a.m. Eastern Daylight Time

To attend the annual meeting, please present this admission ticket and photo identification at the registration desk upon arrival.

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

PROXY/VOTING INSTRUCTIONS FOR ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 20, 2009

This PROXY is solicited by the Board of Directors for use at the Annual Meeting of Shareholders on May 20, 2009. Your shares of stock will be voted as you specify. If you sign and date your proxy card, but do not provide instructions, your shares of stock will be voted FOR the election of each of the Company’s nominee directors, FOR the ratification of the appointment of the independent registered public accounting firm, FOR the approval of the proposed WellPoint Incentive Compensation Plan, FOR the approval of the proposed WellPoint Employee Stock Purchase Plan, and AGAINST the shareholder proposal concerning an advisory resolution on compensation of named executive officers, and in the discretion of the proxy holder on any other matter which may properly come before the Annual Meeting of Shareholders and all adjournments or postponements of the meeting.

By signing this PROXY, you revoke all prior proxies and appoint John Cannon and Wayne S. DeVeydt, or either of them, as proxies, with the power to appoint substitutes, to vote your shares of stock of WellPoint, Inc. that you would be entitled to cast if personally present at the Annual Meeting of Shareholders, and all adjournments or postponements of the meeting.

If you participate in the WellPoint 401(k) Retirement Savings Plan and you are invested in the Company Common Stock fund in your account, you may give voting instructions to Vanguard Fiduciary Trust Company, the plan Trustee, as to the number of shares of common stock equivalent to the interest in the Company Common Stock fund credited to your account as of the most recent valuation date coincident with or preceding the record date. The Trustee will vote your shares in accordance with your instructions received by May 18, 2009 at 12:00 p.m. Eastern Daylight Time. You may also revoke previously given voting instructions by May 18, 2009 at 12:00 p.m. Eastern Daylight Time, by filing with the Trustee either written notice of revocation or a properly completed and signed proxy card bearing a later date. Your voting instructions will be kept confidential by the Trustee. If you do not send voting instructions, the Trustee will vote the number of shares equal to the share equivalents credited to your account in the same proportion that it votes shares for which it did receive timely instructions.

Your voice is important. You are strongly encouraged to vote your proxy through the Internet or by telephone in accordance with the instructions on the reverse side. However, if you wish to vote by mail, just complete, sign, and date the reverse side of this card and return in the enclosed envelope. If you wish to vote in accordance with the Board of Directors’ recommendations, you need not mark the voting boxes, only return a signed card. If you do not sign and return a proxy, submit a proxy by telephone or through the Internet, or attend the meeting and vote by ballot, shares that you own directly cannot be voted.

Electronic distribution of proxy materials saves time, postage and printing costs, and is environmentally friendly. For electronic distribution of proxy materials in the future, log on to www.envisionreports.com/wlp.

Please mark, date and sign on the reverse side.